UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

VERIZON COMMUNICATIONS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Verizon Communications Inc.

140 West Street

New York, New York 10007

March 23, 2009

Dear Fellow Shareholders:

On behalf of the Board of Directors, we invite you to attend Verizon’s 2009 annual meeting of shareholders. The meeting will be held on Thursday, May 7, 2009 at 10:30 a.m., local time, at the Hyatt Regency Louisville, 320 West Jefferson Street, Louisville, Kentucky. You can find directions to the meeting on the admission ticket attached to your proxy card, in the proxy statement and online at www.verizon.com/investor.

The annual meeting is an opportunity to discuss matters of general interest to Verizon’s shareholders and for you to vote on the items included in the proxy statement. At this year’s meeting, you will be asked to elect Directors, ratify the appointment of the independent registered public accounting firm, cast an advisory vote related to Verizon’s executive compensation program, approve Verizon’s long-term incentive plan, approve Verizon’s short-term incentive plan and consider five shareholder proposals. The Board of Directors recommends that you vote FOR items 1 through 5 and AGAINST items 6 through 10.

Only Verizon shareholders may attend the annual meeting. If you are a registered Verizon shareholder, your admission ticket is attached to your proxy card. If you hold your shares through a bank, broker or other institution, the proxy statement explains how to obtain an admission ticket at the meeting.

Your vote is very important. Please take the time to vote promptly so that your shares are represented at the meeting. We appreciate your participation and your ongoing interest in Verizon.

Sincerely,

Chairman and Chief Executive Officer

Your vote is important. Please vote promptly.

You may vote online, by telephone or

by signing, dating and returning

the enclosed proxy card.

Notice of Annual Meeting of Shareholders

Time and Date	10:30 a.m., local time, on May 7, 2009

Place	Hyatt Regency Louisville 320 West Jefferson Street Louisville, Kentucky 40202

Items of Business	•	Elect 12 Directors

	•	Ratify the appointment of the independent registered public accounting firm

	•	Provide an advisory vote related to Verizon’s executive compensation program

	•	Approve Verizon’s long-term incentive plan

	•	Approve Verizon’s short-term incentive plan

	•	Act upon the shareholder proposals described in the proxy statement that are properly presented at the meeting

	•	Consider any other business that is properly brought before the meeting

How to Vote	If you are a registered shareholder, you may vote online at www.envisionreports.com/vz, by telephone or by mailing a proxy card. You may also vote in person at the annual meeting. If you hold shares through a bank, broker or other institution, you may vote your shares by any method specified on the voting instruction form that they provide. We encourage you to vote your shares as soon as possible.

By Order of the Board of Directors,

Marianne Drost

Senior Vice President,

Deputy General Counsel and

Corporate Secretary

March 23, 2009

Important Notice Regarding Availability of Proxy Materials for Verizon’s

Shareholder Meeting to be Held on May 7, 2009.

The Proxy Statement and Annual Report to Shareholders are available at www.edocumentview.com/vz.

Proxy Statement

We are mailing this proxy statement to our shareholders beginning on March 23, 2009, and it is also available online at www.edocumentview.com/vz or, if you are a registered holder, at www.envisionreports.com/vz. The Board of Directors is soliciting proxies in connection with the 2009 Annual Meeting and encourages you to read this proxy statement and vote your shares online, by telephone or by mailing your proxy card.

Annual Meeting Information

Date and location.  Verizon’s annual meeting will be held on Thursday, May 7, 2009, at 10:30 a.m., local time, at the Hyatt Regency Louisville, 320 West Jefferson Street, Louisville, Kentucky 40202.

Admission.  Only Verizon shareholders may attend the meeting and you will need an admission ticket or other proof of stock ownership to be admitted to the meeting.

➢    If you are a registered shareholder, an admission ticket is attached to your proxy card. If you plan to attend the annual meeting, please vote your proxy but retain the admission ticket and bring it with you to the meeting.

➢     If you hold your shares in the name of a bank, broker or other institution, you may obtain an admission ticket at the meeting by presenting proof of your ownership of Verizon stock. For example, you may bring your account statement or a letter from your bank or broker confirming that you owned Verizon common stock on March 9, 2009, the record date for the meeting.

The Hyatt Regency Louisville is accessible to all shareholders. If you would like to have a sign language interpreter at the meeting, please mail your request to the Assistant Corporate Secretary at the address shown on page 4 under “Contacting Verizon” no later than April 27, 2009.

For safety and security reasons, we do not permit anyone to bring cameras, recording equipment, large bags, briefcases or packages into the meeting room or to otherwise record or photograph the meeting.

Voting Procedures and Related Matters

➢	Who may vote?

Shareholders of record as of the close of business on March 9, 2009, the record date, may vote at the meeting. As of March 9, 2009, there were approximately X.XX billion shares of common stock outstanding and entitled to vote.

➢	How do I vote my shares?

Registered Shares.  If you hold your shares in your own name, you may vote by proxy in three convenient ways:

•	Online: Go to www.envisionreports.com/vz and follow the instructions. You will need to enter certain information that is printed on your proxy card in order to vote online. You can also use this website to elect to be notified by email that future proxy statements and annual reports are available online instead of receiving printed copies of those materials by mail.
•	By telephone: Call toll-free 1-800-652-VOTE (8683) within the United States, Canada and Puerto Rico and follow the instructions. You will need to provide certain information that is printed on your proxy card in order to vote by phone.
•	By mail: Complete, sign and date your proxy card and return it in the envelope provided. If you plan to attend the annual meeting, please retain the admission ticket attached to the proxy card.

You may also vote in person at the meeting.

Verizon Savings Plan Shares.  If you are or were an employee and hold shares in a Verizon savings plan, the proxy that you submit will provide your voting instructions to the plan trustee. You may vote online, by telephone or by returning the proxy card in the envelope provided. However, you cannot vote your savings plan shares in person at the meeting. If you do not submit a proxy, the plan trustee will vote your plan shares in the same proportion as the shares for which the trustee receives voting instructions from other participants in that plan. To allow sufficient time for the savings plan trustees to tabulate the vote of the plan shares, your vote must be received before the close of business on May 4, 2009.

Street Name Shares.  If you hold shares through a bank, broker or other institution, you will receive material from that firm explaining how to vote.

➢	How do I find electronic proxy materials?

This proxy statement and the Annual Report to Shareowners are available to view or download at www.edocumentview.com/vz. If you are a registered holder, you can also view or download these materials when you vote online at www.envisionreports.com/vz.

➢	How does voting by proxy work?

By giving us your proxy, you authorize the proxy committee to vote your shares in accordance with the instructions you provide. You may vote for or against any or all of the Director candidates and any or all of the other proposals. You may also abstain from voting. If you vote online or by telephone, you must indicate whether you wish to vote for, against or abstain from voting on each item.

Your proxy provides voting instructions for all Verizon shares that are registered in your name on March 9, 2009 and that you hold in a Verizon savings plan or in your Verizon Direct Invest Plan account. Fractional shares held in a Verizon savings plan will not be voted.

If you return your signed proxy card but do not specify how to vote, the proxy committee will vote your shares in favor of the Director candidates listed on the proxy card, in favor of the ratification of the independent registered public accounting firm, in favor of the advisory vote related to executive compensation, in favor of the approval of Verizon’s long-term incentive plan and in favor of the approval of Verizon’s short-term incentive plan, and the proxy committee will vote your shares against the five shareholder proposals. The proxy committee also has the discretionary authority to vote your shares on any other matter that is properly brought before the annual meeting. If you wish to give your proxy to someone other than the proxy committee, please cross out the names of the proxy committee and add the name of the person you wish to designate as your proxy.

➢	Can I change my vote?

Registered Shares.  If you hold your shares in your own name, you can change your vote by voting again online or by telephone or by returning a later dated proxy card to Computershare Trust Company, N.A. at the address given under “Contacting Verizon.” Your vote must be received before the polls close at the annual meeting. You can also change your vote by voting in person at the annual meeting.

Verizon Savings Plan Shares.  If you hold shares in a Verizon savings plan, you can change your voting instructions for those shares by voting again online or by telephone or by returning a later dated proxy card to Computershare Trust Company, N.A. at the address given under “Contacting Verizon.” To allow sufficient time for the savings plan trustees to tabulate the vote of the plan shares, your changed vote must be received before the close of business on May 4, 2009.

Street Name Shares.  If you hold your shares through a bank, broker or other institution, please check with that firm for instructions on how to change your vote.

➢	What vote is required to elect a Director or approve a proposal?

Directors are elected by a majority of the votes cast. The affirmative vote of a majority of the votes cast is required to approve each management and shareholder proposal.

In order to officially conduct the meeting, we must have a quorum present. This means that at least a majority of the outstanding shares of Verizon common stock that are eligible to vote must be represented at the meeting either in person or by proxy. If a quorum is not present, we will reschedule the annual meeting for a later date.

➢	How are the votes counted?

Each share is entitled to one vote on each Director and on each matter presented at the annual meeting. Shares owned by Verizon, which are called treasury shares, do not count towards the quorum and are not voted.

Abstentions.  Under our bylaws, we do not count abstentions in determining the total number of votes cast for any item. We only count abstentions in determining whether a quorum is present. This means that abstentions have no effect on the election of Directors or on the outcome of the vote on any proposal.

Broker Non-Votes.  If you hold your shares through a bank, broker or other institution and you do not provide your voting instructions to them at least 10 days before the annual meeting, that firm has the discretion to vote your shares on matters that the New York Stock Exchange, referred to as the NYSE, has determined are routine. Routine items include the election of directors, the ratification of the independent registered public accounting firm and the advisory vote related to executive compensation. The bank, broker or institution that holds your shares cannot vote your shares on non-routine matters, such as the long-term incentive plan, the short-term incentive plan and the shareholder proposals. We refer to this as a “broker non-vote.” We only count broker non-votes in determining whether a quorum is present.

➢	Is my vote confidential?

It is our policy to maintain the confidentiality of proxy cards, ballots and voting tabulations that identify individual shareholders, except where disclosure is required by law and in other limited circumstances.

➢	Where can I find the voting results of the annual meeting?

We will post the voting results on the Corporate Governance section of our website at www.verizon.com/investor promptly after the meeting. We will also include the voting results in our Form 10-Q for the second quarter which will be filed with the Securities and Exchange Commission, referred to as the SEC, no later than August 10, 2009.

➢	Who tabulates and certifies the vote?

Computershare Trust Company, N.A. will tabulate the vote, and independent inspectors of election will certify the results.

➢	Who is Verizon’s proxy solicitor?

Georgeson Inc. is assisting in the distribution of proxy materials and solicitation of votes for a base fee of $17,500, plus reimbursable expenses and custodial charges. In addition to solicitations by mail, Verizon employees and the proxy solicitor may solicit proxies in person or by telephone. Verizon will bear the cost of soliciting proxies.

➢	May I receive my proxy materials electronically?

We encourage registered shareholders to sign up for electronic delivery of future proxy materials.

•	To sign up, go to www.eTree.com/verizon and follow the directions.
•	You may also sign up when you vote online at www.envisionreports.com/vz.
•	If you have enrolled in Computershare’s Investor Centre, you may also sign up on www.computershare.com/verizon by clicking on “eDelivery Options” on the “My Details” tab.

Once you sign up for electronic delivery, you will no longer receive a printed copy of the proxy materials unless you specifically request one. Each year you will receive an e-mail explaining how to access the proxy materials online as well as how to vote your shares online. You may suspend electronic delivery of the proxy materials at any time by contacting Computershare Trust Company, N.A. by one of the methods described under “Contacting Verizon.”

➢	There are several shareholders at my address. Why did we receive only one set of proxy materials?

We have adopted a procedure called “householding” that was approved by the SEC. This means that eligible shareholders who share a single address receive only one copy of the Annual Report to Shareowners and proxy statement at their home address unless we receive notice that they wish to continue to receive individual copies.

If you would like to receive individual copies of the proxy materials, we will provide them promptly upon your request. You may request individual copies of the proxy materials by contacting Computershare Trust Company, N.A. by one of the methods shown under “Contacting Verizon.” Householding does not apply to shareholders who have signed up for electronic delivery of proxy materials.

➢	How can I request a single set of proxy materials for my household?

If you are a registered shareholder, please contact Computershare Trust Company, N.A. to receive a single copy of the Annual Report to Shareowners and proxy statement each year, beginning 30 days after receipt of your instructions.

If you hold your shares through a broker, bank or other institution, you can contact that firm to request a single set of proxy materials.

➢	How do I submit a shareholder proposal for next year’s annual meeting?

A shareholder may submit a proposal for inclusion in the proxy statement for the 2010 annual meeting of shareholders by sending it to the Assistant Corporate Secretary at Verizon Communications Inc., 140 West Street, 29th Floor, New York, New York 10007. We must receive the proposal no later than November 23, 2009. We are not required to include any proposal in our proxy statement that we receive after that date or that does not comply with the rules of the SEC.

➢	May shareholders nominate directors or submit other business for next year’s annual meeting?

Under our bylaws, a shareholder may nominate an individual to serve as a Director or bring other business before the 2010 annual meeting. The bylaws require that the shareholder:

•	Notify us in writing no later than February 6, 2010;
•	Include his or her name, record address and Verizon share ownership; and
•	Include specific information about the proposed director nominee, including his or her name, age, business and residence addresses, principal occupation and Verizon share ownership, or about the proposed business.

The notice must be sent to the Assistant Corporate Secretary at Verizon Communications Inc., 140 West Street, 29th Floor, New York, New York 10007. A shareholder may request a copy of the bylaw requirements by writing to the Assistant Corporate Secretary at that address.

Contacting Verizon

➢	How to contact Verizon

If you need more information about the annual meeting or would like copies of any of the materials posted on the Corporate Governance section of our website, please write to:

Assistant Corporate Secretary

Verizon Communications Inc.

140 West Street, 29th Floor

New York, New York 10007

➢	How to contact Verizon’s Transfer Agent

If you are a registered shareholder, please direct all questions concerning your proxy card or voting procedures to our transfer agent, Computershare Trust Company, N.A. You should also contact them if you have questions about your stock account, stock certificates, dividend checks, or transferring ownership. Computershare can be reached:

By mail:	Computershare Trust Company, N.A. P.O. Box 43078 Providence, Rhode Island 02940-3078

By telephone:	1-800-631-2355

Online:	www.computershare.com/verizon

About Verizon’s Governance Practices

Commitment to Good Governance Practices

The Board of Directors is committed to maintaining high standards of corporate governance. To help ensure that it meets this commitment, the Board conducts an annual evaluation of its practices and processes. The Presiding Director oversees the evaluation and chairs the Board meeting and executive session where the Board reviews and discusses the results of this evaluation. Each Committee also conducts an evaluation of its practices and processes. The Corporate Governance and Policy Committee is responsible for ensuring that the membership, structure, policies and practices of the Board and its Committees facilitate the effective exercise of the Board’s role in the governance of Verizon. The Board has approved Corporate Governance Guidelines that provide a framework for the operation of the Board and address key governance practices. The Corporate Governance and Policy Committee monitors developments in corporate governance, considers the views of Verizon’s shareholders and periodically recommends that the Board make changes to its policies and practices or to the Guidelines.

A copy of the Guidelines is included in this proxy statement beginning at page A-1. We have also posted the Guidelines on the Corporate Governance section of our website at www.verizon.com/investor. All of Verizon’s corporate governance materials, including its certificate of incorporation, bylaws, Board Committee charters and policies, are also posted on the website. You can request copies of these materials from the Assistant Corporate Secretary at the address given under “Contacting Verizon.”

Key Corporate Governance Provisions

Majority voting in Director elections.  Verizon’s bylaws provide for the election of Directors by a majority of the votes cast in uncontested elections. This provision can only be changed by a majority vote of the shareholders.

Shareholder right to request a special meeting of shareholders.  Verizon’s bylaws provide that the Board will call a special meeting of shareholders upon the request of holders of 25% or more of Verizon’s outstanding common stock.

Independence standards.  The Board has adopted standards for assessing the independence of our Directors, which are stricter than the standards required by the NYSE. All non-employee Directors are independent. You can find more information about the independence of the non-employee Directors under “Independence” on page 7.

Chairman; Presiding Director.  Each year, the Board elects one of its members to serve as Chairman. The Board reviews its governance structure and the qualifications of each Director and determines which Director is best qualified to chair the Board. The Board believes that Verizon and its shareholders are best served by having a Chairman who has a wide-ranging, in-depth knowledge of Verizon’s business operations and the competitive landscape and who can best identify the strategic issues to be considered by the Board. Based on his extensive experience and knowledge of Verizon’s competitive challenges and opportunities, the Board has determined that at this time the Chief Executive Officer is the Director best qualified to serve in the role of Chairman. At the same time, in order to maintain an appropriate level of independent checks and balances in its governance, the independent members of the Board have elected a Presiding Director who has the authority to review and approve the information provided to the Board and to provide independent leadership, including in the evaluation and compensation of the CEO. Dr. Sandra O. Moose is currently the Presiding Director. More specifically:

The Chairman:

•	Chairs all meetings of the Board, other than executive sessions;
•	Identifies strategic issues that should be considered for the Board agenda, subject to the approval of the Presiding Director; and
•	Consults with the Presiding Director in the development of the schedule, agenda and materials for all meetings of the Board.

The Presiding Director:

•	Chairs executive sessions, including the evaluation of the performance and compensation of the CEO;
•	Chairs any meeting of the Board if the Chairman is not present;
•	Approves the schedule, agenda and materials for all meetings of the Board, in consultation with the Chairman;

•	Acts as liaison with the Chairman, in consultation with the other independent Directors who continue to have direct and complete access to the Chairman at any time they deem necessary or appropriate; and
•	Presides over the Board’s annual self-evaluation.

The Presiding Director may call an executive session of the Board and will do so at the request of any other Director. Any shareholder or interested party may communicate directly with the Presiding Director.

In addition, the agenda for each Board meeting and the schedule of meetings is available to all Directors in advance so that any Director can review and request changes. Moreover, all Directors have unrestricted access to management at all times and communicate informally with management on a variety of topics.

Stock ownership.  The Guidelines encourage Directors to hold at least 5,000 shares within five years of joining the Board. Shares held by a Director in any deferral plan are included in determining the number of shares held.

Limits on Board service.  The Guidelines provide that a Director who serves as an executive officer of a public company should not serve on the board of more than three public companies, including the board of the company that employs him or her. Other Directors should not serve on more than six public company boards. The Guidelines also limit executive officers to serving on no more than two public company boards.

Mandatory retirement.  A Director will retire from the Board at the Board meeting that follows his or her 72nd birthday except that in December 2008, the Board amended the Bylaws and the Guidelines to provide that the Directors who would otherwise be required to retire in 2009 will retire from the Board at the 2011 Annual Meeting of Shareholders. The CEO must resign from the Board effective at the time he or she no longer serves as CEO.

Shareholder approval of poison pill.  Verizon does not have a shareholder rights plan, commonly referred to as a “poison pill.” Under the Guidelines, if the Board decides to adopt a poison pill, it must be approved by shareholders within one year and then re-approved every three years.

Recapture of incentive payments.  The Human Resources Committee of the Board has adopted a policy that enables Verizon to recapture incentive payments received by an executive who has engaged in financial misconduct to ensure that executives do not benefit from engaging in such misconduct.

Review and approval of Related Person Transactions.  The Board has adopted the Related Person Transaction Policy that is included in the Guidelines. The Corporate Governance and Policy Committee reviews transactions involving Verizon and any of our Directors or executive officers or their immediate family members to determine if any of the individual participants has a material interest in the transaction. Based on the facts and circumstances of each case, the Committee may approve, disapprove, ratify or cancel the transaction or recommend another course of action. Any member of the Committee who is involved in a transaction under review cannot participate in the Committee’s decision about that transaction.

Shareholder advisory vote related to executive compensation.  The Guidelines provide that the Company will have an annual non-binding vote related to executive compensation at the annual meeting.

Policy on executive severance agreements.  Verizon will not enter into any new employment agreement or severance agreement with an executive officer that provides for severance benefits exceeding 2.99 times the sum of the executive’s base salary plus non-equity incentive plan payment, without seeking shareholder ratification of the agreement. This policy is described in more detail on page 39.

Business Conduct and Ethics

Verizon is committed to operating our business with the highest level of integrity, responsibility and accountability. We have adopted a strict Code of Conduct that applies to all employees, including the CEO, the Chief Financial Officer and the Controller. The Code of Conduct describes each employee’s responsibility to conduct business with the highest ethical standards and provides guidance in preventing, reporting and remediating potential compliance violations in key areas. Directors are expected to act in compliance with the spirit of the Code of Conduct, as well as comply with the specific ethical provisions of the Corporate Governance Guidelines. We have posted the Code of Conduct on the Corporate Governance section of our website at www.verizon.com/investor. You can also obtain a copy by writing to the Assistant Corporate Secretary at the address given under “Contacting Verizon.”

The Board is strongly predisposed against waiving any of the business conduct and ethics provisions applicable to Directors or executive officers and has not done so. In the unlikely event of a waiver, we will promptly disclose the Board’s action on our website.

Shareholder Communications with Directors

The Board of Directors believes that communication with shareholders and other interested parties is an important part of the governance process and has adopted the following procedure to facilitate this communication. Please direct any correspondence to the Board, any Committee of the Board, the Presiding Director, any Committee Chairperson or individual Director or the non-employee Directors as a group to:

Verizon Communications Inc.

Board of Directors [or Committee name, Presiding Director, Committee Chairperson, individual

Director or non-employee Directors as a group, as appropriate]

140 West Street, 29th Floor

New York, New York 10007

The independent Directors have approved a process for forwarding correspondence about Verizon to members of the Board.

About the Board of Directors and its Committees

Verizon’s Board of Directors has the independence, professional experience, expertise and commitment to effectively oversee management’s performance and act in the long-term best interests of shareholders.

Independence

Verizon’s Corporate Governance Guidelines require that a substantial majority of the members of the Board be independent Directors. The Guidelines establish standards for evaluating the independence of each Director. A Director is considered independent if the Board finds that the Director has no material relationship with Verizon, except as a Director. The standards, which comply with the NYSE’s governance standards and all other applicable laws, identify the types of relationships that, if material, would impair a Director’s independence. The standards set monetary thresholds at which the Board would consider the relationships to be material. To determine that a Director is independent, the Board must find that a Director does not have any relationship that is likely to impair his or her ability to act independently. The Board makes this determination by evaluating the facts and circumstances for each Director.

The Corporate Governance and Policy Committee conducts an annual review of the independence of members of the Board and its Committees and reports its findings to the full Board. Based on the recommendation of the Corporate Governance and Policy Committee, the Board has determined that the 11 incumbent non-employee Directors who are standing for election are independent: Richard L. Carrión, M. Frances Keeth, Robert W. Lane, Sandra O. Moose, Joseph Neubauer, Donald T. Nicolaisen, Thomas H. O’Brien, Clarence Otis, Jr., Hugh B. Price, John W. Snow and John R. Stafford. The Board has also determined that Robert D. Storey, who retired from the Board in 2008, was independent.

In determining the independence of Mr. Carrión, Mr. Lane, Mr. Neubauer, Mr. Otis, Mr. Price and Dr. Snow, the Board considered payments for telecommunications services that the companies that employ them made to Verizon. In determining Mr. Neubauer’s independence, the Board also considered payments that Verizon made under a competitively bid contract for food and facility management services to the company that employs him. In determining Mr. Stafford’s independence, the Board considered his serving as a director of another company where Verizon’s CEO also served as a director through February 2008. In applying the independence standards, the independent Directors have determined that these general business transactions and relationships were not material under the standards in the Guidelines and do not impair the ability of those Directors to act independently.

Attendance at Meetings

In 2008, the Board of Directors met 11 times. Seven meetings were regularly scheduled and four were special meetings. No Director standing for election attended fewer than 75% percent of the total number of meetings of the Board and the Committees to which the Director was assigned. The average attendance was 96%.

Directors are expected to attend the annual meeting of shareholders. In 2008, all of the Directors standing for election attended the annual meeting.

The independent Directors meet regularly in executive session without any members of management present. The independent Directors are required to meet in executive session at least once a year to review and evaluate the performance of the Board and to evaluate the performance and approve the compensation of the CEO. In practice, the independent Directors typically meet in executive session at the end of each Board meeting.

Committees of the Board

The Board of Directors has established three standing Committees – the Audit Committee, the Corporate Governance and Policy Committee and the Human Resources Committee. Each Committee has a written charter that defines the specific responsibilities of that Committee. The Committee charters are available on the Corporate Governance section of our website at www.verizon.com/investor. You may also obtain a copy of a charter by sending a written request to the Assistant Corporate Secretary at the address given under “Contacting Verizon.”

The Chairperson of each Committee approves the agenda and materials for each meeting. At least once a year, each Committee performs a self-assessment and reviews its processes and practices to ensure that the Committee has sufficient information, resources and time to fulfill its obligations and to determine whether any changes should be made to its processes, practices or charter. Under the Corporate Governance Guidelines, each Committee has the authority to retain independent advisors to assist it in carrying out its responsibilities.

➢	The Audit Committee

Members:	Thomas H. O’Brien, Chairperson	Sandra O. Moose
	M. Frances Keeth	Donald T. Nicolaisen
	Robert W. Lane	Clarence Otis, Jr.

The Board has determined that each member of the Committee is an audit committee financial expert and meets the independence requirements of applicable laws, the NYSE and the Guidelines. The Committee met 11 times during 2008. The report of the Audit Committee is included on page 10 of this proxy statement.

Summary of Key Responsibilities:

•	Review risk management and controls, including the process of identifying and monitoring high-priority risks and developing effective mitigation strategies which management incorporates into its strategic decision-making, and report to the Board on these matters;
•	Oversee financial reporting and disclosure matters, including
O	Annual audited and quarterly unaudited financial statements and related footnotes and disclosures; and
O	Any significant events, transactions, changes in accounting estimates or changes in important accounting principles and any major issues as to adequacy of internal controls;
•	Oversee Verizon’s internal audit function;
•	Oversee Verizon’s processes for ethical, legal and regulatory compliance;
•	Review the performance and qualifications of the independent registered public accounting firm (including their independence);
•	Assess policies and procedures for executive officer expense accounts and perquisites, including the use of corporate assets; and
•	Assess procedures for handling of complaints relating to accounting, internal accounting controls or auditing matters.

➢	The Corporate Governance and Policy Committee

Members:	Sandra O. Moose, Chairperson	Donald T. Nicolaisen
	Richard L. Carrión	Hugh B. Price
	M. Frances Keeth	John W. Snow

The Board has determined that each member of the Committee meets the independence requirements of applicable laws, the NYSE and the Guidelines. The Committee met five times in 2008.

Summary of Key Responsibilities:

•	Evaluate the structure and practices of the Board and its Committees, including size, composition, independence and governance policies;
•	Recommend to the Board changes or additions to the Board’s policies or the Guidelines;
•	Evaluate the qualifications of candidates for election as Directors and present recommendations to the Board;
•	Review potential related person transactions; and
•	Review Verizon’s processes related to charitable contribution policies, selected social, environmental, regulatory and political matters, compliance with equal opportunity and diversity initiatives and safety issues.

➢	The Human Resources Committee

Members:	Joseph Neubauer, Chairperson	Clarence Otis, Jr.
	Richard L. Carrión	John W. Snow
	Robert W. Lane	John R. Stafford

The Board has determined that each member of the Committee meets the independence requirements of applicable laws, the NYSE and the Guidelines. The Committee met six times in 2008. The report of the Human Resources Committee is included on page 26 of this proxy statement.

Summary of Key Responsibilities:

•	Oversee the development of Verizon’s compensation policies and practices for senior management;
•	Approve corporate goals relevant to the CEO’s compensation;
•	Evaluate the CEO’s performance in light of goals and recommend his compensation to the Board;
•	Consider Verizon’s policies and practices with respect to succession planning; and
•	Review and recommend to the Board the compensation and benefits for non-employee Directors.

Nomination of Candidates for Director

The Corporate Governance and Policy Committee considers and recommends candidates for Director. The Committee reviews all nominations submitted to Verizon, including individuals recommended by shareholders, Directors or members of management. To be eligible for consideration, any proposed candidate must:

•	Be ethical;
•	Have proven judgment and competence;
•	Have professional skills and experience in dealing with a large, complex organization or in dealing with complex problems that are complementary to the background and experience represented on the Board and that meet the needs of Verizon;
•	Have demonstrated the ability to act independently and be willing to represent the interests of all shareholders and not just those of a particular philosophy or constituency; and
•	Be willing and able to devote sufficient time to fulfill his or her responsibilities to Verizon and its shareholders.

In evaluating candidates, the Committee also considers other factors, including those that promote diversity.

The Committee specifically reviews the qualifications of each candidate for election or re-election, including for incumbent Directors, his or her understanding of Verizon’s businesses and the environment within which Verizon operates, attendance and participation at meetings, and independence, including any relationships with Verizon. Prior to nomination, each candidate for re-election must consent to stand for election and provide an irrevocable resignation to the Committee. If the candidate does not receive a majority of the votes cast for his or her election at the annual meeting, the independent members of the Board will determine whether to accept the resignation and will disclose their decision within 90 days of the certification of the election results.

After the Committee has completed its evaluation of all candidates, it presents its recommendation to the Board for consideration and approval. The Committee also discusses with the Board any candidates who were submitted to and considered by the Committee but not recommended for election or re-election as Directors.

We will report any material change to this procedure in a quarterly or annual filing with the SEC. In addition, we will make any changes to this procedure available promptly by posting that information on the Corporate Governance section of our website at www.verizon.com/investor.

Report of the Audit Committee

In the performance of our oversight responsibilities, the Committee has reviewed and discussed with management and the independent registered public accounting firm Verizon’s audited financial statements for the year ended December 31, 2008 and the effectiveness of Verizon’s internal controls over financial reporting as of December 31, 2008.

The Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Securities and Exchange Commission, the New York Stock Exchange, and Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Committee has received the written disclosures and the letter from the independent registered public accounting firm consistent with applicable Public Company Accounting Oversight Board requirements for independent registered public accounting firm communications with audit committees concerning independence and has discussed with the independent registered public accounting firm their independence.

The Committee discussed with the internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of Verizon’s internal controls and the overall quality of Verizon’s financial reporting.

Based on the reviews and discussions referred to above, in reliance on management and the independent registered public accounting firm, and subject to the limitations of our role, the Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the financial statements referred to above in Verizon’s Annual Report on Form 10-K.

Following a review of the independent registered public accounting firm’s performance and qualifications, including consideration of management’s recommendation, the Committee approved the reappointment of the independent registered public accounting firm for the fiscal year 2009.

Respectfully submitted,

Audit Committee

Thomas H. O’Brien, Chairperson

M. Frances Keeth

Robert W. Lane

Sandra O. Moose

Donald T. Nicolaisen

Clarence Otis, Jr.

Dated: March XX, 2009

Election of Directors

(Item 1 on Proxy Card)

All of the members of the Board of Directors are elected annually. The Board currently consists of 12 members. In the future the Board may increase or decrease the size of the Board.

The Board has nominated the 12 candidates listed below for election as Directors. All of these candidates currently serve as Directors of Verizon. Each candidate has consented to stand for election, and we do not anticipate that any candidate will be unavailable to serve. However, if any candidate should become unavailable before the election, the proxy committee will vote the shares it represents for a substitute named by the Board.

Verizon’s bylaws require Directors to be elected by a majority of the votes cast. Each candidate has submitted an irrevocable letter of resignation that will be considered by the Board if that candidate fails to receive a majority of the votes cast.

The Board of Directors recommends that you vote FOR each of the following candidates:

RICHARD L. CARRIÓN	ROBERT W. LANE

Mr. Carrión, 56, is Chairman, President and Chief Executive Officer of Popular, Inc. and Chairman and Chief Executive Officer of Banco Popular de Puerto Rico, a financial services company. Mr. Carrión has been a Director since 1997 and was a director of NYNEX Corporation from 1995 to 1997. Mr. Carrión is also a class A director of the Federal Reserve Bank of New York.	Mr. Lane, 59, is Chairman and Chief Executive Officer of Deere & Company, an equipment manufacturer. Mr. Lane has been a Director since 2004. He is also a director of General Electric Company.

Member of the Corporate Governance and Policy Committee and Human Resources Committee	Member of the Audit Committee and Human Resources Committee

M. FRANCES KEETH	SANDRA O. MOOSE

Ms. Keeth, 62, was Executive Vice President of Royal Dutch Shell plc, an energy company, from January 2005 to December 2006. Prior to that, she was the President and Chief Executive Officer of Shell Chemical LP and Executive Vice President, Customer Fulfillment of Shell Chemicals. Ms. Keeth has been a Director since December 2006. She is also a director of Arrow Electronics, Inc.	Dr. Moose, 67, is President of Strategic Advisory Services LLC, a consulting firm. She is a retired Senior Vice President and director of The Boston Consulting Group, Inc. Dr. Moose has been a Director since 2000 and was a director of GTE Corporation from 1978 to 2000. She is also a director of Rohm and Haas Company and The AES Corporation and Chairman of the Board of Natixis Advisor Funds and Loomis Sayles Funds.

Member of the Audit Committee and Corporate Governance and Policy Committee	Presiding Director, Chairperson of the Corporate Governance and Policy Committee and Member of the Audit Committee

JOSEPH NEUBAUER	CLARENCE OTIS, JR.

Mr. Neubauer, 67, is Chairman and Chief Executive Officer of ARAMARK Holdings Corporation, a services management company. He was Chairman and Chief Executive Officer of ARAMARK Corporation until January 2007. Mr. Neubauer has been a Director since 1995. He is also a director of Macy’s, Inc.	Mr. Otis, 52, has been Chairman of Darden Restaurants, Inc., a restaurant holding company, since December 2005 and Chief Executive Officer since December 2004. Prior to that, he was Executive Vice President of Darden Restaurants, Inc. from March 2002 to November 2004, and President of Smokey Bones Barbeque & Grill from December 2002 to November 2004. Mr. Otis has been a Director since 2006. He is also a director of VF Corporation.

Chairperson of the Human Resources Committee	Member of the Audit Committee and Human Resources Committee

DONALD T. NICOLAISEN	HUGH B. PRICE

Mr. Nicolaisen, 64, was Chief Accountant of the United States Securities and Exchange Commission from 2003 to 2005. Prior to that, he was a Partner of PricewaterhouseCoopers. Mr. Nicolaisen has been a Director since 2005. He is also a director of MGIC Investment Corporation, Morgan Stanley and Zurich Financial Services.	Mr. Price, 67, is Visiting Professor and Lecturer at the Woodrow Wilson School of Public and International Affairs, Princeton University, a research university, and Non-Resident Senior Fellow at The Brookings Institution, an independent research and policy institute. He was Senior Advisor of DLA Piper U.S. LLP from 2003 to 2005 and, prior to that, President and Chief Executive Officer of the National Urban League. Mr. Price has been a Director since 1997 and was a director of NYNEX Corporation from 1995 to 1997. He is also a director of Metropolitan Life, Inc. and Metropolitan Life Insurance Company.

Member of the Audit Committee and Corporate Governance and Policy Committee	Member of the Corporate Governance and Policy Committee

THOMAS H. O’BRIEN	IVAN G. SEIDENBERG

Mr. O’Brien, 72, was Chairman and Chief Executive Officer of The PNC Financial Services Group, Inc. and PNC Bank, N.A., financial services companies. Mr. O’Brien has been a Director since 1987. He is also a director of BlackRock, Inc. and Confluence Technologies, Inc.	Mr. Seidenberg, 62, is Chairman and Chief Executive Officer of Verizon Communications Inc. Mr. Seidenberg has been a Director since 1997 and was a director of NYNEX Corporation from 1991 to 1997.

Chairperson of the Audit Committee

JOHN W. SNOW	JOHN R. STAFFORD

Dr. Snow, 69, is President of JWS Associates, LLC, a consulting firm. He served as the United States Secretary of the Treasury from February 2003 to June 2006 and, prior to that, was the Chairman and Chief Executive Officer of CSX Corporation. Dr. Snow has been a Director since 2007 and was a Director from 2000 to 2003. He was a director of GTE Corporation from 1998 to 2000. He is the non-executive Chairman of Cerberus Capital Management, L.P. and a director of Marathon Oil Corporation.	Mr. Stafford, 71, was Chairman of the Board and Chief Executive Officer of Wyeth, a pharmaceutical company. Mr. Stafford has been a Director since 1997 and was a director of NYNEX Corporation from 1989 to 1997. He is also a director of Honeywell International Inc.

Member of the Corporate Governance and Policy Committee and Human Resources Committee	Member of the Human Resources Committee

Ratification of Appointment of

Independent Registered Public Accounting Firm

(Item 2 on Proxy Card)

The Audit Committee of the Board considered the performance and qualifications of Ernst & Young LLP, and has reappointed the independent registered public accounting firm to examine the financial statements of Verizon for the fiscal year 2009 and to examine the effectiveness of internal control over financial reporting.

Verizon paid the following fees to Ernst & Young for services rendered during fiscal year 2008 and 2007:

	2008	2007
Audit fees:	$24.7 million	$27.8 million
Audit-related fees:	$4.6 million	$4.5 million
Tax fees:	$6.1 million	$4.6 million
All other fees:	$0.6 million	$0.7 million

Audit fees include the financial statement audit, the audit of the effectiveness of the Company’s internal control over financial reporting required by the Sarbanes-Oxley Act of 2002, as well as financial statement audits required by statute for our foreign subsidiaries or by regulatory agencies in the United States. Audit-related fees primarily include audits of other subsidiaries, employee benefit plan audits, reviews of controls over data processing and other services provided to customers, as well as other audit and due diligence procedures performed in connection with acquisitions or dispositions. Tax fees primarily consist of federal, state, local and international tax planning and compliance. All other fees primarily consist of support services to certain Verizon expatriate employees and other advisory services. The Committee considered, in consultation with management and the independent registered public accounting firm, whether the provision of these services is compatible with maintaining the independence of Ernst & Young.

The Committee has established policies and procedures regarding pre-approval of services provided by the independent registered public accounting firm. At the beginning of the fiscal year, the Committee pre-approves the engagement of the independent registered public accounting firm to provide audit services based on fee estimates. The Committee also pre-approves proposed audit-related services, tax services and other permissible services, based on specified project and service details, fee estimates, and aggregate fee limits for each service category. The Committee receives a report at each meeting on the status of services provided or to be provided by the independent registered public accounting firm and the related fees.

The affirmative vote of a majority of the shares cast at the annual meeting is required to ratify the reappointment of Ernst & Young for the 2009 fiscal year. If this appointment is not ratified by the shareholders, the Committee will reconsider its decision.

One or more representatives of Ernst & Young will be at the annual meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

The Board of Directors recommends that you vote FOR ratification.

Advisory Vote Related to Executive Compensation

(Item 3 on Proxy Card)

The Board of Directors of Verizon is committed to excellence in governance and recognizes the interest its shareholders have expressed in Verizon’s compensation program. As part of that commitment, the Board is providing Verizon’s shareholders with an annual opportunity to provide an advisory vote related to executive compensation.

The Human Resources Committee of the Board has overseen the development of a compensation program that is described more fully in the “Compensation Discussion and Analysis” section of this proxy statement and in the tables and narrative in the “Executive Compensation” section. The program promotes a performance-based culture and aligns the interests of shareholders and executives by linking a substantial portion of compensation to the Company’s performance. It balances short-term and longer-term compensation opportunities to ensure that the Company meets short-term objectives while continuing to produce value for its shareholders over the long term. The program is also designed to attract and to retain highly-talented executives who are critical to the successful implementation of Verizon’s strategic business plan.

More specifically:

•	Incentive-based pay represents approximately 90% of an executive’s total compensation opportunity, with approximately 70% tied to Verizon achieving outstanding relative shareholder return over the long term and the remaining approximately 20% tied to achievement of challenging annual performance metrics.

•	Base salary represents only approximately 10% of an executive’s total compensation opportunity.

•	The Committee continually reviews best practices in governance and executive compensation and has revised Verizon’s practices to:

o	Eliminate an employment agreement for the CEO;

o	Eliminate guaranteed pension and supplemental retirement benefits;

o	Eliminate executive perquisite allowances;

o	Adopt a policy requiring shareholder approval of certain executive severance agreements;

o	Adopt a policy prohibiting the Committee’s independent compensation consultant from doing any work for the Company;

o	Require executive officers to maintain certain stock ownership levels; and

o	Adopt a policy that allows the Company to recapture incentive payments paid to an executive who engages in financial misconduct.

For the reasons discussed above, the Board recommends that shareholders vote in favor of the following resolution:

“Resolved, that the shareholders approve the overall executive pay-for-performance compensation policies and procedures employed by the Company, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation, together with the accompanying narrative disclosure, in the proxy statement.”

While the resolution is non-binding, the Board values the opinions that shareholders express in their votes and in any additional dialogue. It will consider the outcome of the vote and those opinions when making future compensation decisions.

The Board of Directors recommends that you vote FOR this proposal.

Approval of Verizon Communications Inc. Long-Term Incentive Plan

(Item 4 on Proxy Card)

Introduction

In 2001, Verizon’s shareholders approved the Verizon Communications Inc. Long-Term Incentive Plan, which is referred to as the 2001 LTIP. On February 5, 2009, the Human Resources Committee adopted the amended and restated Verizon Communications Inc. Long-Term Incentive Plan. This plan, which is referred to as the 2009 LTIP, is described in this section and a copy of the plan is attached as Appendix B to this proxy statement. The Board of Directors directed that the 2009 LTIP be submitted to shareholders for approval at the 2009 Annual Meeting. It will become effective on the date the shareholders approve the plan.

Overview

The 2009 LTIP provides the framework for all of the Company’s long-term incentive awards, which are based on the Company’s performance over a multi-year cycle. The 2009 LTIP is designed to promote a performance-based culture and link the interests of participants and shareholders. The 2009 LTIP is similar to the plan that was approved by shareholders in 2001 and includes additional provisions that also reflect sound compensation practices.

•	“Double-Trigger” change in control provisions. The 2009 LTIP provides that after a change in control of the Company, a participant’s outstanding awards do not vest unless and until a participant loses his or her position with the Company within twelve months following a change in control, a “double-trigger.” Under the 2001 LTIP, a participant’s awards vest immediately upon a change in control of the Company.
•	No “reload” options. The 2009 LTIP specifically prohibits the automatic granting of replacement options upon the exercise of an outstanding grant. Although the Company has not provided for the grant of “reload” options since 2004, this type of grant was not prohibited under the terms of the 2001 LTIP.
•	No repricing. The 2009 LTIP does not permit any modification of stock options or stock appreciation rights, referred to as SARs, that would be treated as a repricing without the approval of shareholders.
•	No discount awards. The grant price of any award will be equal to at least 100% of the fair market value of a share on the date of grant.
•	No “evergreen” provision. A limited number of shares are available under the 2009 LTIP, and the plan does not contain an “evergreen” provision to automatically increase the number of shares available for future issuance.
•	Nontransferable awards. All awards granted under the 2009 LTIP are nontransferable except upon the participant’s death.

The primary differences between the 2009 LTIP and the 2001 LTIP are the provisions related to “double-trigger” change in control vesting and “reload” options, which are described above, and limitations on the number of shares issuable for awards under the plans. Under the 2009 LTIP, 115,000,000 shares of common stock will be issuable for new awards. A total of 207,000,000 shares of common stock were issuable under the 2001 LTIP, 161,269,220 of which currently remain eligible for future grants. If shareholders approve the 2009 LTIP, the shares that remain eligible for future grants under the 2001 LTIP will be cancelled, and the Company will not be able to grant any additional shares under the 2001 LTIP. Under the 2001 LTIP, of the 207,000,000 shares available, all of such shares were available for issuance pursuant to the exercise of nonqualified stock options, however not more than 62,100,000 of such shares were available for issuance pursuant to the exercise of incentive stock options and not more than 31,050,000 of such shares were available for awards other than stock options. While the 2009 LTIP limits the number of shares that may be issued under the plan, it does not provide specific limitations for shares that may be issued for any particular type of award.

The main features of the 2009 LTIP are outlined below. This summary is qualified by reference to the complete text of the plan in Appendix B.

Purpose

The 2009 LTIP is designed to:

•	Promote a performance-based culture that links the interests of participants and shareholders;
•	Motivate participants to continue to create shareholder value over the longer term; and
•	Provide the Company with a variety of compensation tools that it can use to attract and retain the services of participants who make significant contributions to the Company’s success.

Administration and Participation

All of the approximately 223,900 employees of Verizon and certain related companies and Verizon’s non-employee Directors will be eligible to participate in the 2009 LTIP. In 2008, approximately 3,300 employees and the non-employee Directors participated in the 2001 LTIP. The Committee will administer the 2009 LTIP, and it may delegate its authority, subject to any limitations imposed by law or the regulations of any applicable stock exchange.

Types of Awards

As described in the Compensation Discussion and Analysis, the Company granted in 2008 long-term incentive awards to employees in the form of performance share units and restricted stock units. Under the 2009 LTIP, the Committee has the authority to grant various types of awards including:

Performance Shares and Performance Share Units.  These awards are linked to the performance of the Company over a performance cycle designated by the Committee. The initial value of a performance share will be equal to the fair market value of a share of common stock on the date of grant. The initial value of a performance share unit cannot be less than the fair market value of a share of common stock on the date of grant. These awards will be paid only if and to the extent that Verizon attains the corresponding performance measures. The Committee will establish the terms, conditions, restrictions and other provisions of each award. Under the 2009 LTIP, awards may be payable in cash, common stock, or a combination of both, as determined by the Committee.

Restricted Stock and Restricted Stock Units.  These awards are grants of common stock or stock units that may be forfeited or lapse if one or more of the terms of that award are not met. The initial value of a share of restricted stock will be equal to the fair market value of a share of common stock on the date of grant. The initial value of a restricted stock unit cannot be less than the fair market value of a share of common stock on the date of grant. The Committee will determine the terms, conditions, restrictions and other provisions that apply to any award. Restricted stock units may be payable in cash, common stock, or a combination of both, as determined by the Committee.

Stock Options.  Each stock option represents the right to purchase a specified number of shares of Verizon common stock at a fixed grant price. That grant price cannot be less than the fair market value of the stock on the date of grant. The maximum term of a stock option cannot exceed 10 years from the date of grant. Options will be exercisable only in accordance with terms established by the Committee. The purchase price of an option may be payable in cash, common stock (valued at fair market value on the day of exercise), or a combination of both. The 2009 LTIP authorizes the Committee to grant nonqualified stock options or grant incentive stock options that comply with the requirements of Section 422(b) of the Internal Revenue Code of 1986, as amended, which is referred to as the Code.

Other Awards.  The Committee also has authority to grant a variety of other types of awards including, but not limited to, SARs or other share equivalents that are denominated in, payable in, valued in whole or in part by reference to, or otherwise related to shares of common stock. The Committee will determine the terms and conditions of any awards.

Payment of Awards

The Committee will determine whether the awards have been earned and the date on which awards are payable. The Committee may permit or require a participant to defer all or a portion of an award subject to the requirements of Section 409A of the Code.

Because the 2009 LTIP is subject to shareholder approval, the Committee has not granted any awards under this plan. The Committee annually determines whether and to what extent awards may be made under the plan. Accordingly, it is not possible to determine the number of future awards that may be allocated to any one individual or group of individuals under the 2009 LTIP.

Limitation on Shares and Awards

If the shareholders approve the 2009 LTIP, Verizon will be authorized to issue up to 115,000,000 shares of common stock for new awards. The Committee believes that this number of shares represents a reasonable amount of potential equity dilution and allows the Company a sufficient reserve of shares to continue awarding equity-based incentives, which are an important component of Verizon’s overall compensation program.

If certain events occur, the Committee is required to adjust the number, type and/or price of shares subject to outstanding awards. These events include a stock split, a corporate transaction, including a merger, consolidation, separation, spin-off, or other distribution of stock or property of the Company, a reorganization, a partial or complete liquidation of the Company, or other similar events. The adjustments are designed to prevent dilution or enhancement of the benefits available under the 2009 LTIP.

Shares will be considered to be issued under the 2009 LTIP at the time awards denominated in shares or units are granted to a participant. However, the number of shares available under the 2009 LTIP will be restored to the extent that (i) stock-based awards are paid in cash, (ii) shares subject to an award are cancelled, terminated or forfeited or shares are subject to a grant that expires, and (iii) a participant pays an option exercise price or tax withholding obligation with previously acquired shares or by withholding shares that he or she would otherwise have had the right to acquire on the exercise of such option.

Under the 2009 LTIP, the maximum award granted to any one participant in a calendar year may not exceed the lesser of (i) one-half of one percent of the number of shares of Verizon common stock that are issued and outstanding as of the effective date of the 2009 LTIP or (ii) 13,500,000 shares.

Amendment and Termination of the 2009 LTIP

Unless it is terminated earlier, the 2009 LTIP will remain in effect until all shares subject to the 2009 LTIP have been purchased, acquired, or forfeited, and all cash awards have been paid or forfeited, pursuant to the 2009 LTIP’s provisions. However, no awards may be granted after the 10th anniversary of the effective date of the 2009 LTIP. Prior to that date, the Committee may amend, suspend or terminate the 2009 LTIP in whole or in part. The Committee may not amend the 2009 LTIP without shareholder approval if the amendment would cause the plan to fail to comply with any requirement of applicable law or regulation.

“Double-Trigger” Change in Control Provision

As noted previously, the 2009 LTIP provides for a “double-trigger” for the vesting of any outstanding awards following a change in control (as defined in the 2009 LTIP). In order for the awards to vest and become payable, (i) a change in control must occur, and (ii) within 12 months of the change in control, the participant must lose his or her position with the Company. The 2009 LTIP provides that, if within 12 months after a change in control, a participant is either involuntarily terminated without “cause” or leaves his or her position for “good reason” (both of these terms are defined in the terms of the award agreement), any outstanding stock options and SARs will become exercisable and all other awards will become vested and will be paid at their targeted award level. However, restricted stock units and performance share units will not be paid until their regularly scheduled time under the applicable award agreement.

Federal Income Tax Considerations

The following is a summary of the federal income tax consequences of the various types of awards available under the 2009 LTIP based on current tax laws. The federal income tax consequences of any particular award may vary based on the terms and conditions associated with that award.

Restricted Stock Units, Performance Share Units and Performance Shares.  A participant who has been granted a restricted stock unit, performance share unit or performance share will not realize taxable income at the time of grant, and the Company will not be entitled to claim a corresponding income tax deduction at that time. The participant will have income equal to the amount of cash received when the award is paid and/or the fair market value of the shares at the time they are distributed. The Company will be entitled to claim a corresponding income tax deduction at that time.

Restricted Stock.  A participant who has been granted shares of restricted stock will not realize taxable income at the time of grant, and the Company will not be entitled to claim a corresponding income tax deduction, assuming that any restrictions on the participant’s ability to earn such award create a “substantial risk of forfeiture” for federal income tax purposes. When the stock that is the subject of an award vests, the participant will realize ordinary income in an amount equal to the then fair market value of those shares, and the Company will be entitled to claim a corresponding income tax deduction. Gains or losses that the participant realizes upon a subsequent disposition of those shares will be treated as capital gains or losses. Alternatively, a participant may elect under Section 83(b) of the Code to recognize income at the date of grant of restricted stock and to have the applicable capital gain holding period commence as of that date. In that event, the Company will be entitled to claim a corresponding income tax deduction as of the date of grant.

Stock Options and SARs.  A participant will not recognize any taxable income, and the Company will not be entitled to claim a corresponding income tax deduction, upon the grant of a nonqualified stock option, incentive stock option or SAR under the 2009 LTIP.

If a participant exercises a nonqualified stock option or SAR, he or she will recognize taxable income equal to the difference between the fair market value of Verizon common stock on the date of exercise and the grant price of such nonqualified stock option or SAR. Verizon will be entitled to claim an income tax deduction equal to the amount of taxable income recognized by the participant.

A participant does not recognize taxable income upon the exercise of an incentive stock option. However, the difference between the fair market value of Verizon common stock on the date of exercise and the grant price of the incentive stock option is a tax preference item that must be considered in determining whether the participant is subject to the alternative minimum tax. If the participant does not dispose of the stock acquired through the exercise of an incentive stock option within two years after the date of grant or one year after the exercise date, any taxable income recognized on the date of sale will be subject to tax as a capital gain. If the above holding period requirements are not met, part or all of any income recognized on the date of sale will be subject to tax as ordinary income, and Verizon will be entitled to claim an income tax deduction in an equal amount.

An incentive stock option becomes a nonqualified stock option if it is exercised more than three months after the participant has terminated his or her employment with Verizon or 12 months if the termination of employment is due to death or disability.

Deduction Limits and Performance Measures.  A federal income tax deduction is typically not available for annual compensation in excess of $1,000,000 paid to the chief executive officer or any one of the other named executive officers (other than the chief financial officer). However, “performance-based” compensation as defined in Section 162(m) of the Code is not counted toward this limit. The Committee may designate certain awards under the 2009 LTIP as “performance-based” compensation and must condition those awards on the achievement of specified performance measures. The Committee may use Company performance measures that are based on one or more of the following: income measures (including, but not limited to, gross profit, operating income, earnings before or after taxes, or earnings per share); return measures (including, but not limited to, return on assets, investment, equity, or sales); free cash flow; cash flow return on investments (which equals net cash flows divided by owners’ equity); gross revenues; market value added; economic value added; and share price (including, but not limited to, growth measures and total shareholder return or relative growth measures and relative total shareholder return). To satisfy the requirements that apply to “performance-based” compensation, the performance measures must be approved by the Company’s shareholders. Approval of the 2009 LTIP will also constitute approval of the performance measures listed above.

Equity Compensation Plan Information

The following table provides information as of December 31, 2008 for (i) all equity compensation plans previously approved by the Company’s shareholders, and (ii) all equity compensation plans not previously approved by the Company’s shareholders. Other than the 2001 LTIP, the only Company equity compensation plan that currently has shares available for issuance is the Verizon Communications 2000 Broad-Based Incentive Plan, which provides for awards of nonqualified stock options, restricted stock, restricted stock units and other equity-based hypothetical stock units to employees of Verizon and its subsidiaries. When the 2009 LTIP is approved, the 182,623,557 shares that remain available for future issuance under both the 2001 LTIP and the Verizon Communications 2000 Broad-Based Incentive Plan will be cancelled.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	106,700,481	$49.18	161,269,220
Equity compensation plans not approved by security holders	28,562,020	$41.86	21,354,337	*
Total	135,262,501	$47.64	182,623,557

* Indicates the number of shares available for issuance under the Verizon Communications 2000 Broad-Based Incentive Plan.

The Board of Directors recommends that you vote FOR approval of the amended and restated Verizon Communications Inc. Long-Term Incentive Plan.

Approval of Verizon Communications Inc. Short-Term Incentive Plan

(Item 5 on Proxy Card)

Introduction

In 2001, Verizon’s shareholders approved the Verizon Communications Inc. Short-Term Incentive Plan, which is referred to as the 2001 STIP. On February 5, 2009, the Human Resources Committee adopted the amended and restated Verizon Communications Inc. Short-Term Incentive Plan. This plan, which is referred to as the 2009 STIP, is described in this section and a copy of the plan is attached as Appendix C to this proxy statement. The Board of Directors directed that the 2009 STIP be submitted to shareholders for approval at the 2009 Annual Meeting. It will become effective on the date the shareholders approve the plan.

The Committee will not make any awards under the 2009 STIP unless it is approved by shareholders. The main features of the 2009 STIP are outlined below, but this summary is qualified by reference to the complete text of the plan in Appendix C.

Purpose

The primary purpose of the 2009 STIP is to facilitate the Company’s ability to achieve its short-term financial and operating goals by offering key employees at the senior management level performance-based annual incentive opportunities. Under the 2009 STIP, awards may be made based on achievement of key performance measures at the corporate, business unit and/or individual levels. By enabling the Company to attract and retain highly qualified employees, the 2009 STIP will be a factor in the Company’s continued success. The 2009 STIP is substantially the same as the 2001 STIP.

Administration and Participation

Approximately 400 key senior management employees of Verizon and certain related companies are currently eligible to participate in the 2009 STIP. The Committee is responsible for administering the 2009 STIP and may delegate its authority, subject to any limitations imposed by law or the regulations of any applicable stock exchange.

Limitation on Awards

Under the 2009 STIP, no awards will be paid for any plan year in which Verizon’s return on equity attributable to Verizon, or ROE, is 8% or less. The 2009 STIP also limits the aggregate amount that may be awarded in any plan year. If Verizon’s ROE exceeds 8% in a plan year, the Committee may establish an award pool equal to 5% of Verizon’s consolidated net income attributable to Verizon, or CNI. In determining the amount of the award pool, the Committee will not consider CNI in excess of $5 billion thereby limiting the maximum award pool to $250 million in any plan year. However, the Committee may reduce the award pool and may authorize awards that total less than the amount of the award pool but cannot authorize awards that exceed 100% of the award pool. Verizon’s ROE and CNI will be determined after adjusting for certain extraordinary gains and losses, impairments and nonrecurring events.

The 2009 STIP also restricts the maximum award a participant may receive. The maximum award is determined by the participant’s annual base salary on the last day of the plan year in accordance with the following table:

Salary Position	Maximum Percentage of Award Pool
Highest and 2nd Highest Paid	3.50%
3rd and 4th Highest Paid	2.50%
5th and 6th Highest Paid	1.25%
7th through 25th Highest Paid	0.85%
Each Other Participant	less than 0.50%

The Committee may reduce but not increase the maximum award for any participant.

Payment of Awards

In determining whether and to what extent awards will be paid to participants, and in exercising its negative discretion to reduce the maximum award for any participant, the Committee will consider factors that it deems appropriate, including Verizon’s financial and operating performance for the plan year, the performance of the participant’s business unit and the participant’s achievement in relation to established measures.

All awards will be paid in cash. Participants are permitted to defer payment of all or a portion of their awards, subject to any conditions imposed by the Committee and subject to any restrictions under Section 409A of the Code and the terms of the applicable deferred compensation plan.

The Committee has not made any awards under the 2009 STIP. Because the Committee annually determines whether to grant awards and the amount of the awards to be made to any one individual or group of individuals based on the Company’s performance, it is not possible to determine the amount of awards or the individuals or group of individuals who will receive awards under the 2009 STIP. If the 2009 STIP had been in effect in 2008, the award pool would have totaled $250 million.

Amendment or Termination of the 2009 STIP

Unless it is terminated earlier, the 2009 STIP will remain in effect until the close of business on the date of Verizon’s annual meeting of shareholders in the year 2019, at which time the right to grant awards under the 2009 STIP will terminate. Before that date, the Committee may amend, suspend or terminate the 2009 STIP in whole or in part. Any amendment or revision that would cause the 2009 STIP to fail to comply with any requirement of applicable law, regulation or rule if it were not approved by shareholders will not be effective unless approved by Verizon’s shareholders.

If certain extraordinary gains and losses, impairments and nonrecurring events affect the Company, or if there is a change in applicable laws, regulations or accounting principles, the Committee will adjust the terms and conditions of, and the criteria included in, awards under the plan to prevent an increase or decrease in the benefits or potential benefits intended to be available under the 2009 STIP.

Change in Control

If there is a change in control of the Company, as defined in the 2009 STIP, all unpaid outstanding awards will become immediately nonforfeitable and payable at the normal payment date. The awards for the year in which the change in control occurs and for any earlier year for which 2009 STIP awards have not been paid at the time the change in control occurs will be determined by using no less than the individual’s target award for the year immediately preceding the change in control.

The Board of Directors recommends that you vote FOR approval of the amended and restated Verizon Communications Inc. Short-Term Incentive Plan.

Shareholder Proposals

(Items 6–10 on Proxy Card)

We have been advised that the shareholders submitting the proposals or their representatives intend to present the following proposals at the annual meeting. The Board of Directors has concluded that it cannot support these proposals for the reasons stated.

Item 6 on Proxy Card:

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, owner of 424 shares of the Company’s common stock, proposes the following:

RESOLVED:    “That the Board of Directors take the necessary steps so that NO future NEW stock options are awarded to senior executive officers, nor that any current stock options are repriced or renewed (unless there was a contract to do so on some).”

REASONS:    “Stock option awards have gotten out of hand in recent years, and some analysts MIGHT inflate earnings estimates, because earnings affect stock prices and stock options.”

“There are other ways to “reward” senior executive officers, including giving them actual STOCK instead of options.

“Recent scandals involving CERTAIN financial institutions have pointed out how analysts can manipulate earnings estimates and stock prices.” Last year the owners of 170,491,337 shares, representing approximately 8.5% of shares voting, voted FOR this proposal.

“If you AGREE, please vote YOUR proxy FOR this resolution.”

BOARD OF DIRECTORS’ POSITION

Both the existing Verizon Long-Term Incentive Plan and the proposed amended and restated Plan already address many of the concerns raised by the proposal. They prohibit:

•	Granting stock options below fair market value;
•	Repricing stock options; and
•	“Reloading” stock options in future grants.

Since 2004, the Human Resources Committee of the Board of Directors has not granted any stock options and has no plans to grant stock options in 2009 or in the future. The Board believes that this proposal is too restrictive and that the Committee should have the flexibility to grant stock options if the Committee decides that it is appropriate in the future.

The Board of Directors recommends that you vote AGAINST this proposal.

Item 7 on Proxy Card:

Kenneth Steiner, 14 Stoner Avenue, 2M, Great Neck, New York 11021, owner of 1,609 shares of the Company’s common stock, proposes the following:

7-Special Shareowner Meetings

RESOLVED, Shareowners ask our board to take the steps necessary to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call special shareowner meetings. This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by state law) that apply only to shareowners but not to management and/or the board.

Statement of Kenneth Steiner

Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call special meetings, management may become insulated and investor returns may suffer. Shareowners should have the ability to call a special meeting when a matter is sufficiently important to merit prompt consideration.

Fidelity and Vanguard supported a shareholder right to call a special meeting. The proxy voting guidelines of many public employee pension funds also favor this right. Governance ratings services, such as The Corporate Library and Governance Metrics International, have taken special meeting rights into consideration when assigning company ratings.

The merits of this Special Shareowner Meetings proposal should also be considered in the context of the need for improvements in our company’s corporate governance and in individual director performance. In 2008 the following governance and performance issues were identified:

•	The Corporate Library www.thecorporatelibrary.com, an independent investment research firm rated our company:
“D” in Overall Board Effectiveness.
“F” was the previous Verizon rating.
“Very High Concern” in executive pay – $26 million for Ivan Seidenberg and $18 million each for Dennis Strigl and Lowell McAdam.
“High Governance Risk Assessment.”
•	We did not have an Independent Chairman – Independence concern.
•	Our key Audit Committee chairman, Thomas O’Brien, had 21-years director tenure-Independence concern.
•	Plus Mr. O’Brien was the Lead Director at BlackRock (BLK) another D-rated company according to The Corporate Library.
•	We had no shareholder right to:

Cumulative voting.

Act by written consent.

Additionally eight of our directors, including directors who had increased responsibilities as noted, also served on boards rated “D” by the Corporate Library:

Thomas O’Brien	BlackRock (BLK)	Verizon Audit Committee Chairman
Joseph Neubauer	Wachovia (WB)	Verizon HR Committee Chairman
Sandra Moose	AES Corporation (AES)	Verizon Lead Director
John Stafford	Honeywell (HON)
Hugh Price	MetLife (MET)
Robert Lane	Deere (DE)
Clarence Otis	VF Corporation (VFC)
John Snow	Marathon Oil (MRO)

The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal:

Special Shareowner Meetings-

Yes on 7

BOARD OF DIRECTORS’ POSITION

Verizon is governed by a highly qualified, experienced and effective Board of Directors, which has placed a high priority on effective governance. The Board agrees that it is important for shareholders to have the ability to call a special meeting. As a result, in February 2008 the Board amended the Company’s bylaws to provide that the holders of 25 percent or more of Verizon’s stock may call a special meeting of shareholders. This threshold prevents a small group of shareholders from calling a special meeting on topics that may not be of concern to the majority of shareholders. This is important because a special meeting of shareholders is an extraordinary event that is both expensive and time-consuming. Accordingly, the Board believes that the existing bylaw provision strikes an appropriate balance between the right of shareholders to call a special meeting and the interests of the Company and its shareholders in promoting the appropriate use of Company resources.

In addition to lowering the stock ownership requirement to call a special meeting, this proposal also requests that the Board amend the existing bylaw provision to remove “exceptions or exclusions that apply only to shareholders.” There are only two limited circumstances under which a special meeting requested in accordance with the Bylaws would not occur:

•	If the Board exercises its fiduciary duty and determines that the business that the shareholders seek to address at the special meeting is not a proper subject for shareholder action under Delaware law; or
•	If the purpose of the special meeting requested by shareholders is scheduled to be addressed at a duly called annual meeting that will be held within 90 days of the request.

If these common sense safeguards were eliminated, the proposal would permit a small group of shareholders to call a special meeting and have the Company and its shareholders incur costs to advance narrow interests without any limitation on the number or frequency of meetings.

For these reasons, the Board believes that shareholders already have a meaningful right to call a special meeting and that the proposal is not in the best interests of Verizon and its shareholders.

Accordingly, the Board of Directors recommends that you vote AGAINST this proposal.

Item 8 on Proxy Card:

C. William Jones, 7055 Thomas Lane, Easton, Maryland 21601, owner of 120 shares of the Company’s common stock, proposes the following:

Resolution to Require Independent Board Chairman

RESOLVED:  The shareholders of Verizon hereby urge our Board of Directors to adopt a policy, amending the Governance Guidelines and Bylaws if feasible, such that the Board will select its Chairman from among the independent directors who have not served as an executive officer of our Company. This policy would separate the roles of Board Chairman and CEO, but should be implemented without abrogating any employment contract.

SUPPORTING STATEMENT

We believe that separating the roles of Chairman and CEO is fundamental to sound corporate governance.

How can the CEO be his own boss?

The Board’s primary role is holding the CEO accountable to the company’s owners. When the CEO is Chairman of the Board, we believe that lines of accountability get blurred, compensation is less tightly aligned with shareholder returns, and the decision to replace a poorly-performing CEO can be skirted or delayed.

Multiple studies have found that shareholder returns are substantially higher on average at firms with non-executive chairmen.

A 2006 Booz Allen Hamilton study of the world’s 2,500 largest public companies concluded: “Non-chairman CEOs are now the best performers. . . . In North America over the last three years, non-chairman CEOs produced shareholder returns three times as high as those of CEO/chairmen.” (“CEO Succession 2005: The Crest of the Wave”).

The Booz Allen study showed that among both American and European companies, firms that separate the roles of chairman and CEO produced returns 5 percentage points higher on average than companies with CEO/chairmen.

A 2006 report from Moody’s concluded that “arguments against independent board leadership are outweighed by advantages offered by clarity of accountability and the strengthened ability of independent directors to respond quickly in a crisis.”

An independent chairman is particularly needed at Verizon since, in our view, the compensation of Verizon’s senior executives has been disconnected from returns to shareholders.

A study by the Corporate Library singled out Verizon for two consecutive years as one of 12 “Pay for Failure Companies” with the worst combination of excessive CEO pay and negative shareholder returns over the most recent five-year period. (“Pay for Failure II,” May 2007).

The Wall Street Journal reported that after Verizon’s stock declined 25% during 2005, in 2006 the Board decided to decouple its Chairman/CEO’s incentive compensation from stock price appreciation. “I haven’t come across any other companies who have moved . . . to a set of more subjective, strategic achievements,” Corporate Library analyst Paul Hodgson told the Journal.

The Corporate Library’s 2008 update on “Pay for Failure” companies extended its criticism of our Board’s executive compensation policies: “Verizon’s performance stock units continue to pay out for TSR performance below the median. . . . In fact, the company would have to perform below the 20th percentile [among S&P 500 and industry peers] for executives to receive nothing.”

Although Verizon’s TSR for 2007 ranked below the 50th percentile compared to the S&P 500 and industry peers, the Board used its discretion to pay Seidenberg’s Performance Stock Unit award at 104% of target.

Please vote FOR this proposal.

BOARD OF DIRECTORS’ POSITION

The Board of Directors believes that the shareholders are best served when the independent members of the Board are fully involved in the operations of the Board and its decision making. The Corporate Governance Guidelines adopted by the Board provide for this involvement by establishing an empowered independent Presiding Director and giving all of the independent Directors direct input into key areas of Board governance. This strong system of checks and balances ensures that an employee Chairman is fully accountable to the independent Directors.

The independent Directors annually elect the Presiding Director who provides independent leadership and oversight. The Presiding Director approves Board agendas, materials and schedules and has the authority to call executive sessions of the Board. The Presiding Director also chairs executive sessions of the Board, including the session evaluating the performance and compensation of the Chief Executive Officer.

The Corporate Governance Guidelines permit the Board to evaluate and consider the qualifications of all Directors in selecting its Chairperson. The independent Directors have elected the Chief Executive Officer to serve as the current Chairman. They believe that his wide-ranging, in-depth knowledge of Verizon’s business and its competitive challenges makes him the best-qualified Director for the position.

Given the safeguards it has put in place, the Board believes that shareholders are best served by allowing it to determine which Director is most qualified to lead the Board and by not limiting its discretion in selecting the best candidate.

Accordingly, the Board of Directors recommends that you vote AGAINST this proposal.

Item 9 on Proxy Card:

Trust for The International Brotherhood of Electrical Workers’ Pension Benefit Fund, 900 Seventh Street, NW, Washington, DC 20001, owner of 149,425 shares of the Company’s common stock, proposes the following:

RESOLVED:  That the stockholders of Verizon Communications, Inc. (“the Company”), assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.”

SUPPORTING STATEMENT

Cumulative voting means that each shareholder may cast as many votes as equal the number of shares held, multiplied by the number of directors to be elected. Each shareholder may cast all such cumulated votes for a single candidate or split votes between one or more candidates, as each shareholder sees fit.

We believe that cumulative voting increases the possibility of electing at least one director with a viewpoint independent of management. In our opinion, this will help achieve the objective of the board representing all shareholders.

We urge our fellow shareholders to vote yes for cumulative voting and the opportunity to enhance our Board with a more independent perspective.

BOARD OF DIRECTORS’ POSITION

Verizon strongly believes in shareholder democracy. At the present time, each share of Verizon common stock has one vote, and each candidate for Director must receive a majority of the votes cast to be elected to the Board. The entire Board of Directors is elected annually. Verizon’s Board believes that this is the most equitable system for electing Directors.

The Company adopted majority voting at the request of its shareholders. Cumulative voting is incompatible with majority voting. By permitting shareholders to aggregate their votes and cast them for only one or a limited number of directors, cumulative voting could easily result in the election of directors who receive less than a majority of the votes outstanding. Shareholders who cumulate their vote often do not vote for all of the candidates for directors and accordingly, some directors who receive very few “for” votes may be elected to the Board.

In addition, cumulative voting would permit special interest groups to leverage their voting power and elect one or more Directors. The Board is concerned that a Director elected by a “special interest” constituency may base decisions on the interests of the group responsible for his or her election rather than acting in the best interests of Verizon and all of its shareholders.

The Board of Directors firmly believes that the present system best assures that the elected directors will represent and act in the interests of all shareholders, and not just a particular group, and that this proposal is not in the best interests of Verizon and its shareholders.

The Board of Directors recommends that you vote AGAINST this proposal.

Item 10 on Proxy Card:

The Firefighters’ Pension System of the City of Kansas City, Missouri, Trust, 12th Floor, City Hall, 414 East 12th Street, Kansas City, Missouri 64106, owner of 100 shares of the Company’s common stock, and The City of Philadelphia Public Employees Retirement System, Sixteenth Floor, Two Penn Center Plaza, Philadelphia, Pennsylvania 19102, owner of 72,179 shares of the Company’s common stock, propose the following:

RESOLVED:  The shareholders of Verizon Communications Inc. (the “Company”) urge the board of directors to adopt a policy of obtaining shareholder approval for any future agreements and corporate policies that would obligate the Company to make payments, grants, or awards following the death of a senior executive in the form of salary, bonuses, accelerated vesting of awards or other benefits, or the continuation of unvested equity grants, perquisites and other payments or benefits in lieu of compensation. This policy would not affect compensation that the executive earns and chooses to defer during his or her lifetime.

SUPPORTING STATEMENT

We support a compensation philosophy that motivates and retains talented executives and ties their pay to the long-term performance of the Company. We believe that such an approach is needed to align the interests of executives with those of shareholders.

“Golden coffin” agreements, however, provide payment without performance, after an executive is dead. Companies claim that these agreements are designed to retain executives. In our opinion, death defeats this argument. “If the executive is dead, you’re certainly not retaining them,” said Steven Hall, a compensation consultant.” (“Companies Promise CEOs Lavish Posthumous Pay-outs,” The Wall Street Journal, June 10, 2008.)

Senior executives have ample opportunities to provide for their estate by contributing to a pension fund, purchasing life insurance, voluntarily deferring compensation, or through other estate planning strategies. Often, these services are provided by or subsidized by the company even though, in our opinion, the senior executives could afford to pay for these benefits themselves out of their other compensation. We see no reason to saddle shareholders with payments made without receiving any services in return. Peter Gleason, chief financial officer of the National Association of Corporate Directors, calls “golden coffin” arrangements a “bad idea.” (“Making Peace Between Boards and Investors,” Financial Week, June 16, 2008.)

The “Golden Coffin” problem is illustrated by the Company’s 2008 proxy statement. According to the Compensation Table on page 30, the Company’s most highly compensated executives received total compensation in 2007 of $26,553,576, $18,460,140, $9,690,614, $9,465,325 and $18,089,163. According to the Severance and Change in Control Benefits table on pages 37-39, if these same executives would have died on December 31, 2007, they would also have received $43,375,476, $53,758,828, $29,349,211, $20,370,621, and $19,012,650 respectively. These additional payments would have been generated by incentive plans, employment agreements (where applicable), financial planning and executive life insurance. Footnotes e) and f) on page 31 explain the Company’s payments on premiums and tax gross-ups for the insurance.

Consequently, we requested that the Company adopt a policy of providing shareholders with a vote on agreements that would provide payments or awards after a senior executive’s death and are unrelated to services rendered to the Company. We believe this may induce restraint when parties negotiate such agreements.

Prior shareholder approval may not always be practical to obtain, and this proposal provides the flexibility to seek approval or ratification after the material terms are agreed upon.

BOARD OF DIRECTORS’ POSITION

The Human Resources Committee of the Board of Directors is committed to performance-based compensation programs that attract and retain executives and also serve the best interests of Verizon’s shareholders. The Committee believes that the benefits Verizon provides upon the death of an executive are reasonable within the overall structure of the Company’s compensation programs and are competitive with those that are offered by its peer companies.

The Board disagrees with the proponents’ assertion that Verizon’s compensation programs “saddle shareholders with payments made without receiving any services in return.” Under the terms of Verizon’s long-term incentive awards, if an employee dies while still employed at Verizon, the awards remain outstanding. This applies equally to all Verizon employees who participate in the long-term incentive plan and is not only available to senior executives. These terms are designed to recognize the contributions that the employee made toward achieving Verizon’s performance goals prior to his or her death. It is important to note that the award payments are not a windfall – they are not accelerated or increased when an employee dies. An award is payable on the regularly scheduled date and is only paid if and to the extent that the applicable performance criteria are satisfied.

In addition, the Verizon executive life insurance plan provides a valuable recruiting and retention tool and is a component of Verizon’s overall compensation program. The total costs of the plan associated with the company-subsidized premiums make up a very small percentage of an executive’s overall compensation package and the death benefit is ultimately paid by the insurance company, not by Verizon. The Committee has determined that the value of the plan far outweighs the relatively small cost to the Company.

The Board believes that the Committee should continue to retain the flexibility to provide and administer competitive compensation programs and that the proposed policy would be unduly restrictive.

The Board of Directors recommends that you vote AGAINST this proposal.

Compensation Committee Report

The Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the Compensation Discussion and Analysis in this proxy statement and the Company’s Annual Report on Form 10-K.

Respectfully submitted,

Human Resources Committee

Joseph Neubauer, Chairperson

Richard L. Carrión

Robert W. Lane

Clarence Otis, Jr.

John W. Snow

John R. Stafford

Dated: March XX, 2009

Executive Compensation

Introduction

The Human Resources Committee oversees the development and implementation of the total compensation program for Verizon’s named executive officers. Throughout the discussion and analysis of compensation, we refer to the Board of Directors as the Board and the Human Resources Committee as the Committee.

During 2008, Verizon’s named executive officers were:

Ivan G. Seidenberg	Chairman and Chief Executive Officer
Dennis F. Strigl	President and Chief Operating Officer
William P. Barr*	Executive Vice President
Doreen A. Toben	Executive Vice President and Chief Financial Officer
Lowell C. McAdam	Executive Vice President of Verizon and President and Chief Executive Officer of Verizon Wireless Joint Venture

* Mr. Barr also served as General Counsel of the Company until November 6, 2008.

Company Performance

Under the leadership of this management team, Verizon reported strong financial and operating results in 2008. Highlights of the Company’s 2008 performance include the following:

•	$2.54 in adjusted earnings per share;
•	$6.4 billion in net income;
•	$97.4 billion in consolidated total revenue;
•	5.8 million wireless net retail customer additions (non-acquisition related) – industry-leading results; and
•	2.5 million in FiOS broadband customers and 1.9 million in FiOS video customers at year-end.

Also, during 2008:

•	Verizon increased its stock dividend by 7%; and
•	Verizon’s total return for 2008 ranked 108th among the companies in the Standard & Poor’s 500 Index, 2nd among the Industry Peers and 10th among the Related Dow Peers.

For the three-year period ending on December 31, 2008, Verizon’s stock delivered a total return of positive 35%, which compared to a total return of negative 23% for the Standard and Poor’s 500 Index, negative 21% median total return for the Industry Peers and negative 12% median total return for the Related Dow Peers over the same three-year period. The Industry Peers are described on page 36 and the Related Dow Peers are described on pages 30-31.

Role and Function of the Compensation Committee

The Committee oversees all aspects of the compensation program for Verizon’s named executive officers. In addition, the independent members of the Board approve all decisions relating to the CEO’s compensation after reviewing and considering the Committee’s evaluation and recommendations. The Committee evaluates and approves each element of the other named executive officers’ compensation.

The Committee has the sole authority to retain and to terminate a compensation consultant and to approve the consultant’s fees and all other terms of the engagement. The Committee has retained Pearl Meyer & Partners as its consultant. In the discussion and analysis of compensation, we refer to the compensation consultant as the Consultant. The Consultant advises the Committee on all matters related to the compensation of the named executive officers and assists the Committee in interpreting data it receives from the Company and the Consultant. The Consultant participates in all Committee meetings. The Committee holds an executive session with the Consultant each time it meets. No members of management are present at the executive sessions.

The Committee’s policy does not permit its Consultant to do any work for the Company while that firm is acting as the Committee’s consultant. In compliance with the terms of this policy, Pearl Meyer & Partners has not performed any work for the Company since the date it was retained by the Committee.

The Committee makes an independent determination on all matters related to the compensation of the named executive officers. In making its determination, the Committee may seek the CEO’s views on whether the existing compensation policies and practices continue to support the Company’s business objectives, the applicable performance goals, the Company’s performance and the contributions of the other named executive officers to that performance.

The Committee may also consult with the Executive Vice President of Human Resources on matters related to the design, administration and operation of the Company’s compensation program. The Committee has delegated administrative responsibilities for implementing its decisions on compensation and benefits matters to the Executive Vice President of Human Resources. He reports to the Committee on the actions he has taken under this delegation.

At the request of the Committee, management and the Consultant have engaged in an ongoing dialogue with large institutional investors about the design and operation of Verizon’s executive compensation program. In addition, the Committee regularly monitors best practices and emerging trends in executive compensation. After taking into account these discussions and this information, the Committee determines whether it should make changes to the compensation program. The new policies that went into effect in 2008 are described below.

Compensation Discussion and Analysis

Summary of 2008 Compensation Program

The following highlights significant aspects of the Company’s 2008 compensation program.

Objectives

•	Encourage executives to both increase short-term performance and create long-term growth by linking a significant portion of their compensation opportunities to the achievement of these goals.
•	Provide total compensation opportunities that attract, retain and motivate talented and diverse executives.

Policies

•	Single Peer Group. In 2008, the Committee began using a single peer group of large capitalization companies to benchmark both compensation opportunities and long-term stock performance. The Committee believes that using this single peer group better reflects the overall market environment for a large company like Verizon and will make it easier for shareholders to evaluate the design and effectiveness of Verizon’s compensation programs. In prior years, the Committee used more than one peer group for these purposes.
•	Benchmarking Total Compensation. Beginning in 2008, the Committee benchmarked each executive’s total compensation opportunity instead of separately evaluating each element of compensation, using a single peer group to evaluate total compensation. By evaluating the total compensation opportunity, the Committee is able to provide a competitive program, while having the ability to differentiate among individual pay elements in order to address retention needs and reflect an executive’s specific experience.
•	Company-Wide Performance Measures. The Committee believes that shareholders and the investment community generally assess Verizon based on Company-wide performance with respect to top line revenue growth and bottom line adjusted earnings per share. The Committee also believes that in order to achieve these performance objectives, the executives must successfully manage each of the underlying business segments. After reviewing best practices, trends in compensation matters and input from large institutional investors, the Committee determined that for 2008, the short-term incentive compensation opportunities for all of the named executive officers would be based on the same set of Company-wide performance measures, rather than multiple measures of business segment performance.

2008 Compensation Decisions

•	The Committee targeted total compensation opportunities to fall within the 60th to 65th percentile of the Related Dow Peers. This peer group is described on pages 30-31.

•	In consultation with the Consultant, the Committee reviewed competitive market pay practices to determine whether base salary increases were advisable. After considering this information, the Committee determined that for 2008, the data supported base salary increases for the named executive officers other than the CEO ranging from 3% to 6%, and it recommended to the Board, and the Board concurred, that it was not necessary to adjust the base salary of the CEO.
•	Based on the Company’s performance against the measures the Committee established at the beginning of the year, the 2008 short-term incentive awards were paid at 95% of their targeted level for all of the named executive officers.
•	Based on the Company’s performance against the measures the Committee established at the beginning of the 2006–2008 performance cycle, Verizon’s named executive officers each earned 123% of the number of performance stock units that were granted to them as part of their long-term incentive award opportunity for that three-year performance cycle. They also received dividend equivalent units on the portion of the award that was paid to them. The named executive officers, other than the CEO, received a portion of their long-term incentive award in the form of restricted stock units as described on page 35.

Compensation Objectives

Align Executives’ and Shareholders’ Interests and Promote Short-Term Performance and Long-Term Growth

To promote a performance-based culture that links the interests of management and shareholders, the Committee has developed a compensation program that focuses extensively on variable, performance-based compensation. The largest portion of compensation is based on performance against challenging pre-established metrics and the smallest portion is based on fixed compensation (base salary). In addition, the program does not include such fixed compensation elements as guaranteed defined benefit pension and supplemental pension benefits.

In establishing the performance objectives used in the Company’s pay-for-performance program, the Committee balances the importance of meeting the Company’s short-term business goals with the need to create shareholder value over the longer term. To ensure that the interests of Verizon executives remain closely aligned with the interests of its shareholders, long-term compensation opportunities represent more than three times the compensation opportunities related to short-term performance. In addition, the Committee has attempted to structure the compensation program and the performance metrics to discourage executives from taking undue business risks to meet performance targets.

In motivating executives to achieve short- and long-term goals, the Committee has established incentive awards that are earned based on the Company’s performance over one- and three-year periods. After considering a variety of data including the practices of its peers, trends and input from large institutional investors, the Committee determined that Verizon’s short-term compensation opportunities should continue to be based upon Verizon’s stand-alone performance against absolute goals, while Verizon’s long-term compensation opportunities should continue to be based upon Verizon’s performance relative to peer companies.

Attract, Retain and Motivate High-Performing Executives

In order to attract, retain and motivate executives, the Company’s compensation program features:

•

Compensation opportunities that are competitive with Verizon’s peer companies. The Committee generally targets total compensation opportunities to fall within the 60th to 65th percentile of the Related Dow Peers. The Committee believes that this is an appropriate level of compensation because of the significant depth of each executive’s experience, Verizon’s emphasis on performance-based incentive pay and the elimination of certain fixed pay elements, including guaranteed defined benefit pension and supplemental pension benefits.

•	Three-year long-term performance cycles that encourage high-performing executives to remain with the company.

Elements of Compensation

In setting total compensation at competitive levels, the Committee determines the appropriate balance between:

•	Fixed and variable pay elements;
•	Short- and long-term pay elements; and
•	Cash and equity-based pay elements.

The following table illustrates the elements of Verizon’s compensation program and the Committee’s weighting of each.

Pay Element	Primary Objective	% of Compensation (Approximate)
Base salary	Attract and compensate high-performing and experienced executives	10%
Annual incentive opportunity	Motivate executives to achieve challenging short-term performance measures	20%
Long-term incentive opportunity	Align executives’ interests with those of shareholders to grow long-term value and retain executives	70%

The named executive officers are eligible to receive medical, disability and savings plan benefits that are generally provided to all management employees. They are also eligible for certain executive life insurance, financial planning and corporate transportation benefits, which are provided in order to attract and retain high-performing executives and to minimize any risks to the executives’ safety and security.

Role of Benchmarking and the Related Dow Peers

In order to determine whether the compensation opportunities for executives are appropriate and competitive, the Committee compares each named executive officer’s total compensation opportunity to the total compensation opportunities for executives in comparable positions at peer companies. Prior to 2008, the Committee used an industry peer group and a market peer group for this purpose. In 2008, the Committee began using a single peer group that includes the 29 companies (other than Verizon) in the Dow Jones Industrial Average, plus Verizon’s four largest competitors that are not included in the Dow Jones Industrial Average. This group is referred to as the Related Dow Peers.

In the Committee’s view, the Related Dow Peers represent Verizon’s primary competitors for executive talent and investor dollars. In addition, the ongoing consolidation in the telecommunications industry has greatly reduced the number of similarly-sized industry competitors, and a variety of non-traditional competitors have entered the marketplace. As a result of these changes, the Industry Peers no longer represent the most relevant standard for comparison. Accordingly, the Committee determined that it was appropriate to benchmark both total compensation opportunities and Verizon’s relative stock performance under its long-term incentive plan against the Related Dow Peers.

The Committee also believes that this group of companies, which is reflected in an established and recognizable index that includes both similarly-sized companies and Verizon’s largest industry competitors, provides a consistent measure of Verizon’s performance and makes it easier for shareholders to evaluate, monitor and understand Verizon’s compensation program.

The following chart lists the companies included in the Related Dow Peers as of December 31, 2008. It shows their net income, annual revenue and total employees as reported as of each company’s 2007 fiscal year-end, and it also shows each company’s market capitalization based on publicly available market data as of December 31, 2008.

RELATED DOW PEERS

Company	Market Capitalization* ($ Millions)	Net Income ($ Millions)	Revenue ($ Millions)	Total Employees
3M	39,873	4,096	24,462	76,239
Alcoa	9,012	2,564	30,748	107,000
American Express	21,516	4,012	31,557	67,700
AT&T	167,951	11,951	118,928	310,000
Bank of America	70,648	14,982	119,190	210,000
Boeing	31,270	4,074	66,387	159,300
Caterpillar	26,946	3,541	44,958	101,333
Chevron	150,292	18,688	203,970	65,000
Citigroup	36,566	3,617	159,229	374,000
Coca-Cola	104,735	5,981	28,857	90,500
Comcast	48,016	2,587	30,895	100,000
Du Pont (E.I.)	22,830	2,988	30,454	60,000
Exxon Mobil	406,067	40,610	358,600	80,800
General Electric	170,033	22,208	169,719	327,000
General Motors	1,953	(38,732)	181,122	266,000
Hewlett-Packard	87,684	7,264	104,286	172,000
Home Depot	39,029	5,761	79,022	247,520
IBM	113,065	10,418	98,786	386,558
Intel	81,539	6,976	38,334	86,300
Johnson & Johnson	166,002	10,576	61,095	119,200
JP Morgan Chase	117,681	15,365	116,353	180,667
Kraft Foods	39,446	2,590	37,241	103,000
McDonald’s	69,314	2,395	22,787	390,000
Merck	64,271	3,275	24,198	59,800
Microsoft	172,930	14,065	51,122	79,000
Pfizer	119,417	8,144	48,418	86,600
Procter & Gamble	184,576	10,340	76,476	138,000
Qwest	6,200	2,917	13,778	37,000
Sprint Nextel	5,228	(29,580)	40,146	60,000
Time Warner	36,090	4,387	46,482	86,400
UTC	50,953	4,224	54,759	225,600
Wal-Mart	219,898	11,284	348,650	1,900,000
Walt Disney	42,000	4,687	35,510	137,000
Verizon	96,292	5,521	93,469	235,000
Verizon’s Ranking	13	17	12	9

*	Source: Bloomberg Professional Services

2008 Annual Base Salary

The Committee determines an executive’s base salary after reviewing the competitive pay practices of the Related Dow Peers for comparable positions, considering the scope of the executive’s responsibility and experience and discussing it with the Consultant. The Committee also discusses its assessment of the other named executive officers with the CEO. For 2008, the Committee determined that the data supported a 6% base salary increase for Mr. Strigl and Ms. Toben and a 3% base salary increase for Messrs. Barr and McAdam, and it recommended to the Board, and the Board concurred, that it was not necessary to adjust the base salary of the CEO.

2008 Short-Term Incentive Compensation

The Verizon Short-Term Incentive Plan, which is referred to as the Short-Term Plan, motivates executives to achieve challenging short-term performance goals. Each year, the Committee establishes the potential value of the opportunities under the Short-Term Plan, as well as the performance targets to achieve these opportunities.

The Committee sets the value of the opportunities under the Short-Term Plan based on the scope of the executive’s responsibility and on the competitive pay practices of the Related Dow Peers for comparable positions. These opportunities are established as threshold, target and maximum opportunities that are dependent on achieving different performance measures. The Short-Term Plan award opportunities for each of the named executive officers are shown in the Grants of Plan-Based Awards table on page 42. The Committee may reduce but not increase a participant’s maximum total award under the Short-Term Plan.

The following chart shows the 2008 target Short-Term Plan award opportunity for each of the named executive officers.

Named Executive Officer	Target 2008 Short-Term Plan Award Opportunity
Mr. Seidenberg	$3,937,500
Mr. Strigl	$1,987,500
Mr. Barr	$973,125
Ms. Toben	$1,312,500
Mr. McAdam	$928,125

The Committee did not increase Mr. Seidenberg’s 2008 target award opportunity, but it did increase the 2008 target award opportunities for the other named executive officers from the target levels established for their 2007 awards that are reflected in the Summary Compensation Table as follows:

•	Ms. Toben’s opportunity was increased as a result of her base salary increase and to better align her total compensation opportunity with the compensation of executives in comparable positions at the Related Dow Peers; and
•	Messrs. Strigl’s, Barr’s and McAdam’s opportunities were each increased as a result of their base salary increases.

Whether, and the extent to which, the named executive officers earn the targeted Short-Term Plan award is determined based on whether Verizon achieves performance measures established by the Committee.

Determination of Annual Performance Measures

The Committee reviews and establishes the performance measures for the Short-Term Plan on an annual basis to ensure that the program design appropriately motivates executives to achieve challenging financial and operational performance goals.

In the first quarter of 2008, the Committee reviewed and approved the following annual financial and operating performance measures for all of Verizon’s executives, including the named executive officers, and ascribed to each the weighting shown below.

Performance Measure	% of Total Award at Target
Adjusted EPS	60%
Revenue Growth	35%
Diversity	5%

As discussed previously, because the Committee believes that shareholders and the investment community primarily evaluate Verizon based on its consolidated performance, the Committee based the Short-Term Plan award opportunities for all of the named executive officers on two Company-wide financial performance measures, as determined by top line revenue growth and bottom line Adjusted EPS. The Committee also recognized that the executives must successfully manage the challenges for each business segment to create revenue growth and segment operating earnings in order to achieve the overall Company performance goals.

Adjusted EPS.  The Committee views Adjusted EPS as an important indicator of Verizon’s success. The Committee has selected Adjusted EPS as one of the performance measures under the Short-Term Plan because it is broadly used and recognized by investors as a significant indicator of Verizon’s ongoing operational performance. Adjusted EPS excludes non-recurring and non-operational items, such as impairments and gains and losses from discontinued operations, business combinations, changes in accounting principles, extraordinary items and restructurings. As a result, Adjusted EPS is not positively or negatively impacted from period to period by these types of items, so it better reflects the relative success of the Company’s ongoing business.

In setting the Adjusted EPS target for 2008 and in evaluating the Company’s success in meeting that target, the Committee took into account that the Company’s stock repurchases were within the limits of the stock repurchase plan approved by the Board at the time the Adjusted EPS target was established.

In addition, the Committee’s policy requires the exclusion of the effect of any net impact from pension income and other postretirement benefit costs. For 2008, the Committee reviewed the net contribution of pension income and postretirement benefit costs to Adjusted EPS and determined the Adjusted EPS measure for compensation purposes after excluding the impact of any net benefit from pension income and other postretirement benefit costs.

Revenue Growth.  The Committee also views consolidated adjusted total revenue growth as another important indicator of the Company’s success in managing its capital investments. This measure reflects the level of penetration of products and services in key market segments. Using this measure provides balance within the Short-Term Plan because executives can only achieve a maximum total award when there is both significant revenue growth and significant profitability.

Diversity.  The Company is committed to promoting diversity among its employees and to recognizing and encouraging the contribution of diverse business partners to the Company’s success. To reflect that important commitment, the 2008 performance measures also include a diversity measure.

The value of the Short-Term Plan award opportunity for each performance measure varies depending on the Company’s performance with respect to that measure. For each measure, (i) if performance exceeds the target performance, the value of the opportunity for that measure will be greater than the target opportunity but not above the maximum award opportunity for that measure; (ii) if performance is below the target but exceeds the threshold performance, the value of the opportunity for that measure will be between the target and threshold values for that measure; and (iii) if performance is below the threshold performance, no value will be paid with respect to that measure. If the Company’s performance is below the threshold for all of the performance measures, no award will be paid under the Short-Term Plan for that year.

In addition, under the Short-Term Plan no awards may be paid if Verizon’s return on equity for the plan year, calculated based on adjusted net income, does not exceed 8%, even if some or all of the performance measures are achieved.

The Committee believes that these performance measures are appropriate to motivate the Company’s executives to achieve outstanding short-term results and to build value for shareholders.

2008 Annual Performance Measures

The 2008 performance measures for the named executive officers are shown below:

•	An Adjusted EPS target range of $2.53 - $2.56;
•	A consolidated adjusted total revenue growth target range of 4% to 5%; and
•	A diversity target of (i) having 50% of new hires and promotions at and above the manager level consist of minority and female candidates, and (ii) directing at least $25 million in supplier spending at the corporate level to minority- and female-owned or operated firms.

2008 Company Results and Annual Performance Awards

Despite a recessionary economy, Verizon reported strong 2008 results including:

•	Return on equity of 14.3%[1];
•

Adjusted EPS of $2.54[1], which, after considering the net impact of pension income and other postretirement benefit costs, for compensation purposes was 1.6% lower than the target performance measure range as described above;

•	Consolidated adjusted total revenue growth of 5.1%[2], or 2.2% higher than the target performance measure range as described above; and
•	122% of the diversity measure for new hires and promotions and 133% of the diversity supplier spending measure.

After considering the level of performance described above, the Committee and, for Mr. Seidenberg, the Board, approved payment of Short-Term Plan awards at 95% of the target level. The following table shows the amount of the Short-Term Plan awards paid to each named executive officer.

Named Executive Officer	Actual 2008 Short-Term Plan Award
Mr. Seidenberg	$3,740,625
Mr. Strigl	$1,888,125
Mr. Barr	$924,469
Ms. Toben	$1,246,875
Mr. McAdam	$881,719

Long-Term Incentive Compensation

The Verizon Long-Term Incentive Plan, which is referred to as the Long-Term Plan, rewards participants for the creation of long-term shareholder value over a three-year period. In considering the appropriate duration of the performance cycle under the Long-Term Plan, the Committee believes that it is important to establish a period that is longer than one year in order to meaningfully evaluate the performance of long-term strategies and the effect on value returned to shareholders. The Committee determined that a three-year performance cycle for the Long-Term Plan awards was appropriate.

For each performance cycle, the Committee establishes target award opportunities that are set as a percentage of base salary. Since 2006, the Committee has maintained the target award opportunity for each named executive officer at the same level.

Currently, long-term incentive awards consist of Performance Share Units, referred to as PSUs, and Restricted Stock Units, referred to as RSUs. The PSUs and RSUs are paid in cash so that the number of Verizon shares outstanding does not increase when they are paid and accordingly, there is no equity dilution to Verizon’s shareholders.

The value of each PSU is equal to the value of one share of Verizon common stock and accrues dividend equivalents that are deemed to be reinvested in PSUs. The dividend equivalents are only paid to the extent that PSUs are vested and earned. The Committee determines an executive’s compensation opportunity by assuming that he or she will earn 100% of the PSUs initially awarded in any performance cycle. However, the number of PSUs that are actually earned and paid is determined based on Verizon’s total shareholder return, or TSR, as compared to a designated peer group over the three-year performance cycle. The final value of each PSU is based on the closing price of Verizon’s stock on the last trading day of the year that the performance cycle ends. As a result, awarding PSUs provides a strong incentive to senior management to outperform other major companies that are viewed as alternatives to an investment in Verizon.

[1]	For 2008, adjusted net income and Adjusted EPS exclude the following items:
•	Merger integration costs;
•	Access line spin-off related charges;
•	Investment-related charges; and
•	Severance, pension and benefit charges.
[2]

For 2008, consolidated adjusted total revenue differs from consolidated total revenue due to reclassifications made to reported revenues to reflect comparable operating results for the spin-off of the wireline segment’s non-strategic local exchange and related business assets in Maine, New Hampshire and Vermont.

On the date of the award, the Committee also establishes the number of RSUs that may be earned over an award cycle. The value of each RSU is equal to the value of one share of Verizon common stock and accrues dividend equivalents that are deemed to be reinvested in RSUs. The dividend equivalents are only paid to the extent that RSUs are vested and earned. The 2008 RSU awards are payable at the end of the three-year award cycle based on Verizon’s closing stock price on the last trading day of the year that the award cycle ends and provide a retention-oriented award linked with Verizon’s stock price.

2008 Long-Term Plan Award Opportunities

For 2008, Ms. Toben and Messrs. Strigl, Barr and McAdam received 60% of their 2008 Long-Term Plan award opportunity in the form of PSUs and 40% in the form of RSUs. This allocation reflects the Committee’s focus on encouraging both outstanding relative TSR performance and the retention of the Company’s highly-qualified senior management team. Because the Committee believes that the CEO has the primary responsibility for increasing the value of Verizon’s stock, Mr. Seidenberg’s entire Long-Term Plan award opportunity for 2008, consistent with prior performance cycles, consists of PSUs. Also consistent with prior performance cycles, Mr. Seidenberg’s 2008 award provides a separate opportunity to earn an additional payout. This additional opportunity is based upon the Company’s performance relating to certain pre-established strategic initiatives. However, Mr. Seidenberg’s total payout cannot exceed the maximum award value.

The following table shows the Long-Term Plan awards granted to the named executive officers during 2008. A description of the 2008 PSU awards, including the performance requirements, follows the table.

			Award Mix at Target
Named Executive Officer	2008 Target Award Value in Total	Target % of Base Salary	PSUs (Based on Relative TSR)	RSUs
Mr. Seidenberg	$13,125,000	625%	100%*	0%
Mr. Strigl	$8,281,250	625%	60%	40%
Mr. Barr	$4,541,250	525%	60%	40%
Ms. Toben	$4,593,750	525%	60%	40%
Mr. McAdam	$4,331,250	525%	60%	40%

* As described on page 36, the Committee has the discretion to recommend that the Board increase the value of Mr. Seidenberg’s award based upon performance relating to strategic initiatives.

Terms of 2008 PSU Awards

The following table shows the percentage of PSUs that were originally awarded for the 2008-2010 performance cycle that can be earned based on a range of relative TSR positioning compared with the companies in the Related Dow Peers.

Verizon’s Relative TSR Ranking Among the Companies in the Related Dow Peers	Percentage of Awarded PSUs that will be Earned	Performance Level
1 – 4	200%	Maximum
5 – 8	175%	Above Target, Below Maximum
9 – 12	150%
13 – 16	100%	Target
17 – 21	75%	Below Target, Above Threshold
22 – 25	50%	Threshold
26 – 34	0%	Below Threshold

Verizon’s TSR during the three-year performance cycle must rank at least 16th among the members of the Related Dow Peers in order to earn 100% of the target number of PSUs. Similarly, the maximum number of PSUs (200% of target) can only be earned if Verizon’s TSR during the three-year performance cycle ranks among the top four companies, representing approximately the 90th percentile of the companies in the Related Dow Peers. If Verizon’s TSR during the three-year performance cycle falls below approximately the 25th percentile of the companies in the Related Dow Peers, none of the PSUs will be earned.

Under Mr. Seidenberg’s 2008 PSU award, the Committee may recommend that the Board increase his payout based on the Company’s performance during the three-year performance cycle in the following strategic areas: (i) producing double-digit consolidated earnings growth each year; (ii) maintaining Verizon Wireless’s market leadership position; (iii) sustaining Verizon’s top line consolidated total revenue growth at 5-6% per year; (iv) developing Verizon’s executive talent pool and preparing Verizon’s succession plan; (v) participating in and providing leadership to various industry forums; and (vi) implementing key policy initiatives. The Committee has not assigned a particular weight to any of these strategic initiatives and has the discretion to recommend to the Board whether and to what degree the award should be increased. However, if Verizon’s relative TSR performance during the measurement period does not merit any payout of PSUs, Mr. Seidenberg may not receive any payment of his 2008 PSU award (including any portion relating to these strategic initiatives). The maximum total payout for Mr. Seidenberg’s 2008 PSU award, including the value of any discretionary payment based on these strategic initiatives, cannot exceed the amount that would be payable if the percentage of earned PSUs was equal to 200% of the number of PSUs awarded.

Terms of 2006 PSU Awards

With respect to the PSUs awarded in 2006, the Committee determined the number of PSUs a participant earned based on Verizon’s TSR for the 2006-2008 three-year performance cycle relative to the TSRs of:

•	The companies in a telecommunications industry peer group shown below, referred to as the Industry Peers (60% weight); and
•	The companies in the S&P 500 Index (40% weight).

For PSUs awarded prior to the 2008–2010 award cycle, including the 2006 PSU awards, the Committee compared the Company’s stock performance to the Industry Peers to determine a portion of the award. The Industry Peers were selected because they are companies that compete directly with Verizon for customers and are generally affected by similar market and regulatory conditions. The Committee based the remainder of the award on the Company’s TSR performance compared to the companies in the S&P 500 Index in order to approximate the value of the Company’s performance compared to a common investment alternative for shareholders.

The following chart shows the Industry Peers as of December 31, 2008. As previously indicated, the Industry Peers include companies in Verizon’s industry sector (regardless of size) that provide wireline, wireless and broadband communications services.

INDUSTRY PEERS

AT&T	Comcast	Qwest
Cablevision	Frontier Communications	Sprint Nextel
CenturyTel	Level 3 Communications	Time Warner
Charter Communications

The following table illustrates the percentages of the PSUs initially awarded for the 2006-2008 performance cycle that could potentially be earned based on a range of relative TSR performance.

		Verizon’s Relative TSR Position Compared to S&P 500
		less than 20th percentile	20th percentile	50th percentile	55th percentile	75th percentile	100th percentile
Verizon’s Relative TSR Position Compared to Industry Peers	less than 20th percentile	0%	16%	40%	44%	60%	80%
	20th percentile	18%	34%	58%	62%	78%	98%
	50th percentile	45%	61%	85%	89%	105%	125%
	55th percentile	60%	76%	100%	104%	120%	140%
	75th percentile	90%	106%	130%	134%	150%	170%
	100th percentile	120%	136%	160%	164%	180%	200%

As the chart illustrates, the target award is payable if Verizon’s results are at the 55th percentile when compared to the Industry Peers and the 50th percentile when compared to the companies in the S&P 500 Index.

2006 PSUs Earned by the Named Executive Officers and All Other Plan Participants.  Over the three-year performance cycle ending on December 31, 2008, Verizon’s TSR ranked in the 61st percentile when compared to the Industry Peers and in the 62nd percentile when compared to the S&P 500 Index companies, significantly outperforming both peer groups. The payout is based on the Company’s performance over the entire three-year cycle. As a result, the Committee approved in 2009 a payment to all participants of 123% of the number of PSUs awarded for the 2006-2008 performance cycle, based on Verizon’s closing stock price of $33.90 on December 31, 2008.

Mr. Seidenberg’s Award. As a participant in the Long-Term Plan, Mr. Seidenberg received the same percentage (123%) of the 2006 PSUs as the other participants in the Plan. Under the separate opportunity provided to Mr. Seidenberg, the Committee also had the discretion to recommend that the Board increase his payout for the 2006-2008 performance cycle to a level that did not exceed his maximum award opportunity, based on the Company’s performance during that three-year period with respect to the following strategic initiatives: synergy savings goals relating to the launch of Verizon Business; Wireless growth; passage of key legislation; and FiOS and broadband growth. The Committee did not assign any specific weighting to these initiatives. Despite Verizon’s strong performance during the performance cycle with respect to these strategic initiatives, after taking into account the overall economic and market conditions during 2008, Mr. Seidenberg requested that the Committee recommend that the Board not consider making a discretionary award to him. After reviewing this request, the Committee and the Board agreed not to consider a discretionary payment with respect to Mr. Seidenberg’s 2006-2008 performance award.

Other Elements of the Total Compensation Program

Transportation

The Company provides certain aircraft and ground transportation benefits to enhance the safety and security of certain of the named executive officers. Additional information on Company-provided transportation is included in footnote 5 to the Summary Compensation Table on page 41.

Executive Life Insurance

The Company offers the named executive officers and other executive employees the opportunity to participate in an executive life insurance program in lieu of participation in the Company’s basic and supplemental life insurance programs. The Committee believes that this program provides an important recruiting and retention tool that is an important component of Verizon’s overall compensation plan. Additional information on this program is provided in footnote 5 to the Summary Compensation Table on page 41.

Financial Planning

The Company provides a voluntary Company-sponsored financial planning benefit program for the named executive officers and other executive employees. Additional information on this program is provided in footnote 5 to the Summary Compensation Table on page 41.

Retirement Benefits

Effective June 30, 2006, Verizon stopped all future pension accruals under its management tax-qualified and supplemental defined benefit retirement plans. The Committee determined that guaranteed pay in the form of pension and supplemental executive retirement benefits was not consistent with the Company’s pay-for-performance culture. These legacy retirement benefits that were previously provided to Verizon’s named executive officers are described in more detail in the footnotes accompanying the pension plan table on pages 44-45.

During 2008, all of Verizon’s management employees, including the named executive officers, were eligible to participate in the Company’s tax-qualified and nonqualified savings plans. These plans are described in the section entitled Defined Contribution Savings Plans on pages 45-46.

Tax and Accounting Considerations

Federal income tax law generally prohibits publicly-held companies from deducting compensation paid to a named executive officer (other than a chief financial officer) that exceeds $1 million during the tax year unless it is based upon attaining pre-established performance measures that are set by the Committee pursuant to a plan approved by the Company’s shareholders.

Management has advised the Committee that the compensation paid to the named executive officers under the Short-Term Plan currently meets the performance-based exception and is deductible. However, if those executives receive compensation for the 2008-2010 performance cycle under the Long-Term Plan, those payments will not qualify for a deduction because the categories of performance measures under the Long-Term Plan were last approved by shareholders in 2001. Management has advised the Committee that losing a tax deduction for these payments will not be material to Verizon’s overall tax liability. The Committee has the flexibility to take any compensation-related actions that it determines are in the best interests of the Company and its shareholders including determining when to request shareholder approval of the Verizon incentive plans and when to award compensation that may not qualify for a tax deduction.

The Committee also considers the effect of certain accounting rules that apply to the various aspects of the compensation program available to the named executive officers. The Committee reviews potential accounting effects in determining whether its compensation actions are in the best interests of the Company and its shareholders. By paying the PSUs and RSUs in cash, the number of Verizon shares outstanding does not increase and this avoids the equity dilution that would result from paying the awards in stock. The Committee has been advised by management that the impact of the variable accounting treatment required for those awards (as opposed to fixed accounting treatment) will depend on future stock performance.

Approval of Amended and Restated Short-Term and Long-Term Incentive Plans

As discussed on pages 15-20 of this proxy statement, Verizon is requesting that its shareholders approve amended and restated short-term and long-term incentive plans. If these amended and restated plans are approved, management has advised the Committee that payments under those plans will qualify for the performance-based compensation exception and be deductible for federal income tax purposes under the current law until such time as subsequent shareholder approval is required by the federal tax laws. (Items 4 and 5 on the proxy card.)

The amended and restated Verizon Short-Term Plan will continue to:

•	Provide that no awards be made unless Verizon’s return on equity attributable to Verizon exceeds 8%;
•	Limit the maximum award that a participant may receive; and
•	Allow the Committee to reduce, but not increase, a participant’s maximum award.

The amended and restated Verizon Long-Term Plan will, among other things:

•	Continue to specifically prohibit the repricing of any equity awards;
•	Provide for a “double-trigger” for the vesting of any awards after a change in control of the Company so that a participant must actually lose his or her job for the awards to vest based upon a change in control;
•	Prohibit the practice of granting “reload” options so that no options can be automatically granted based upon the exercise of an outstanding grant; and
•	Continue to require that all awards are granted with prices at no less than the stock’s fair market value at the time the award is granted.

The proposed amended and restated Verizon Short-Term Plan and Verizon Long-Term Plan that are being submitted for shareholder approval are described in more detail beginning on page 15.

Employment Agreements, Severance and Change in Control Benefits

When the Verizon merger was completed in 2000, the Company negotiated and entered into employment agreements with Messrs. Strigl and Barr, who were executive officers of the Company. The Committee believed that it was important to ensure that these individuals would continue to lead the Company and provide the expertise and continuity that were critical to the Company’s success. In 2000, the Company also entered into an employment agreement with Ms. Toben, who was a senior executive, but not an executive officer, at that time. In addition, in 2000, Verizon Wireless entered into an employment agreement with Mr. McAdam, who was a senior executive of Verizon Wireless at that time, but not an executive officer of Verizon. Mr. McAdam’s employment agreement was assumed by Verizon when he became an executive officer of Verizon in 2007. Mr. Seidenberg’s employment agreement expired in 2004 and was not replaced. Accordingly, Mr. Seidenberg is not eligible for a cash separation payment upon his separation from service.

The compensation levels established under each of the employment agreements reflect the Company’s general compensation practices, as applicable to each individual’s position, at the time the agreements were entered into.

The severance benefits and the circumstances under which they would be payable were based on each executive’s position and tenure with the Company and competitive practices among the Company’s peers at the time of execution of the agreements. Consistent with these competitive practices, the definitions of “cause” and “good reason” incorporated into the agreements were selected to assure that the executives would be fairly compensated in the event that the Company denied them the opportunity to fulfill the terms of their agreements, or materially altered the terms and conditions under which they were to perform their services. These severance benefits are described in more detail in the severance and change in control tables on pages 47-51.

Mr. Barr retired from the Company effective December 31, 2008. The Company has determined that Mr. Barr is eligible to receive separation benefits under the terms of his employment agreement. These benefits are more fully outlined in the termination and change in control table on page 48. The total amount of his cash separation payment is equal to $10,380,000 and will be payable on or about July 1, 2009. In addition, Mr. Barr is eligible to receive certain other benefits that he is entitled to as a retiree of the Company. At the time of his retirement and as required by his employment agreement as a condition to receiving separation benefits, Mr. Barr executed a release and agreed that he will not compete or interfere with any Verizon business for a period of one year after his separation from service.

In 2007, the Committee revised its policy relating to shareholder approval or ratification of any new employment agreement or severance agreement with an executive officer that provides for a total cash value severance payment exceeding 2.99 times the sum of the executive’s base salary plus Short-Term Plan incentive payment. The revised policy more specifically defines the elements of severance pay and specifies that a lump-sum cash severance payment includes payments for any consulting services, payments to secure a non-compete agreement, payments to settle any litigation or claim, payments to offset tax liabilities, payments or benefits that are not generally available to similarly-situated management employees and payments in excess of, or outside, the terms of a Company plan or policy.

Stock Ownership Guidelines

To further align the interests of Verizon’s management with those of its shareholders, the Committee has approved guidelines that require each named executive officer and other executives to maintain certain stock ownership levels.

•	These guidelines require the CEO to maintain share ownership equal to at least five times his base salary and require the other named executive officers to maintain share ownership equal to at least four times their base salaries.
•	Executives must achieve the guideline level of ownership within five years of being promoted to that position.
•	The guidelines also prohibit an executive from short-selling or engaging in any financial activity where they would benefit from a decline in Verizon’s stock price.

In determining whether an executive meets the required ownership level, the calculation includes any shares held by the executive directly or through a broker, shares held through the Verizon 401(k) plan or the Verizon nonqualified savings plan and other deferred compensation plans and arrangements that are valued by reference to Verizon’s stock. Beginning in 2008, the calculation does not include any existing or future PSUs and RSUs that are payable in cash. Executives are required to meet the ownership level for their position under these revised guidelines within three years.

Recovery of Incentive Payments

The Committee believes that it is appropriate that the Company’s compensation plans and agreements provide for financial penalties to an executive who engages in fraudulent or other inappropriate conduct. Accordingly, the Committee has adopted a policy that enables the Company to recapture incentive payments received by an executive who has engaged in misconduct.

Compensation Tables

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards[1] ($)	Option Awards[2] ($)	Non-Equity Incentive Plan Compensation[3] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[4] ($)	All Other Compensation[5] ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Ivan G. Seidenberg	2008	2,100,000	0	11,365,521	0	3,740,625	420,738	946,754	18,573,638
Chairman & CEO	2007	2,100,000	0	19,198,033	0	4,200,000	203,231	852,312	26,553,576
	2006	2,100,000	0	13,076,534	0	4,252,500	1,097,288	734,432	21,260,754

Dennis F. Strigl	2008	1,319,231	0	7,075,305	0	1,888,125	122,590	657,410	11,062,661
President & COO	2007	1,250,000	0	14,562,022	0	2,000,000	32,321	615,797	18,460,140
	2006	1,125,000	0	10,305,507	0	2,148,750	537,778	484,200	14,601,235

William P. Barr*	2008	863,077	0	3,265,948	0	924,469	180,927	10,677,139	15,911,560
Executive Vice President	2007	840,000	0	7,480,222	0	1,008,000	80,990	281,402	9,690,614
	2006	840,000	0	6,298,436	0	1,020,600	313,774	230,990	8,703,800

Doreen A. Toben	2008	871,154	0	3,323,724	0	1,246,875	149,875	283,183	5,874,811
Executive Vice President & CFO	2007	825,000	0	7,346,677	0	990,000	20,788	282,860	9,465,325
	2006	825,000	0	6,175,549	0	1,002,375	284,787	214,347	8,502,058

Lowell C. McAdam	2008	823,077	0	4,829,516	(696,813)	881,719	1,310,261	288,945	7,436,705
Executive Vice President &	2007	800,000	0	8,507,034	7,210,476	1,032,000	207,429	332,224	18,089,163
President & CEO
Verizon Wireless Joint Venture
*	Mr. Barr also served as General Counsel of the Company until November 6, 2008.
[1]

The amounts in this column for 2008 reflect the accounting expense that the Company incurred in 2008 in accordance with Statement of Financial Accounting Standards, or SFAS, No. 123(R) for the outstanding PSU and RSU awards granted to the named executive officers in 2008, 2007 and 2006. The accounting expense is calculated using:

•	The entire grant date fair value of the 2008 awards, assuming that 85% of the 2008 PSU awards will be earned;
•	The change in value of all of the PSU and RSU awards during 2008 based on $33.90, the closing price of Verizon’s common stock on December 31, 2008, and (i) assuming that 85% of the 2007 and 2008 PSU awards will be earned and (ii) using the actual payout of the 2006 PSU awards as described on page 37; and
•	The accrued dividend equivalent units on the outstanding awards (the dividend equivalent units on the PSU awards are paid only to the extent that the associated awards are ultimately paid).
In addition, the accounting expense for Mr. Strigl’s awards includes vesting of one-half of his special 2007 RSU award and for Mr. McAdam’s awards, vesting of one-third of his 2006 PSU and RSU awards. The 2008 accounting expense is also based on the assumptions described in note 14 to the Company’s consolidated financial statements for the year ended December 31, 2008, as included in the Company’s 2008 Annual Report to Shareowners.
[2]

The amounts in this column reflect the accounting expense (credit) that the Company incurred in 2008 and 2007 in accordance with SFAS No. 123(R) for partnership value appreciation rights previously granted to Mr. McAdam under the 2000 Verizon Wireless Long-Term Incentive Plan. The accounting expense (credit) is based on the assumptions described in note 14 to the Company’s consolidated financial statements for the year ended December 31, 2008, as included in the Company’s 2008 Annual Report to Shareowners.

[3]	The amounts in this column for 2008 reflect the 2008 Short-Term Plan award paid to the named executive officers in February 2009, as described on page 34.
[4]

The amounts in this column for 2008 reflect the sum of the change in the actuarial present value for the defined benefit plans and the above-market earnings on nonqualified deferred compensation plans as follows: $97,876 and $322,862 for Mr. Seidenberg; $25,975 and $96,615 for Mr. Strigl; $45,846 and $135,081 for Mr. Barr; $29,456 and $120,419 for Ms. Toben, and $1,299,472 and $10,789 for Mr. McAdam. Verizon’s defined benefit plans were frozen as of June 30, 2006, and Verizon stopped all future benefit accruals under these plans as of that date. All accruals under the Verizon Wireless pension plan were frozen as of December 31, 2006.

[5]	The following table provides the detail for 2008 compensation reported in the “All Other Compensation” column:

Name	Personal Use of Company Aircraft[a] ($)	Personal Use of Company Vehicle[b] ($)	Financial Planning Allowance[c] ($)	Personal Travel[d] ($)	Company Contributions to the Qualified Savings Plan ($)	Company Contributions to the Nonqualified Deferral Plan ($)	Company Contributions to the Life Insurance Benefit[e] ($)	Taxes Associated with Personal Travel and Life Insurance[f] ($)	Employment Agreement[g] ($)	All Other Compensation Total ($)
Mr. Seidenberg	143,489	15,462	10,000	0	12,738	491,226	150,057	123,782	0	946,754
Mr. Strigl	138,182	14,496	10,000	0	18,300	246,194	123,522	106,716	0	657,410
Mr. Barr	0	0	10,000	0	12,779	136,575	78,868	58,917	10,380,000	10,677,139
Ms. Toben	2,486	0	9,500	0	13,800	134,436	65,968	56,993	0	283,183
Mr. McAdam	1,495	0	10,000	8,191	18,300	129,757	61,770	59,432	0	288,945

a)

The aggregate incremental cost of the personal use of a Company aircraft is determined by multiplying the total 2008 personal flight hours by the incremental aircraft cost per hour. The incremental aircraft cost per hour is derived by adding the annual aircraft maintenance costs, fuel costs, aircraft trip expenses and crew trip expenses, and then dividing by the total annual flight hours.

b)

The aggregate incremental cost of the personal use of a Company vehicle is determined by (i) calculating the incremental vehicle cost per mile by dividing the annual lease and fuel costs by the total annual miles (ii) multiplying the total 2008 personal miles by the incremental vehicle cost per mile and (iii) adding the incremental driver cost (the 2008 driver hours for personal use multiplied by the driver’s hourly rate).

c)

The Company provides each of the named executive officers with a financial planning allowance equal to the Company’s payment for the services, up to $10,000. Because Mr. Seidenberg’s benefit is provided under a predecessor company’s program, he receives imputed income on 100% of the value reported. All of the other named executive officers participate in Verizon’s financial planning program and receive imputed income on 50% of the value reported.

d)	The aggregate incremental cost of personal travel is equal to the direct expense related to lodging, ground transportation, meals and other travel-related items.
e)

Executive life insurance is available to executives on a voluntary basis. Executives who choose to participate in this program are excluded from the basic and supplemental life insurance programs that Verizon provides to management employees. The executive owns the insurance policy and is responsible for paying the premiums. However, Verizon pays each executive an amount that covers part of the premium, which is shown in this column. Executives who choose not to participate in the executive life insurance program do not receive that payment. For Mr. Strigl, Mr. Barr, Ms. Toben and Mr. McAdam, the executive life insurance policy provides a death benefit equal to five times the sum of the executive’s base salary plus his or her short-term incentive opportunity at the threshold level if the executive dies before the earlier of the fifth anniversary of his or her retirement or the date on which the executive reaches age 65, or age 60 in the case of Mr. McAdam. If an executive continues the policy after the earlier of those dates, the death benefit is reduced to two times (three times in the case of Mr. Barr as a result of the preservation of his benefit under a predecessor company’s executive life insurance plan) the executive’s base salary as of such earlier date. For Mr. Seidenberg, the executive life insurance policy provides a death benefit equal to approximately $10 million as a result of the preservation of his benefit under a predecessor company’s plan.

f)

For Mr. Seidenberg, Mr. Strigl, Mr. Barr and Ms. Toben, the amount in this column is the tax gross-up associated with the payment they received to cover the executive life insurance premium payment described in footnote e. For Mr. McAdam, the amount in this column is the tax gross-up of $6,067 associated with personal travel, and the tax gross-up of $53,365 associated with the executive life insurance premium payment.

g)

The Company determined that upon his departure on December 31, 2008, Mr. Barr was eligible to receive certain benefits under the terms and conditions of his employment agreement, as described in the Compensation Discussion and Analysis on page 39.

Plan-Based Awards

The following table provides information about the 2008 awards granted under the Short-Term Plan and the Long-Term Plan to each named executive officer.

Grants of Plan-Based Awards

Name (a)	Type of Award[1]	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Future Payouts Under Equity Incentive Plan Awards[3]			All Other Stock Awards: Number of Shares of Stock or Units[4] (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards[5] ($) (l)

			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Mr. Seidenberg	STIP	—	2,625,000	3,937,500	5,250,000
	PSU	2/7/2008				177,605	355,210	710,420				13,125,010
Mr. Strigl	STIP	—	1,325,000	1,987,500	2,650,000
	PSU	2/7/2008				67,240	134,480	268,960				4,969,036
	RSU	2/7/2008							89,650			3,312,568
Mr. Barr	STIP	—	648,750	973,125	1,297,500
	PSU	2/7/2008				36,875	73,750	147,500				2,725,063
	RSU	2/7/2008							49,170			1,816,832
Ms. Toben	STIP	—	875,000	1,312,500	1,750,000
	PSU	2/7/2008				37,300	74,600	149,200				2,756,470
	RSU	2/7/2008							49,730			1,837,524
Mr. McAdam	STIP	—	618,750	928,125	1,237,500
	PSU	2/7/2008				35,170	70,340	140,680				2,599,063
	RSU	2/7/2008							46,890			1,732,586

[1]	These awards are described in the Compensation Discussion and Analysis on pages 32-36.
[2]	The actual amount awarded was paid in February 2009 and is shown in column (g) of the Summary Compensation Table on page 40.
[3]

These columns reflect the potential payout range of PSU awards granted in 2008. At the conclusion of the three-year performance cycle, payouts can range from 0% to 200% of the target award based on Verizon’s relative TSR position as compared with the Related Dow Peers, as described in more detail on pages 35-36. PSUs and the applicable dividend equivalents are paid only if Verizon’s relative TSR meets or exceeds threshold performance objectives. When dividends are distributed to shareholders, dividend equivalents are credited on the PSU awards in an amount equal to the dollar amount of dividends on the total number of PSUs credited as of the dividend distribution date and divided by the fair market value of the Company’s common stock. Based on the Company’s most recent quarterly dividend of $0.46 per share, the Company estimates that the named executive officers will receive the following number of additional PSUs in the form of dividend equivalents if Verizon’s relative TSR meets target performance: 63,371 PSUs for Mr. Seidenberg; 23,992 PSUs for Mr. Strigl; 13,157 PSUs for Mr. Barr; 13,309 PSUs for Ms. Toben; and 12,549 PSUs for Mr. McAdam.

[4]

This column reflects the RSU awards granted in 2008 to the named executive officers. When dividends are distributed to shareholders, dividend equivalents are credited on the RSU awards in an amount equal to the dollar amount of dividends on the total number of RSUs credited as of the dividend distribution date and divided by the fair market value of the Company’s common stock.

[5]

This column reflects the grant date fair value of each equity award computed in accordance with SFAS No. 123(R) based on the closing price of Verizon’s common stock on February 7, 2008, the grant date.

Outstanding Equity Awards at Fiscal Year-End

Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested[1] (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested[3] ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[4] (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[5] ($) (j)	Grant Date
Mr. Seidenberg	608,827	0	0	53.87	1/26/2009	0		0	375,383	25,450,967	2/1/2007
	547,949	0	0	57.22	1/25/2010	0		0	370,764	25,137,799	2/7/2008
	672,750	0	0	41.88	6/30/2010
	812,371	0	0	54.32	1/10/2011
	779,251	0	0	47.03	1/23/2012
	509,427	0	0	37.24	2/2/2013
	484,690	0	0	35.51	2/3/2014
Mr. Strigl	133,948	0	0	53.87	1/26/2009	175,180	[2]	5,938,602	134,068	9,089,810	2/1/2007
	131,507	0	0	57.22	1/25/2010	93,576		3,172,226	140,369	9,517,018	2/7/2008
	414,000	0	0	41.88	6/30/2010
	253,885	0	0	54.32	1/10/2011
	259,785	0	0	47.03	1/23/2012
	219,316	0	0	35.51	2/3/2014
Mr. Barr	83,843	0	0	51.51	2/15/2009	50,460		1,710,594	75,685	5,131,443	2/1/2007
	93,944	0	0	53.97	2/9/2010	51,323		1,739,850	76,979	5,219,176	2/7/2008
	310,500	0	0	41.88	6/30/2010
	201,411	0	0	54.32	1/10/2011
	200,169	0	0	47.03	1/23/2012
	154,939	0	0	37.24	2/2/2013
	151,834	0	0	35.51	2/3/2014
Ms. Toben	91,079	0	0	53.87	1/26/2009	49,558		1,680,016	74,327	5,039,371	2/1/2007
	85,697	0	0	57.22	1/25/2010	51,908		1,759,681	77,867	5,279,383	2/7/2008
	134,550	0	0	41.88	6/30/2010
	129,468	0	0	54.32	1/10/2011
	128,650	0	0	47.03	1/23/2012
	144,382	0	0	37.24	2/2/2013
	127,177	0	0	35.51	2/3/2014
Mr. McAdam[6]	420,863	0	0	13.89	3/31/2014	48,059		1,629,200	72,077	4,886,821	2/1/2007
						48,943		1,659,168	73,420	4,977,876	2/7/2008

[1]

The 2007 and 2008 RSU awards vest on December 31, 2009 and December 31, 2010, respectively. RSUs accrue quarterly dividends that are reinvested into the participant’s account as additional RSUs and will be included in the final RSU payment.

[2]	Mr. Strigl’s RSUs include a special RSU award of 85,801 units which vested on January 31, 2009.
[3]	The value of these awards was calculated by using a share price of $33.90, the closing price of Verizon’s common stock on December 31, 2008.
[4]

The 2007 and 2008 PSU awards vest on December 31, 2009 and December 31, 2010, respectively. This column includes accrued dividend equivalents through December 31, 2008 that will be paid to the executive if the awards vest. PSUs and the applicable dividend equivalents are paid to the extent that Verizon’s relative TSR meets or exceeds threshold performance objectives.

[5]

This column represents the maximum possible award payout for the number of PSUs, including accrued dividend equivalents, and the value of those shares as of December 31, 2008. Under the SEC rules, we are required to report the maximum possible payout if the previous fiscal year’s performance exceeded the target performance, even if by a minimal amount and even if it is unlikely that we will pay the maximum amount. The value of these awards was calculated by using a share price of $33.90, the closing price of Verizon’s common stock on December 31, 2008.

[6]

Each option award listed for Mr. McAdam represents unexercised partnership value appreciation rights granted by Verizon Wireless, his employer on the date the rights were granted. When he exercises these rights he will receive a cash amount equal to the difference between the then current value of the corresponding Verizon Wireless partnership rights over the exercise price for such rights as reported in the table. The Option Awards section of the table shows the number of unexercised partnership value appreciation rights held by Mr. McAdam at year-end, the exercise price and expiration date of each award. The values in the Stock Awards section of the table are attributable to grants of Verizon RSU and PSU awards.

Value Realized from Stock Options and Certain Stock-Based Awards

The following table reports the number of options that the named executive officers exercised in 2008 and the value realized from the vesting of the following stock-based awards:

•	2006 PSUs that vested on December 31, 2008; and
•	2006 RSUs that vested on December 31, 2008 for Mr. Strigl, Mr. Barr, Ms. Toben and Mr. McAdam.

In 2009, based on the Company’s relative TSR, the Committee approved a payment of 123% of the target number of PSU awards granted for the 2006-2008 performance cycle for all participants, including the named executive officers. Verizon’s TSR ranked in the 62nd percentile when compared to the companies in the S&P 500 Index and in the 61st percentile when compared to the Industry Peers over that same period. For Mr. Seidenberg, the Board approved his 2006 PSU award payment. The values of the 2006 PSU awards for Mr. Seidenberg, Mr. Strigl, Mr. Barr, Ms. Toben and Mr. McAdam were $19,450,690, $6,677,677, $4,188,357, $4,113,876 and $3,490,548, respectively, and the value of the 2006 RSUs for Mr. Strigl, Mr. Barr, Ms. Toben and Mr. McAdam were $3,619,337, $2,270,112, $2,229,879 and $1,891,759, respectively.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Mr. Seidenberg	0	0	573,767	19,450,690
Mr. Strigl	0	0	303,747	10,297,014
Mr. Barr	0	0	190,515	6,458,469
Ms. Toben	0	0	187,131	6,343,755	*
Mr. McAdam	573,861	9,229,713	158,770	5,382,307

*	Ms. Toben deferred 25% of her 2006 RSU award in the amount of $557,470 into the Verizon Executive Deferral Plan described on pages 45-46.

Pension Plans

The following table illustrates the actuarial present value as of December 31, 2008 of pension benefits accumulated by the named executive officers.

Pension Benefits

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit[1] ($) (d)	Payments During Last Fiscal Year ($) (e)
Mr. Seidenberg	Verizon Management Pension Plan	43	1,630,337	0
	Verizon Excess Pension Plan	4	1,262,552	0
Mr. Strigl	Verizon Management Pension Plan	20	314,751	0
	Verizon Excess Pension Plan	4	591,547	0
Mr. Barr	Verizon Management Pension Plan	14	340,112	0
	Verizon Excess Pension Plan	4	391,898	0
Ms. Toben	Verizon Management Pension Plan	37	1,354,928	0
	Verizon Excess Pension Plan	4	336,523	0
Mr. McAdam[2]	Verizon Wireless Retirement Plan - Qualified	25	989,502	0
	Verizon Wireless Retirement Plan - Nonqualified	10	1,493,599	0

[1]

The values are based on the assumptions for SFAS No. 87 as described in note 15 to the Company’s consolidated financial statements for the year ended December 31, 2008, as included in the Company’s 2008 Annual Report to Shareowners. However, in accordance with the requirements for this table, the values are calculated using the executive’s retirement at the earliest age at which he or she can retire without having the retirement benefit reduced under the plan. For Mr. McAdam, the assumptions are generally the same as described above.

Until June 30, 2006, Mr. Seidenberg, Mr. Strigl and Ms. Toben were eligible to receive pension benefits under either (i) a cash balance formula that provided for retirement pay credits equal to between four and seven percent (depending on age and service) of annual eligible pay for each year of service or (ii) a highest average pay formula based on 1.35% of the executive’s average annual eligible pay for the five highest consecutive years for each year of service. Under the cash balance formula, a participant’s account balance is also credited with monthly interest based upon the prevailing market yields on certain U.S. Treasury obligations. As a former employee of a predecessor company, Mr. Barr was eligible to earn a pension under a modified highest average pay formula until May 31, 2004. The modified highest average pay formula was based on the better of the 1.35% formula referenced above or a formula that was integrated with social security, with a 1.15% accrual for eligible pay under the social security integration level of $41,700 and 1.45% above the social security integration level. Both highest average pay formulas were discontinued on May 31, 2004, for all former employees of the predecessor company who did not have 10 years of service as of January 1, 2002, and Mr. Barr ceased to accrue a pension under those formulas. Mr. Barr was eligible to earn a pension under the cash balance formula from January 1, 2002 until June 30, 2006. Mr. McAdam was not eligible for benefits under the Verizon Management Pension Plan because he was employed by Verizon Wireless prior to January 1, 2007. Eligible pay under the Verizon Management Pension Plan consisted of the employee’s base salary and the short-term incentive award, up to the IRS qualified plan compensation limit.

The Verizon Excess Pension Plan was the Company’s nonqualified defined benefit retirement plan, and pension benefits for all eligible pay in excess of the IRS limit were provided under this plan based on the cash balance formula. Mr. McAdam was not eligible for benefits under the Verizon Excess Pension Plan because he was employed by Verizon Wireless prior to January 1, 2007. As previously noted, all accruals under both the Verizon Management Pension Plan and the Verizon Excess Pension Plan were frozen as of June 30, 2006. All accruals under the Verizon Wireless pension plan were frozen as of December 31, 2006.

[2]

In 2001, Verizon Wireless consolidated the pension plans of several predecessor companies under the Verizon Wireless Retirement Plan. Mr. McAdam is entitled to both a tax-qualified and a nonqualified pension benefit under this plan. Mr. McAdam’s tax-qualified pension benefit was determined under two formulas: (i) for the period from January 1, 2001 until May 31, 2004, a cash balance formula that provided pay credits equal to two percent of annual eligible pay up to the IRS compensation limit (under the cash balance formula, a participant’s account balance is also credited on an ongoing basis with interest credits based upon the 30-year Treasury bond); and (ii) a final average pay formula based on 24 years of service multiplied by 1.45% of Mr. McAdam’s average annual eligible pay for the five final consecutive years for each year of service through the end of 2006. In 2008, the Verizon Wireless Retirement Plan was amended to recognize eligibility service and age increases for employees who transferred to Verizon Communications on or after January 1, 2001. As a result, Mr. McAdam can continue to accrue service towards an unreduced service pension. Mr. McAdam’s nonqualified plan benefit was determined using the 1.45% final average pay formula and was calculated based on 10 years of service and only included his eligible pay in excess of the IRS compensation limit through the end of 2006, at which time no further adjustments to eligible pay were recognized under the plan. For Mr. McAdam, eligible pay consisted of base salary and the short-term incentive award. No participant under the plan was eligible for cash balance credits under the nonqualified portion of the plan.

Defined Contribution Savings Plans

During 2008, the named executive officers were eligible to participate in the Company’s tax-qualified defined contribution savings plan, the Verizon Management Savings Plan, which is referred to as the Savings Plan, and its nonqualified defined contribution savings plan, the Verizon Executive Deferral Plan, which is referred to as the Deferral Plan.

The named executive officers are permitted to defer up to 16% of their eligible pay into the Savings Plan provided they do not exceed the IRS qualified plan compensation limit. Verizon provides a matching contribution equal to 100% of the first 6% of eligible pay that any participant contributes to the Savings Plan. If a participant’s compensation exceeds the IRS compensation limit, he or she can generally contribute additional amounts into the Deferral Plan, and Verizon provides a matching contribution percentage under that plan equal to the matching contribution in the Savings Plan. Under the Deferral Plan, a participant may defer up to 100% of base salary in excess of the IRS compensation limit, short-term incentive compensation and long-term incentive compensation. Deferrals of long-term incentive compensation, such as PSUs and RSUs, are not eligible for Company matching contributions.

The named executive officers who participate in the Savings Plan and the Deferral Plan are eligible for an additional discretionary matching contribution of up to 3% of eligible pay. In determining whether to make a discretionary matching contribution, the Committee uses the same criteria it uses to determine the short-term incentive award paid to employees at the corporate level. For example, if the Short-Term Plan award for corporate employees is paid at target, employees who participate in the Savings Plan and employees who participate in the Deferral Plan would be eligible for an additional 1.75% in Company matching contributions. Employees must contribute at least 6% of their eligible pay to the Savings Plan and the Deferral Plan in order to be eligible for the full discretionary matching contribution. For 2008, based upon the short-term incentive award being paid at 95% of target, a 1.5% discretionary matching contribution was approved.

An employee may elect to invest these amounts in a hypothetical cash account that earns a return rate equal to the long-term, high-grade corporate bond yield average as published by Moody’s Investor Services or in the other hypothetical investment options available to all plan participants.

The following table shows the 2008 account activity for each named executive officer and includes each executive’s contributions, Company matching contributions, earnings, withdrawals and distributions and the aggregate balance of his or her total deferral account as of December 31, 2008.

Nonqualified Deferred Compensation

Name (a)		Executive Contributions in Last FY1 ($) (b)	Registrant Contributions in Last FY2 ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions[3] ($) (e)	Aggregate Balance at Last FYE[3] ($) (f)
Mr. Seidenberg	Verizon Executive Deferral Plan	364,200	491,226	(778,924)	0	4,002,265	[4]
	Verizon Income Deferral Plan	0	0	(2,532,583)	0	47,059,519	[4]
Mr. Strigl	Verizon Executive Deferral Plan	2,209,035	246,194	355,487	0	6,203,436
	Verizon Income Deferral Plan	0	0	(541,713)	0	7,952,913
Mr. Barr	Verizon Executive Deferral Plan	98,465	136,575	(18,355)	0	1,321,531
	Verizon Income Deferral Plan	0	0	636,486	(17,065,130)	0
Ms. Toben	Verizon Executive Deferral Plan	2,656,395	134,436	(455,129)	0	6,363,752
	Verizon Income Deferral Plan	0	0	(988,864)	0	9,218,171
Mr. McAdam	Verizon Executive Deferral Plan	97,504	129,757	39,466	0	1,246,334
	Verizon Wireless Executive Deferral Plan	0	0	21,866	0	354,069
	Verizon Wireless Executive Savings Plan	0	0	103,978	0	1,683,656

[1]

Of the amounts listed in this column, the following amounts are also included in the Summary Compensation Table in columns (c) and (j): for Mr. Seidenberg, $112,200; for Mr. Strigl, $65,354; for Mr. Barr, $37,985; for Ms. Toben, $64,115; and for Mr. McAdam, $35,584.

[2]	The amounts listed in this column are also included in columns (i) and (j) of the Summary Compensation Table.
[3]

The aggregate amounts shown in columns (e) and (f) include the following amounts that were reported as compensation to the named executive officer in the Summary Compensation Table in previous proxy statements of the registrant:

•	For Mr. Seidenberg, a total of $39,921,311 was reported (1998 to 2008);
•	For Mr. Strigl, a total of $12,978,374 was reported (2001 to 2008);
•	For Mr. Barr, a total of $3,032,111 was reported (2003 to 2008);
•	For Ms. Toben, a total of $11,732,283 was reported (2003 to 2008); and
•	For Mr. McAdam, a total of $234,987 was reported (2008).
[4]	For Mr. Seidenberg, approximately 35% of his aggregate balance is invested in Verizon share units.

Employment Arrangements Related to Changes in Control

Mr. Seidenberg’s employment agreement expired in 2004 and was not replaced. Accordingly, Mr. Seidenberg is not eligible for a cash separation payment upon his termination from service, including if he is terminated following a Change in Control. Pursuant to the terms of Mr. Seidenberg’s Long-Term Plan award agreements, he has agreed not to compete or interfere with any Verizon business for a period of two years after his termination from employment and he has agreed to protect Verizon’s trade secrets and proprietary information. Like all other plan participants, if Mr. Seidenberg retires voluntarily, he is eligible for a prorated Short-Term Plan award for the year in which he retires. Mr. Seidenberg is also eligible for vesting and payment of outstanding Long-Term Plan awards on the regularly scheduled dates. No PSUs will be paid unless Verizon’s relative TSR meets or exceeds threshold performance objectives.

Verizon has employment agreements with Mr. Strigl, Mr. Barr, Ms. Toben and Mr. McAdam which provide separation benefits under certain circumstances, including a Change in Control. Under the employment agreements, a Change in Control will occur if:

•	Any person becomes a beneficial owner of shares representing twenty percent or more of Verizon’s outstanding voting stock;
•	Verizon consummates a merger, consolidation, reorganization or any other business combination; or
•	The Board adopts resolutions authorizing the liquidation or dissolution, or sale of all or substantially all of the assets, of Verizon.

However, a Change in Control will not occur if:

•	The amount of Verizon voting stock outstanding immediately before the transaction represents at least forty-five percent of the combined voting power of the corporation that survives the transaction;
•	Verizon Directors constitute at least one-half of the board of directors of the surviving corporation;
•	Verizon’s CEO is the CEO of the surviving corporation; and
•	The headquarters of the surviving corporation is located in New York, New York.

Severance and Change in Control Benefits

The following tables show the specific payments that would have been made to the named executive officers if a termination, death, disability or a Change in Control had occurred on December 31, 2008. The footnotes to these tables appear on pages 50-51 following the tables.

The following tables do not include amounts payable upon termination for pension benefits and accrued balances under any nonqualified deferred compensation plan. Those benefits are described above in the Pension Benefits and Nonqualified Deferred Compensation tables on pages 44 and 46, respectively.

Mr. Seidenberg

Executive Benefits and Payments Upon Termination	Retirement ($)	Involuntary Termination Without Cause ($)	Involuntary Termination For Cause ($)	Voluntary Termination For Good Reason Or Change In Control ($)	Change In Control Without Termination ($)	Death ($)	Disability ($)
Compensation:
Base Salary	0	0	0	NA	0	0	0
Short-term Incentive	3,937,500	3,937,500	0	NA	3,937,500	3,937,500	3,937,500
Long-term Incentives[1]
Performance Stock Units
2007 PSU Grant	10,816,661	10,816,661	0	NA	12,725,484	10,816,661	10,816,661
2008 PSU Grant	10,683,565	10,683,565	0	NA	12,568,900	10,683,565	10,683,565
Employment Agreement	NA	NA	NA	NA	NA	NA	NA
Benefits and Perquisites:
Disability Benefits[3]	0	0	0	NA	0	0	1,041,926
Executive Life Insurance[4]	2,289,166	2,289,166	0	NA	0	10,051,001	2,289,166
Tax Gross-up5	1,977,686	1,977,686	0	NA	0	0	1,977,686
Financial Planning	10,000	10,000	0	NA	0	10,000	10,000
Aircraft Usage[6]	783,150	783,150	0	NA	0	0	0
280G Tax Gross-up	NA	NA	NA	NA	NA	NA	NA
Total	30,497,728	30,497,728	0	NA	29,231,884	35,498,727	30,756,504

Mr. Strigl

Executive Benefits and Payments Upon Termination	Retirement ($)	Involuntary Termination Without Cause ($)	Involuntary Termination For Cause ($)	Voluntary Termination For Good Reason ($)	Termination For Change In Control ($)	Change In Control Without Termination ($)	Death ($)	Disability ($)
Compensation:
Base Salary	0	0	0	0	0	0	0	0
Short-term Incentive	1,987,500	1,987,500	0	1,987,500	1,987,500	1,987,500	1,987,500	1,987,500
Long-term Incentives[1]
Performance Stock Units
2007 PSU Grant	3,863,169	3,863,169	0	3,863,169	4,544,905	4,544,905	3,863,169	3,863,169
2008 PSU Grant	4,044,733	4,044,733	0	4,044,733	4,758,509	4,758,509	4,044,733	4,044,733
Restricted Stock Units
2007 RSU Grant	5,938,602	5,938,602	0	5,938,602	5,938,602	5,938,602	5,938,602	5,938,602
2008 RSU Grant	3,172,226	3,172,226	0	3,172,226	3,172,226	3,172,226	3,172,226	3,172,226
Employment Agreement[2]	0	18,550,000	0	18,550,000	18,550,000	0	18,550,000	17,502,946
Benefits and Perquisites:
Disability Benefits[3]	0	0	0	0	0	0	0	1,047,054
Executive Life Insurance[4]	575,896	575,896	0	575,896	575,896	0	13,250,000	575,896
Tax Gross-up5	497,535	497,535	0	497,535	497,535	0	0	497,535
Financial Planning	10,000	10,000	0	10,000	10,000	0	10,000	10,000
Outplacement Services	0	14,500	0	14,500	14,500	0	0	0
280G Tax Gross-up7	0	0	0	0	0	0	0	0
Total	20,089,661	38,654,161	0	38,654,161	40,049,673	20,401,742	50,816,230	38,639,661

Mr. Barr8

Executive Benefits and Payments Upon Termination	Retirement ($)	Involuntary Termination Without Cause ($)	Involuntary Termination For Cause ($)	Voluntary Termination For Good Reason ($)	Termination For Change In Control ($)	Change In Control Without Termination ($)	Death ($)	Disability ($)
Compensation:
Base Salary	0	0	0	0	0	0	0	0
Short-term Incentive	973,125	973,125	0	973,125	973,125	973,125	973,125	973,125
Long-term Incentives[1]
Performance Stock Units
2007 PSU Grant	2,180,863	2,180,863	0	2,180,863	2,565,722	2,565,722	2,180,863	2,180,863
2008 PSU Grant	2,218,150	2,218,150	0	2,218,150	2,609,588	2,609,588	2,218,150	2,218,150
Restricted Stock Units
2007 RSU Grant	1,710,594	1,710,594	0	1,710,594	1,710,594	1,710,594	1,710,594	1,710,594
2008 RSU Grant	1,739,850	1,739,850	0	1,739,850	1,739,850	1,739,850	1,739,850	1,739,850
Employment Agreement[2]	0	10,380,000	0	10,380,000	10,380,000	0	10,380,000	8,817,391
Benefits and Perquisites:
Disability Benefits[3]	0	0	0	0	0	0	0	1,562,609
Executive Life Insurance[4]	577,508	577,508	0	577,508	577,508	0	7,570,104	577,508
Tax Gross-up5	450,086	450,086	0	450,086	450,086	0	0	450,086
Financial Planning	10,000	10,000	0	10,000	10,000	0	10,000	10,000
Outplacement Services	0	14,500	0	14,500	14,500	0	0	0
280G Tax Gross-up7	0	0	0	0	0	0	0	0
Total	9,860,176	20,254,676	0	20,254,676	21,030,973	9,598,879	26,782,686	20,240,176

Ms. Toben

Executive Benefits and Payments Upon Termination	Retirement ($)	Involuntary Termination Without Cause ($)	Involuntary Termination For Cause ($)	Voluntary Termination For Good Reason ($)	Change In Control Without Termination ($)	Death ($)	Disability ($)
Compensation:
Base Salary	0	0	0	0	0	0	0
Short-term Incentive	1,312,500	1,312,500	0	1,312,500	1,312,500	1,312,500	1,312,500
Long-term Incentives[1]
Performance Stock Units
2007 PSU Grant	2,141,732	2,141,732	0	2,141,732	2,519,685	2,141,732	2,141,732
2008 PSU Grant	2,243,737	2,243,737	0	2,243,737	2,639,691	2,243,737	2,243,737
Restricted Stock Units
2007 RSU Grant	1,680,016	1,680,016	0	1,680,016	1,680,016	1,680,016	1,680,016
2008 RSU Grant	1,759,681	1,759,681	0	1,759,681	1,759,681	1,759,681	1,759,681
Employment Agreement[2]	0	3,500,000	0	3,500,000	0	1,750,000	248,054
Benefits and Perquisites:
Disability Benefits[3]	0	0	0	0	0	0	1,501,946
Executive Life Insurance[4]	347,900	347,900	0	347,900	0	8,750,000	347,900
Tax Gross-up5	300,562	300,562	0	300,562	0	0	300,562
Financial Planning	10,000	10,000	0	10,000	0	10,000	10,000
Outplacement Services	0	14,500	0	14,500	0	0	0
280G Tax Gross-up7	0	0	0	0	0	0	0
Total	9,796,128	13,310,628	0	13,310,628	9,911,573	19,647,666	11,546,128

Mr. McAdam

Executive Benefits and Payments Upon Termination	Retirement ($)	Involuntary Termination Without Cause ($)	Involuntary Termination For Cause ($)	Voluntary Termination For Good Reason ($)	Change In Control Without Termination ($)	Death ($)	Disability ($)
Compensation:
Base Salary	0	0	0	0	0	0	0
Short-term Incentive	928,125	928,125	0	928,125	928,125	928,125	928,125
Long-term Incentives[1]
Performance Stock Units
2007 PSU Grant	2,076,899	2,076,899	0	2,076,899	2,443,410	2,076,899	2,076,899
2008 PSU Grant	2,115,597	2,115,597	0	2,115,597	2,488,938	2,115,597	2,115,597
Restricted Stock Units
2007 RSU Grant	1,629,200	1,629,200	0	1,629,200	1,629,200	1,629,200	1,629,200
2008 RSU Grant	1,659,168	1,659,168	0	1,659,168	1,659,168	1,659,168	1,659,168
Employment Agreement[2]	0	2,887,500	0	2,887,500	0	1,443,750	0
Benefits and Perquisites:
Disability Benefits[3]	0	0	0	0	0	0	1,992,791
Executive Life Insurance[4]	365,174	365,174	0	365,174	0	7,220,000	365,174
Tax Gross-up5	315,486	315,486	0	315,486	0	0	315,486
Financial Planning	10,000	10,000	0	10,000	0	10,000	10,000
Outplacement Services	0	14,500	0	14,500	0	0	0
280G Tax Gross-up7	0	0	0	0	0	0	0
Total	9,099,649	12,001,649	0	12,001,649	9,148,841	17,082,739	11,092,440

[1]	The estimated value of the 2007 and 2008 PSU and RSU awards that would have been payable pursuant to the terms of the award agreements upon retirement on December 31, 2008 was calculated using:
•	$33.90, the closing price of Verizon’s stock on December 31, 2008; and
•	For PSUs, the estimated level of performance as explained in footnote 1 to the Summary Compensation Table on page 40.

If a Change in Control occurs, all of the PSU awards, including dividend equivalent units accrued to date, will be immediately payable at their target amount and all RSU awards, including dividend equivalent units accrued to date, will be immediately payable.

[2]	The employment agreements for Mr. Strigl, Ms. Toben and Mr. McAdam provide that:
•	Because all of these executives are retirement eligible, they are eligible for a prorated Short-Term Plan award for the year of retirement and vesting and payment of outstanding Long-Term Plan awards on the regularly scheduled dates. PSUs will be paid to the extent that Verizon’s relative TSR meets or exceeds threshold performance objectives.
•	If the executive’s employment is involuntarily terminated without cause, or is terminated as a result of death or disability, or is voluntarily terminated for good reason, the executive will receive the lump-sum cash severance payment provided in the executive’s employment agreement payable the first business day that occurs six months after separation from service, the ability to exercise outstanding stock options (or, in the case of Mr. McAdam, partnership value appreciation rights) until the earlier of five years after the date of termination or the date on which the option or right expires, and vesting and payment of outstanding Long-Term Plan awards on the regularly scheduled dates. PSUs will be paid to the extent that Verizon’s relative TSR meets or exceeds threshold performance objectives. Good reason is generally defined as a material breach of the executive’s employment agreement, a material reduction in the executive’s overall compensation opportunities or a change of more than 50 miles in the executive’s principal work location.
•	If the executive’s employment is terminated involuntarily without cause following a Change in Control, the executive will generally receive the same benefits as if the executive’s employment were involuntarily terminated without cause as described above.
•	If the executive’s employment is terminated as the result of a disability, the separation benefits under the employment agreement will be offset by amounts payable to the executive under any Company-sponsored disability plan.
•	If the executive’s employment is terminated for cause, he or she will no longer receive any salary or benefits and will forfeit any outstanding stock options and any outstanding PSUs and RSUs. Cause is generally defined as grossly incompetent performance or substantial neglect of duties and responsibilities, fraud, misappropriation or embezzlement, a material breach of Verizon’s Code of Conduct, or conviction of any felony.
•	In order to be eligible for the severance benefits provided under the terms of the employment agreement, the executive must execute a release satisfactory to the Company and agree not to compete or interfere with any Verizon business for a period of one year after termination from employment and always to protect Verizon’s trade secrets and proprietary information.

Mr. Barr’s agreement contained the same provisions.

Mr. Strigl’s agreement provides that if he is involuntarily terminated without cause or as a result of death or disability or is voluntarily terminated for good reason, he will receive a lump-sum cash payment equal to two times the sum of his base salary, the short-term incentive opportunity at threshold level and the long-term incentive opportunity at the target level specified in his employment agreement. Mr. Barr’s agreement contained the same provisions. If either Ms. Toben’s or Mr. McAdam’s employment is involuntarily terminated without cause or is voluntarily terminated for good reason, the executive will receive a lump-sum cash payment equal to two times the sum of base salary and short-term incentive opportunity at the threshold level. Upon termination due to death or disability, Ms. Toben’s and Mr. McAdam’s agreements provide a benefit equal to the sum of their current base salary and the short-term incentive opportunity at threshold level.
[3]

Assumes that each named executive officer would be immediately eligible for long-term disability benefits from Verizon’s qualified and nonqualified disability benefit plans. The assumptions used to calculate the value of the disability benefit include a discount rate of 6.75% and mortality and recovery based on the 1987 National Association of Insurance Commissioners Group Disability Table adjusted by .70 due to the probability of death or recovery from the disability prior to reaching age 65. The qualified portion of the disability benefit for Mr. Seidenberg, Mr. Strigl, Mr. Barr, Ms. Toben and Mr. McAdam is estimated at $307,254, $308,767, $460,799, $442,910 and $587,656, respectively, and the nonqualified portion of the benefit is estimated at $734,672, $738,287, $1,101,810, $1,059,036 and $1,405,135, respectively. In order to receive the nonqualified portion of the disability benefit, the executive must pay the premium associated with the qualified portion of the benefit.

[4]

The value of the executive life insurance benefit represents the total amount that would be payable over the life of the policy to the named executive officer under the executive life insurance program, as explained in footnote 5 to the Summary Compensation Table on page 41. In the event of the death of the named executive officer on December 31, 2008, his or her beneficiaries would have been eligible to receive the life insurance benefit shown.

[5]	Represents the tax gross-up associated with the total amount paid to the executive to cover part of the cost of maintaining the policy under the executive life insurance program.
[6]

Pursuant to the Company’s corporate aircraft policy, Mr. Seidenberg may request use of a corporate aircraft until the fifth anniversary of his retirement or age 70, whichever is sooner. This value was estimated by averaging the cost of his personal aircraft usage over the last three years and multiplying by five.

[7]

The employment agreements for Mr. Strigl, Ms. Toben and Mr. McAdam provide for an excise tax payment and associated tax gross-up to the extent that any Change in Control payment triggers the excise tax provisions under Section 4999(a) of the Code. Mr. Barr’s agreement contained the same provisions. The following assumptions were used in the tables to estimate the executive excise taxes and associated tax gross-ups:

•	PSUs and RSUs were valued at the closing price of $33.90 on December 31, 2008.
•	The PSU and RSU agreements for all participants (with the exception of Mr. Strigl’s special award granted in 2007) provide that if a participant is retirement eligible and he or she retires, the awards vest.
•	A portion of the expected 2007 PSU payouts, calculated based on actual results through December 31, 2008, are treated as payments that are accelerated as a result of a Change in Control. The remaining portions of the 2007 and 2008 PSU awards that would be payable upon a Change in Control were included in full under the calculation required under Section 280G of the Code.
•	Noncompete provisions were assigned a value equal to the lesser of (i) one year of 2008 targeted compensation or (ii) the severance amount. Targeted compensation includes salary, target Short-Term Plan opportunity, target Long-Term Plan opportunity and estimated costs of benefits and perquisites.
[8]

The Company determined that under the terms and conditions of his employment agreement, upon his departure on December 31, 2008, Mr. Barr was entitled to receive a separation payment of $10,380,000, which will be payable to Mr. Barr on or about July 1, 2009. In addition, Mr. Barr was eligible to receive, and did receive, his Short-Term Plan award payment for 2008, and he was eligible to receive financial planning and outplacement services.

Non-Employee Director Compensation

In 2008, each non-employee Director of Verizon received an annual cash retainer of $85,000, and each Committee Chairperson received an additional annual cash retainer of $15,000, with the exception of the Audit Committee Chairperson who received an additional $25,000 annual cash retainer. Each Director also received an annual grant of Verizon share equivalents valued at $130,000 on the grant date. No meeting fees were paid if a Director attended a Board or Committee meeting on the day before or the day of a regularly scheduled Board meeting. Each Director who attended a meeting held on any other date received a meeting fee of $2,000.

A new Director who joins the Board receives a one-time grant of 3,000 Verizon share equivalents valued at the closing price on the date that the Director is initially elected.

All share equivalents are automatically credited to the Director’s deferred compensation account, invested in a hypothetical Verizon stock fund and paid in a lump-sum in the year following the year that the Director leaves the Board.

Under the Verizon Executive Deferral Plan for Non-Employee Directors, Directors may defer all or part of their annual cash retainer and meeting fees. A Director may elect to invest these amounts in a hypothetical cash account that earns a return rate equal to the long-term, high-grade corporate bond yield average as published by Moody’s Investor Services or in the other hypothetical investment options available to participants in Verizon’s Management Savings Plan.

Director Compensation

	Fees Earned or Paid in Cash[1]	Stock Awards[2]	Option Awards[2]	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings[3]	All Other Compensation[4]	Total
Name	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Richard L. Carrión	93,000	26,709	0	—	4,773	—	124,482
M. Frances Keeth	101,000	69,363	0	—	0	—	170,363
Robert W. Lane	101,000	26,709	0	—	1,467	—	129,176
Sandra O. Moose*	110,000	26,709	0	—	5,137	—	141,846
Joseph Neubauer*	108,000	26,709	0	—	0	—	134,709
Donald T. Nicolaisen	101,000	30,491	0	—	0	—	131,491
Thomas H. O’Brien*	126,000	26,709	0	—	1,015	—	153,724
Clarence Otis, Jr.	101,000	33,836	0	—	2,258	—	137,094
Hugh B. Price	93,000	26,709	0	—	67	—	119,776
John W. Snow	93,000	72,169	0	—	0	—	165,169
John R. Stafford	93,000	26,709	0	—	11,371	—	131,080
Robert D. Storey**	46,500	26,709	0	—	0	—	73,209

*	Denotes a Committee Chairperson.
**	Mr. Storey retired from the Board in May 2008 pursuant to the Board’s retirement policy.
[1]	This column includes all fees earned in 2008, whether paid in cash or deferred. Mr. Storey’s cash retainer was pro-rated for the period of time that he served as a Director.
[2]

This column reflects the 2008 accounting expense incurred by the Company in accordance with SFAS No. 123(R) for the stock awards granted to the Directors. Because the Directors are immediately vested in the awards, the Company is required to include the entire grant date fair value of the 2008 stock awards in this column. In addition, because the outstanding 2008, 2007, 2006 and 2005 awards are payable in cash, the Company is required to include in this amount changes in the value of these awards attributable to any increase or decrease in the price of Verizon’s stock during 2008 and any dividend equivalents accrued. The 2008 accounting expense is also based on the assumptions described in note 14 to the Company’s consolidated financial statements for the year ended December 31, 2008, as included in the Company’s 2008 Annual Report to Shareowners. The grant date fair value of each Director’s 2008 annual stock award was $130,000. The following reflects the aggregate number of stock awards and the aggregate number of option awards outstanding as of December 31, 2008 for each person who served as a non-employee Director during 2008: Richard L. Carrión, 35,356 and 58,195; M. Frances Keeth, 11,025 and 0; Robert W. Lane, 18,628 and 16,600; Sandra O. Moose, 40,975 and 36,123; Joseph Neubauer, 64,419 and 55,950; Donald T. Nicolaisen, 16,210 and 0; Thomas H. O’Brien, 48,647 and 35,863; Clarence Otis, Jr., 15,764 and 0; Hugh B. Price, 33,848 and 46,473; John W. Snow, 10,651 and 0; John R. Stafford, 42,105 and 46,473; Robert D. Storey, 45,871 and 8,619.

[3]	This column reflects above-market earnings on nonqualified deferred compensation plans. Non-employee Directors do not participate in any defined benefit pension plan.
[4]

Directors who were elected to the Board before 1992 participate in a charitable giving program. Upon the Director’s death, the Company will contribute an aggregate of $500,000 to one or more qualifying charitable or educational organizations designated by the Director. Directors who served as directors of NYNEX Corporation participate in a similar program for which the aggregate contribution is $1,000,000, payable in 10 annual installments commencing when a director retires or attains age 65 (whichever occurs later) or dies. Directors who served as directors of GTE Corporation participate in a similar program for which the aggregate contribution is $1,000,000, payable in five annual installments commencing upon the director’s death. The GTE and NYNEX programs are financed through the purchase of insurance on the life of each participant. The charitable giving programs are closed to future participants. In 2008, the cost of maintaining and administering these programs was $112,241.

Security Ownership of Certain Beneficial Owners and Management

Principal Shareholders

On January 30, 2009, there were approximately 2.84 billion shares of Verizon common stock outstanding. The following table sets forth information about persons we know to beneficially own more than five percent of the shares of Verizon common stock, based on our records and information reported in filings with the SEC.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Capital Research Global Investors[1] 333 South Hope Street Los Angeles, CA 90071	144,789,820	5.1%

[1]

This information is based on a Schedule 13G filed with the SEC on February 17, 2009 by Capital Research Global Investors, a division of Capital Research and Management Company, setting forth information as of December 31, 2008. The Schedule 13G states that Capital Research Global Investors, an investment adviser, has sole voting power with respect to 108,790,170 shares and sole dispositive power with respect to 144,789,820 shares.

Directors and Executive Officers

In the following table, you can find information showing the number of shares of Verizon common stock beneficially owned by each of the named executive officers, each Director, each person who served as a Director in 2008 and all executive officers and Directors as a group as of January 30, 2009. This information includes shares held in Verizon’s employee savings plans and shares that may be acquired within 60 days pursuant to the exercise of stock options and/or the conversion of certain stock units under deferred compensation plans. The aggregate number of shares owned by executive officers and Directors represents less than one percent of the total number of outstanding shares of Verizon common stock. Unless we have indicated otherwise, each individual and/or his or her family member(s) has or have sole or shared voting and/or investment power with respect to the securities. Executive officers and Directors also have interests in other stock-based units under Verizon deferred compensation plans and stock-based long-term incentive awards. We have included these interests in the “Total” column in the table below to show the total economic interest that the executive officers and Directors have in Verizon common stock.

Name	Stock[1]	Total[2]
Named Executive Officers:
Ivan G. Seidenberg*	3,945,538	5,685,936
Dennis F. Strigl[3]	1,280,008	2,201,795
William P. Barr	1,127,382	1,559,866
Doreen A. Toben	778,639	1,235,344
Lowell C. McAdam	13,116	399,550
Directors:
Richard L. Carrión	56,495	89,553
M. Frances Keeth	-	11,025
Robert W. Lane	16,600	35,228
Sandra O. Moose	36,123	77,098
Joseph Neubauer	56,683	121,826
Donald T. Nicolaisen	-	16,210
Thomas H. O’Brien	41,349	89,996
Clarence Otis, Jr.	-	15,764
Hugh B. Price	43,157	75,205
John W. Snow	3,000	13,651
John R. Stafford	57,574	89,853
Robert D. Storey**	8,619	8,619

All of the above and other executive officers as a group	10,239,804	17,384,508

*	Also serves as a Director.
**	Mr. Storey retired from the Board in May 2008 pursuant to the Board’s retirement policy.

[1]

In addition to direct and indirect holdings, the “Stock” column includes shares that may be acquired pursuant to stock options that are or will become exercisable within 60 days and/or pursuant to the conversion of certain stock units under deferred compensation plans as follows: 3,806,438 shares for Mr. Seidenberg; 1,278,493 shares for Mr. Strigl; 1,112,797 shares for Mr. Barr; 775,800 shares for Ms. Toben; 55,318 shares for Mr. Carrión; 16,600 shares for Mr. Lane; 36,123 shares for Dr. Moose; 50,775 shares for Mr. Neubauer; 33,793 shares for Mr. O’Brien; 43,099 shares for Mr. Price; 51,124 shares for Mr. Stafford and 8,619 shares for Mr. Storey. The shares underlying the stock options and deferred compensation units may not be voted or transferred. No shares are pledged as security.

[2]

The “Total” column includes, in addition to shares listed in the “Stock” column, stock-based units under deferred compensation plans and stock-based long-term incentive awards, which may not be voted or transferred.

[3]	The amounts reported for Mr. Strigl include 142 shares held by his spouse. Mr. Strigl disclaims beneficial ownership of these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

SEC rules require that we disclose any late filings of stock transaction reports by our executive officers and Directors. Based solely on a review of the reports that we filed on behalf of these individuals or that were otherwise provided to us, our executive officers and Directors met all Section 16(a) filing requirements during calendar year 2008 except that, as a result of an administrative error by the Company, four transactions by Joseph Neubauer were not reported timely.

Other Business

Verizon is not aware of any other matters that will be presented at the annual meeting. If other matters are properly introduced, the proxy committee will vote the shares it represents by the proxies it has received in accordance with its judgment.

By Order of the Board of Directors,

Marianne Drost

Senior Vice President,

    Deputy General Counsel and

    Corporate Secretary

March 23, 2009

Appendix A

CORPORATE GOVERNANCE GUIDELINES

The Board has adopted these Guidelines and the Committee Charters to provide a framework for the functioning of the Board. The Board will periodically review these materials and practices in light of ongoing developments and the Corporation’s needs to determine whether any changes are required.

Role of the Board

The business of the Corporation is conducted by management, under the direction of the Board of Directors. The Board, and each committee of the Board, has complete access to management. In addition, the Board and each committee have access to independent advisors as each deems necessary or appropriate.

Strategic Planning and Management Development.    At least once a year, the Board conducts a strategic planning session with management. The Board reviews succession planning and management development at least annually. The process includes consideration of organizational needs, competitive challenges, the potential of key managers, planning for future development and emergency situations.

Executive Sessions.    The independent Directors of the Board meet at least once each year in executive session. The non-employee Directors of the Board meet at least three times each year in executive session. Any Director has the right to call a meeting or executive session of the independent Directors or of the non-employee Directors.

In at least one executive session, the Board assesses the process and effectiveness of the Board (including opportunities for continuing education and orientation of new Directors) and considers any other matters that the Directors request. In the executive session of independent Directors, the Board receives the Human Resources Committee’s report on the CEO’s performance and compensation.

Presiding Director.    At or prior to the Annual Meeting of Shareholders, the independent members of the Board of Directors shall elect an independent director to serve as Presiding Director until the next Annual Meeting, or until his or her successor is elected and qualified, with the initial Presiding Director to hold office until the 2007 Annual Meeting or until her successor is elected or qualified. The Presiding Director shall act as liaison with the Chairman, in consultation with the other Directors. In addition, all Directors shall have direct and complete access to the Chairman at any time as they deem necessary or appropriate. The Presiding Director shall chair all executive sessions of the Board and all other meetings of the Board at which the Chairman is not present. The Presiding Director may, in his or her discretion, call an executive session of the Board, and shall call an executive session at the request of any other Director.

The Presiding Director, in consultation with the Chairman, shall review and approve the schedule of meetings of the Board, the proposed agendas and the materials to be sent to the Board. Directors shall have the opportunity to provide suggestions for the meeting schedule, agenda items and materials to the Chairman or the Presiding Director.

Any shareholder or interested party may communicate directly with the Presiding Director:

Verizon Communications Inc.

Presiding Director

Board of Directors

140 West Street, 29th Floor

New York, New York 10007

Committees.    There are three (3) committees of the Board: Audit; Corporate Governance and Policy; and Human Resources. The members of the Audit, Corporate Governance and Policy and Human Resources committees will be independent as required by law or regulation. The Board may change the number of committees from time to time.

The responsibilities of each committee are set forth in its charter, which is approved by the Board and posted on the Corporation’s website. Each committee Chair approves the agenda and materials for each meeting and reports its actions and discussions to the Board as soon as practicable. At least annually, each committee conducts an assessment of its charter and its processes and effectiveness.

Membership.    The Corporate Governance and Policy Committee annually reviews and recommends the members and Chair of each committee for approval by the Board. The Committee periodically considers rotating Chairs and members of the committees.

Meetings.    Directors are expected to attend all meetings of the Board and each committee on which they serve. Directors are provided with a copy of the proposed agenda sufficiently in advance of each scheduled meeting in order to have the opportunity to comment on or make changes to the agenda. Directors standing for election are expected to attend the Annual Meeting of Shareholders.

Board Composition and Director Qualifications

The Board will periodically assess the needs of the Corporation to determine the appropriate size of the Board. At all times, a substantial majority of the Board will be independent and not more than two Directors will be current or former employees of Verizon.

Qualifications.    A candidate must:

♦	Be ethical;

♦	Have proven judgment and competence;

♦

Have professional skills and experience in dealing with a large, complex organization or in dealing with complex problems that are complementary to the background and experience represented on the Board and that meet the needs of the Corporation;

♦	Have demonstrated the ability to act independently and be willing to represent the interests of all shareholders and not just those of a particular philosophy or constituency; and

♦	Be willing and able to devote sufficient time to fulfill his or her responsibilities to Verizon and its shareholders.

In assessing the appropriate composition of the Board, the Corporate Governance and Policy Committee also considers other factors that are relevant to the current needs of the Corporation, including those that promote diversity.

Identification and Consideration of Candidates.    The Corporate Governance and Policy Committee considers candidates proposed by members of the Committee, other Directors, management and shareholders. The Committee considers candidates for re-election, provided that the candidate has consented to stand for re-election and tendered an irrevocable resignation to the Chairman of the Committee prior to nomination each year. All candidates are evaluated in the same manner. After the Committee has completed its evaluation, it presents its recommendation to the full Board for its consideration and approval. In presenting its recommendation, the Committee also reports on other candidates who were considered but not selected.

Verizon will conduct an orientation program for each new Director that includes, among other things, a review of the Corporation’s business, financial condition, strategy, ethical obligations, key issues and other relevant topics.

Independence.    A Director is considered independent if the Board finds that the Director has no material relationship with the Corporation. In evaluating independence, the Board will not consider a Director independent if:

1.	Within the past three years, the Director or a Member of the Director’s Immediate Family has:

♦	Been an employee of Verizon or a Verizon subsidiary (“Verizon”);

♦	Been an employee or affiliate of an independent public accountant of Verizon;

♦

Received during any 12-month period more than $100,000 in direct compensation from Verizon (other than Director’s compensation and other than pension or other deferred compensation for prior service with Verizon);

♦

Been an executive officer of a company where at the same time a Verizon executive officer or executive in compensation Band 1 (each a “Verizon Senior Executive”) served on the company’s compensation committee;

2.	Within the past three years, the Director has been retained under a personal or professional services contract by Verizon;

3.

The Director is an employee, or a Member of the Director’s Immediate Family is an executive officer, of a company that has made payments to, or received payments from, Verizon in an amount that, in any of the past three years, exceeded the greater of $1 million or one percent of that company’s consolidated gross revenues;

4.

The Director is an executive officer of a lender to Verizon and Verizon’s outstanding indebtedness to the lender in any of the past three years exceeded one percent of the lender’s outstanding loans at the end of the lender’s fiscal year;

5.

The Director is an executive officer of a non-profit entity that has received contributions from Verizon or its Foundation that, in any of the past three years, exceeded one percent of that entity’s consolidated gross revenues (excluding matching gift contributions by Verizon’s Foundation);

6.	Another Director or a Verizon Senior Executive is a Member of the Director’s Immediate Family; or

7.

The Director has any other relationship that the Board determines is inconsistent with applicable laws and regulations on directors’ independence or that is likely to impair the Director’s ability to act independently.

For purposes of these Guidelines except as otherwise noted, a Member of a Director’s Immediate Family includes his or her spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares the Director’s home.

An executive officer of a company on whose board a Verizon Senior Executive serves is not eligible for nomination as a new Director of the Corporation.

Related Person Transaction Policy

Definitions.    For purposes of this Policy,

“Related Person” means:

1.	any person who has served as a Director or a Verizon executive officer (“Officer”) at any time during the Corporation’s last fiscal year;

2.	any person whose nomination to become a Director has been presented in a proxy statement relating to the election of Directors since the beginning of the Corporation’s last fiscal year;

3.

any person who was at any time during the Corporation’s last fiscal year an “Immediate Family Member” of any of the persons listed above. Immediate Family Member means spouse, child, stepchild, parent, stepparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Director, Officer or nominee, and any person (other than a tenant or employee) sharing the household of such Director, Officer or nominee; or

4.

any person or any Immediate Family Member of such person who is known to the Corporation to be the beneficial owner of more than 5 percent of the Corporation’s stock at the time of the Transaction (as defined below).

    “Related Person’s Firm” means any firm, corporation or other entity in which a Related Person is an executive officer or general partner or in which all Related Persons together have a 10 percent or more ownership interest.

    “Transaction” means any transaction, arrangement or relationship with Verizon since the beginning of the Corporation’s last fiscal year in an amount greater than $120,000 that involves or will involve a Related Person or a Related Person’s Firm. It does not include:

(a)	compensation to a Director or Officer which is or will be disclosed in the Corporation’s proxy statement;
(b)	compensation to an Officer who is not an Immediate Family Member of a Director or of another Officer and which has been approved by the Human Resources Committee or the Board;
(c)

a transaction in which the rates or charges involved are determined by competitive bids, or which involves common, contract carrier or public utility services at rates or charges fixed in conformity with law or governmental authority;

(d)	a transaction that involves services as a bank depositary of funds, transfer agent, registrar, indenture trustee, or similar services; or
(e)	a transaction in which the Related Person’s interest arises solely from the ownership of Verizon stock and all shareholders receive the same benefit on a pro rata basis.

    “Related Person Transaction” means a Transaction in which a Related Person is determined to have, had, or will have a direct or indirect material interest.

Policy Statement.    The Board of Directors recognizes that Related Person Transactions can present potential conflicts of interest (or the perception thereof) and therefore has adopted this policy which shall be followed in connection with all Related Person Transactions involving the Company.

Process.    Annually, each Director and Officer shall submit to Verizon the name and employment affiliation of his or her Immediate Family Members and the name of any Related Person’s Firm with which any of them are affiliated. Directors and Officers shall notify Verizon promptly of any changes to this information. Each Director and Officer shall also identify any Transaction that they, their Immediate Family Members or their Related Person Firms are or will be involved in. On an ongoing basis, Directors and Officers shall promptly advise the Committee of any changes to such Immediate Family Members, Transactions or Related Person Firms.

Management shall submit Transactions and appropriate supplemental information to the Corporate Governance and Policy Committee for its review.

The Corporate Governance and Policy Committee shall review Transactions in order to determine whether a Transaction is a Related Person Transaction. The Committee shall take such action with respect to the Related Person Transaction as it deems necessary and appropriate under the circumstances, including approval, disapproval, ratification, cancellation, or a recommendation to management. Only disinterested members of the Committee shall participate in those determinations. In the event it is not practical to convene a meeting of the Corporate Governance and Policy Committee, the Chair of that Committee shall have the right to make such determination and shall promptly report his or her determination in writing to the other members of the Committee.

The Committee shall report its action with respect to any Related Person Transaction to the Board of Directors.

Change in Status or Retirement

If a Director retires or changes his or her employment status or principal responsibility outside of Verizon, the Director will tender a resignation to Verizon. The Corporate Governance and Policy Committee will recommend to the Board whether the resignation should be accepted.

Service on Other Boards

A Director who serves as an executive officer of a public company should not serve on more than three public company boards, including that of his or her own company, and other Directors should not serve on more than six public company boards. In order not to disrupt existing affiliations with other boards, a Director may maintain current positions, even if the number of those positions exceed these limits, unless the Board determines that permitting the position to continue will impair the Director’s ability to serve on the Verizon Board. Directors are expected to advise the Corporate Governance and Policy Committee of any changes in their membership on other boards.

Retirement

A Director will retire from the Board at the Board meeting next following his or her 72nd birthday except that the Directors who would otherwise be required to retire in 2009 based on this provision will retire from the Board at the 2011 Annual Meeting of Shareholders.

Former CEO

The CEO will resign from the Board effective when he or she no longer serves as CEO.

Compensation

The Human Resources Committee periodically reviews and determines Director compensation and benefits. The Committee determines compensation based on a review of comparable companies, alignment with the interests of shareholders and the advice of independent advisors.

Stock Ownership

Directors are encouraged to hold at least 5,000 shares of Verizon stock that may be acquired over a period of up to five years. Shares held by the Director under any deferral plan are included in determining the number of shares held.

Business Conduct and Ethics

Directors are expected to act in compliance with these Guidelines, applicable laws and regulations, and the spirit of the Verizon Code of Business Conduct for employees. Employee Directors are also governed by Verizon’s Code of Business Conduct.

Conflicts of Interest.    A Director should avoid situations that result or appear to result in a conflict of interest with Verizon. A Director may be considered to have a conflict of interest if the Director’s interest interferes or appears to interfere in any material way with the interests of Verizon, including if:

♦

The Director, any Member of the Director’s Immediate Family, or any company with which any of them is associated as an officer, director, five percent or more owner, partner, employee or consultant (i) is a five percent or more owner of, or (ii) has any management interest in, any company that is in the same business as Verizon (“potential competitive interest”); or

♦	The Director offers gifts or other benefits to or solicits or receives gifts or other benefits from another entity as a result of his or her position with Verizon; or

♦	The Director has any other relationship that the Corporate Governance and Policy Committee believes is likely to result in a conflict of interest with Verizon.

A non-employee Director is expected to advise Verizon prior to acquiring or continuing any interest or entering into any transaction or relationship that may present a potential competitive interest. The Corporate Governance and Policy Committee, in consultation with the CEO and Chairman, will review and advise the Board as soon as practicable whether a conflict would be presented.

Corporate Opportunities.    A Director should not take advantage of an opportunity to engage in a business activity that properly belongs to Verizon, including any activity that is discovered as a result of the use of Verizon information or property or in connection with his or her service as a Director. A Director should not use Verizon information, property or his or her position with Verizon for personal gain.

Securities Transactions.    A Director should not trade, or enable any other person to trade, in Verizon’s securities or the securities of another company while aware of material non-public information.

Confidentiality.    Directors should maintain the confidentiality of information about Verizon and other entities which Verizon entrusts to them, except where the disclosure is authorized or required by law.

Fair Dealing.    Directors should act fairly in any dealings with the Corporation’s stakeholders, including customers, suppliers, competitors, employees and shareholders.

Waiver.    No waiver of any provision of the business conduct and ethics requirements for a Director, or of any provision of the Verizon Code of Business Conduct for a Verizon Senior Executive, may be granted without the approval of the Board of Directors. The Board is strongly predisposed against any such waivers. However, in order to approve any such waiver, the Board must affirmatively find that the waiver does not violate any applicable law or regulation and that the waiver is in the best interests of the Corporation. In the event the Board approves a waiver, it will ensure that the waiver and the Board’s rationale for granting the waiver are promptly disclosed, consistent with applicable legal and stock exchange requirements.

Verizon Senior Executives Serving on Outside Boards

A Verizon Senior Executive must obtain approval from the Corporate Governance and Policy Committee in advance of accepting any new membership on the Board of a public company. Verizon Senior Executives may not serve on the Board of more than two public companies other than Verizon.

A Verizon Senior Executive will not accept a new directorship with a company if the CEO or other executive officer of that company is serving as a Director of Verizon.

Shareholder Communications with Directors

If a shareholder wishes to communicate directly with the Board, a Committee of the Board or with an individual Director, he or she should send the communication to:

Verizon Communications Inc.

The Board of Directors [or Committee name or Director’s name, as appropriate]

140 West Street, 29th Floor

New York, New York 10007

Verizon will forward all shareholder correspondence about Verizon to the Board, Committee or individual Director(s).

Policy on Adoption of Shareholder Rights Plans

The Corporation does not currently have a shareholder rights plan, or “poison pill,” and the Board currently has no plans to adopt such a plan. However, if the Board is presented with a set of facts and circumstances which leads it to conclude that adopting a rights plan would be in the best interest of shareholders, it will seek prior shareholder approval unless the independent Directors, exercising their fiduciary duties, determine that such submission would not be in the best interests of shareholders under the circumstances. If any rights plan is adopted without prior shareholder approval, it will be presented to shareholders within one year or expire within one year without being renewed or replaced. Any plan adopted by the Board will also contain a “sunset” provision, providing that shareholders will have the opportunity to ratify or reject the plan every three years following the date of initial shareholder approval.

Shareholder Advisory Vote

Effective with the Corporation’s 2009 Annual Meeting of Shareholders, a management proposal related to executive compensation in the form approved by the Board of Directors will be submitted annually to shareholders for a non-binding vote.

Appendix B

Verizon Communications Inc. Long-Term Incentive Plan

VERIZON COMMUNICATIONS INC.

LONG-TERM INCENTIVE PLAN

As Amended and Restated

Article 1. Restatement, Objectives, and Duration

1.1 Restatement of the Plan.    Verizon Communications Inc., a Delaware corporation (hereinafter referred to as the “Company”), hereby amends and restates the Verizon Communications Long-Term Incentive Plan, as in effect on January 1, 2009. This amended and restated plan shall be known as the “2009 Verizon Communications Inc. Long-Term Incentive Plan” (hereinafter referred to as the “Plan”), as set forth in this document as amended from time to time. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, and Other Awards, including Stock Appreciation Rights.

The amended and restated Plan shall be effective on the date the Company’s shareholders first approve the Plan (the “Effective Date”), and shall remain in effect as provided in Section 1.3 hereof.

1.2 Objectives of the Plan.    The objectives of the Plan are to optimize the profitability and growth of the Company through long-term incentives that are consistent with the Company’s goals and that link the interests of Participants to those of the Company’s shareholders; to provide Participants with incentives for excellence in individual performance; to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants who make significant contributions to the Company’s success; and to allow Participants to share in the success of the Company.

1.3 Duration of the Plan.    The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Committee to amend or terminate the Plan at any time pursuant to Article 16 hereof, until all Shares subject to the Plan shall have been purchased, acquired, or forfeited, and all cash Awards shall have been paid or forfeited, pursuant to the Plan’s provisions. In no event, however, may an Award be granted more than ten (10) years after the Effective Date.

Article 2. Definitions

Whenever the following terms are used in the Plan, with their initial letter(s) capitalized, they shall have the meanings set forth below:

2.1	“Award” means, individually or collectively, a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, or Other Awards.

2.2	“Award Agreement” means an agreement entered into by the Company and a Participant, or another instrument prepared by the Company in lieu of such an agreement, setting forth the terms and conditions applicable to an Award pursuant to Article 10 hereof.

2.3	“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act, as amended from time to time, or any successor rule.

2.4	“Board” or “Board of Directors” means the Board of Directors of the Company.

2.5	“Change in Control” means a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred if:

(a)	Any Person becomes a Beneficial Owner of shares of one or more classes of stock of the Company representing twenty percent (20%) or more of the total voting power of the Company’s then outstanding voting stock; or
(b)	The Company and any Person consummate a merger, consolidation, reorganization, or other business combination; or
(c)	The Board adopts resolutions authorizing the liquidation or dissolution, or sale to any Person of all or substantially all of the assets, of the Company.

Notwithstanding the provisions of Section 2.5 (a), (b), and (c) hereof, a Change in Control shall not occur if:

(i) The Company’s voting stock outstanding immediately before the consummation of the transaction will represent no less than forty-five percent (45%) of the combined voting power entitled to vote for the election of directors of the surviving parent corporation immediately following the consummation of the transaction; and
(ii) Members of the Incumbent Board will constitute at least one-half of the board of directors of the surviving parent corporation; and
(iii) The Chief Executive Officer or co-Chief Executive Officer of the Company will be the chief executive officer or co-chief executive officer of the surviving parent corporation; and
(iv) The headquarters of the surviving parent corporation will be located in New York, New York.

For the purposes of this Section 2.5, “Person” means any corporation, partnership, firm, joint venture, association, individual, trust, or other entity, but does not include the Company or any of its wholly-owned or majority-owned subsidiaries, employee benefit plans, or related trusts; and “Incumbent Board” means those persons who either (A) have been members of the Board of Directors of the Company since January 1, 2009, or (B) are new Directors whose election by the Board of Directors or nomination for election by the shareholders of the Company was approved by a vote of at least three-fourths of the members of the Incumbent Board then in office who either were Directors described in clause (A) hereof or whose election or nomination for election was previously so approved, but shall not include any Director elected as a result of an actual or threatened solicitation of proxies by any Person.

2.6	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.7	“Committee” means the Human Resources Committee of the Board or any other committee appointed by the Board to administer the Plan and Awards to Participants who are Employees, as specified in Article 3 hereof.

2.8	“Company” means Verizon Communications Inc., a Delaware corporation, and any successor thereto as provided in Article 18 hereof.

2.9	“Director” means any individual who is a member of the Board.

2.10	“Effective Date” shall have the meaning ascribed to such term in Section 1.1 hereof.

2.11	“Employee” means any employee of the Company or of a Subsidiary. Directors who are employed by the Company or by a Subsidiary shall be considered Employees under the Plan.

2.12	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute.

2.13	“Fair Market Value” means the closing price of Shares on the principal securities exchange on which the Shares are traded or, if there are no such sales on the relevant date, then the closing price of Shares on the date or dates that the Committee determines, in its sole discretion, to be appropriate for purposes of valuation.

2.14	“Freestanding SAR” means an SAR that is granted independently of any Option, as described in Sections 9.2 through 9.6 hereof.

2.15	“Incentive Stock Option” or “ISO” means an Option that is designated by the Committee as an Incentive Stock Option.

2.16	“Insider” means an individual who is, on the relevant date, subject to the reporting requirements of Section 16(a) of the Exchange Act.

2.17	“Non-Employee Director” means (a) a Director who is not an Employee or (b) a member of the board of directors (or comparable governing body) of a Subsidiary who is not an Employee.

2.18	“Nonqualified Stock Option” or “NQSO” means an Option that is not designated by the Committee as an Incentive Stock Option.

2.19	“Option” means an Incentive Stock Option or a Nonqualified Stock Option granted pursuant to Article 6 hereof.

2.20	“Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option, as provided in Section 6.2 hereof.

2.21	“Other Award” means an Award granted to a Participant pursuant to Article 9 hereof.

2.22	“Participant” means an Employee or Non-Employee Director who has been selected to receive an Award or who holds an outstanding Award.

2.23	“Performance-Based Exception” means the performance-based exception from the tax deductibility limitation imposed by Code Section 162(m)(4)(C) and the Treasury regulations thereunder.

2.24	“Performance Period” means the period during which performance goals must be met for purposes of Article 8 hereof.

2.25	“Performance Share” means an Award granted pursuant to Article 8 hereof, which, on the date of grant, shall have a value equal to the Fair Market Value of a Share on that date.

2.26	“Performance Unit” means an Award granted pursuant to Article 8 hereof, which shall have an initial value established by the Committee on the date of grant.

2.27	“Plan” means the 2009 Verizon Communication Inc. Long-Term Incentive Plan as set forth herein and as it may be amended from time to time.

2.28	“Restricted Stock” means an Award granted pursuant to Section 7.1 hereof.

2.29	“Restricted Stock Unit” means an Award granted pursuant to Section 7.5 hereof.

2.30	“Restriction Period” means the period during which the transfer of Shares of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance goals, or the occurrence of other events determined by the Committee in its discretion), and the Shares are subject to a substantial risk of forfeiture, as provided in Article 7 hereof.

2.31	“Share” means a share of common stock of the Company.

2.32	“Share Pool” means the number of Shares available under Section 4.1 hereof, as adjusted pursuant to Sections 4.2 and 4.3 hereof.

2.33	“Stock Appreciation Right” or “SAR” means an Award, granted either alone or in connection with a related Option, pursuant to the terms of Sections 9.2 through 9.6 hereof.

2.34	“Subsidiary” means (a) a corporation, partnership, joint venture, or other entity in which the Company has an ownership interest of at least fifty percent (50%), and (b) any corporation, partnership, joint venture, or other entity in which the Company holds an ownership interest of less than fifty percent (50%) but which, in the discretion of the Committee, is treated as a Subsidiary for purposes of the Plan.

2.35	“Tandem SAR” means an SAR granted with respect to a Share pursuant to Sections 9.2 through 9.6 hereof in connection with a related Option, under which (a) the exercise of the SAR with respect to the Share shall cancel the right to purchase such Share under the related Option and (b) the purchase of the Share under the related Option shall cancel the right to exercise the SAR with respect to such Share.

Article 3. Administration

3.1 General.    Except as otherwise determined by the Board in its discretion, the Plan shall be administered by the Committee, which shall consist exclusively of two (2) or more nonemployee directors within the meaning of the rules promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act who also qualify as outside directors within the meaning of Code Section 162(m) and the related regulations under the Code. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board. The Committee shall have the authority to delegate administrative duties, including the authority to respond to and decide claims or appeals under the Plan and to interpret the Plan terms, to the Executive Vice President-Human Resources of the Company. The Committee may not delegate its authority with respect to (a) non-ministerial actions with respect to Insiders; (b) non-ministerial actions with respect to Awards that are intended to qualify for the Performance-Based Exception; and (c) certifying that any performance goals and other material terms attributable to Awards intended to qualify for the Performance-Based Exception have been satisfied.

3.2 Authority of the Committee.    Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions hereof, the Committee shall have full power in its discretion to select Employees who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any Award Agreement or other agreement or instrument entered into or issued under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and (subject to the provisions of Article 16 hereof) amend the terms and conditions of any outstanding Award as provided in the Plan. Further, the Committee shall make all other determinations that may be necessary or advisable for the administration of the Plan. With respect to the Non-Employee Directors, the authority conferred by this Section 3.2 shall rest with the Corporate Governance and Policy Committee of the Board.

3.3 Decisions Binding.    All determinations and decisions made by the Committee or the Corporate Governance and Policy Committee of the Board pursuant to the provisions of the Plan and all related orders and resolutions of such committee shall be final, conclusive, and binding on all persons, including the Company, its shareholders, Directors, Non-Employee Directors, Employees, Participants, and their estates and beneficiaries.

3.4 Performance-Based Awards.    For purposes of the Plan, it shall be presumed, unless the Committee indicates to the contrary, that all Awards to Employees are intended to qualify for the Performance-Based Exception. If the Committee does not intend an Award to an Employee to qualify for the Performance-Based Exception, the Committee shall reflect its intent in its records in such manner as the Committee determines to be appropriate.

Article 4. Shares Subject to the Plan and Maximum Awards

4.1 Number of Shares Available for Grants.    Shares that may be issued pursuant to Awards may be either authorized and unissued Shares, or authorized and issued Shares held in the Company’s treasury, or any combination of the foregoing. Subject to adjustment as provided in Section 4.3 hereof, (a) there shall be reserved for issuance under Awards 115,000,000 Shares, (b) not more than 115,000,000 of such Shares may be used for Awards other than Options, and (c) not more than 115,000,000 of such Shares shall be available for issuance pursuant to the exercise of Incentive Stock Options. Shares covered by Awards that are canceled or forfeited may be reused to make Awards. The maximum aggregate number of Shares with respect to which Awards may be granted in a single calendar year to an individual Participant may not exceed the lesser of (i) one-half of one percent of the total number of Shares that are issued and outstanding on the Effective Date or (ii) 13,500,000 Shares.

4.2 Share Pool Adjustments.    (a) The following Awards and payouts shall reduce, on a Share-for Share basis, the number of Shares available for issuance under the Share Pool:

1)	An Award of an Option;
2)	An Award of an SAR (except a Tandem SAR);
3)	An Award of Restricted Stock;
4)	An Award of a Restricted Stock Unit payable in Shares;
5)	An Award of a Performance Share;
6)	An Award of a Performance Unit payable in Shares; and
7)	Other Awards payable in Shares.

b) The following transactions shall restore, on a one-for-one basis, the number of Shares available for issuance under the Share Pool:

(1)	A payout of an SAR, Tandem SAR, Restricted Stock Award, or Restricted Stock Unit in the form of cash, or a payout of Performance Units, Performance Shares, or Other Award in the form of cash (if originally awarded in Shares);
(2)	A cancellation, termination, expiration, or forfeiture for any reason (with the exception of the termination of a Tandem SAR upon exercise of the related Option, or the termination of a related Option upon exercise of the corresponding Tandem SAR) of any Award payable in Shares or Shares subject to an Award; and
(3)	Payment of an Option Price or tax withholding obligation with previously acquired Shares or by withholding Shares that otherwise would be acquired on exercise (i.e., the Share Pool shall be increased by the number of Shares turned in or withheld as payment of the Option Price or tax withholding obligation).

4.3 Required Adjustments in Authorized Shares.    In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of Shares available for grants under Section 4.1 hereof, in the number and class of and/or price of Shares subject to outstanding Awards, and in the per-Participant Award limit set forth in Section 4.1 hereof, as determined to be appropriate and equitable by the Committee, to prevent dilution or enlargement of the benefits available under the Plan and of the rights of Participants; provided that the number of Shares subject to any Award shall always be a whole number. In a stock-for-stock acquisition of the Company, the Committee may, in its discretion, substitute securities of another issuer for any Shares subject to outstanding Awards.

Article 5. Eligibility and Participation

5.1 Eligibility.    All Employees and Non-Employee Directors are eligible to participate in the Plan.

5.2 Actual Participation.    Subject to the provisions of the Plan, the Committee may, from time to time, select from all Employees those to whom Awards shall be granted and shall determine the nature and size of each Award. The Corporate Governance and Policy Committee of the Board shall determine the Awards to be granted to the Non-Employee Directors in accordance with the Company’s compensation program for Non-Employee Directors.

Article 6. Stock Options

6.1 Grant of Options.    Subject to the terms of the Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee.

6.2 Option Price.    The Option Price under each Option will not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted. The Committee may not reprice a previously granted Option.

6.3 Term of Options.    Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided that no Option shall be exercisable after the tenth (10th) anniversary of its date of grant.

6.4 Exercise of Options.    Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant. Options shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

6.5 Payment.    When an Option is exercised, the Option Price shall be payable to the Company in full either:

(a)	In cash or its equivalent; or
(b)	By tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares that are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Option Price); or
(c)	By a combination of (a) and (b).

The Committee also may allow broker-assisted exercise as permitted under Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, or by any other means that the Committee determines to be consistent with the Plan’s purpose and applicable law.

Subject to any governing rules or regulations, as soon as practicable after receipt of a written notification of exercise and full payment of the Option Price, the Company shall deliver to the Participant, in the Participant’s name (or, at the direction of the Participant, jointly in the names of the Participant and the Participant’s spouse), one or more Share certificates for the Shares purchased under the Option(s).

6.6 Limitations on ISOs.    Notwithstanding anything in the Plan to the contrary, to the extent required from time to time by the Code and/or applicable regulations, the following additional provisions shall apply to the grant of Options that are intended to qualify as ISOs:

(a)	Fair Market Value Limitation. The aggregate Fair Market Value (determined as of the date the ISO is granted) of the Shares with respect to which ISOs are exercisable for the first time by any Participant during any calendar year (under all plans of the Company (or any parent or subsidiary corporation within the meaning of Code Section 424) shall not exceed one hundred thousand dollars ($100,000) or such other amount as may subsequently be specified by the Code and/or applicable regulations; provided that, to the extent that such limitation is exceeded, any Options on Shares with a Fair Market Value in excess of such amount shall be deemed to be NQSOs.
(b)	Code Section 422. ISOs shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain or be deemed to contain all provisions required in order to qualify as ISOs. Moreover, all ISOs must be granted within ten (10) years from the earlier of the date on which the Plan was adopted by the Board or the date the Plan was approved by shareholders.

Article 7. Restricted Stock and Restricted Stock Units

7.1 Grant of Restricted Stock.    Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Participants in such amounts and upon such terms as the Committee shall determine.

7.2 Restrictions.    (a) Subject to Article 11 hereof, the Committee shall impose such conditions and/or restrictions on any Shares of Restricted Stock as the Committee may determine including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, restrictions based upon the achievement of specific performance goals (Company-wide, divisional, and/or individual), time-based restrictions on vesting following the attainment of the performance goals, and/or restrictions under applicable federal or state securities laws.

(b) The Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.

(c) Except as otherwise provided in this Article 7, Shares of Restricted Stock that have not yet been forfeited or canceled shall become freely transferable (subject to any restrictions under applicable securities laws) by the Participant after the last day of the applicable Restriction Period.

7.3 Voting Rights.    Participants holding Shares of Restricted Stock may be granted full voting rights with respect to those Shares during the Restriction Period.

7.4 Dividends and Other Distributions.    During the Restriction Period, Participants holding Shares of Restricted Stock may be credited with regular cash dividends paid with respect to such Shares while they are so held. The Committee may apply any restrictions to the dividends that the Committee deems appropriate. Without limiting the generality of the preceding sentence, if the grant or vesting of Restricted Stock is designed to comply with the requirements of the Performance-Based Exception, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Restricted Stock, so that the dividends and/or the Restricted Stock shall be eligible for the Performance-Based Exception.

7.5 Restricted Stock Units.    In lieu of or in addition to any Awards of Restricted Stock, the Committee may grant Restricted Stock Units to any Participant, subject to the terms and conditions of this Article 7 being applied to such Awards as if those Awards were for Restricted Stock and subject to such other terms and conditions as the Committee may determine. Each Restricted Stock Unit shall have an initial value that is at least equal to the Fair Market Value of a Share on the date of grant. Restricted Stock Units may be paid at such time as the Committee may determine in its discretion, and payments may be made in a lump sum or in installments, in cash, Shares, or a combination thereof, as determined by the Committee in its discretion, but no later than 2-1/2 months after the Plan Year following the year in which the Restriction Period ends.

Article 8. Performance Units and Performance Shares

8.1 Grant of Performance Units/Shares.    Subject to the terms of the Plan, Performance Units, and/or Performance Shares may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

8.2 Value of Performance Units/Shares.    Each Performance Unit shall have an initial value that will not be less than the Fair Market Value of a Share on the date of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Committee shall set performance goals in its discretion that, depending on the extent to which they are met, shall determine the number and/or value of Performance Units/Shares that shall be paid out to the Participant.

8.3 Earning of Performance Units/Shares.    Subject to the terms of the Plan, after the applicable Performance Period has ended, the holder of Performance Units/Shares shall be entitled to receive payout with respect to the number and value of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

8.4 Form and Timing of Payment of Performance Units/Shares.    (a) Unless the Committee determines otherwise in its discretion, payment of earned Performance Units/Shares shall be made in a single lump sum following the close of the applicable Performance Period and no later than 2-1/2 months after the Plan Year following the year in which the Performance Period ends. Subject to the terms of the Plan, the Committee, in its discretion, may direct that earned Performance Units/Shares be paid in the form of cash or Shares (or in a combination thereof) that have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares on the last trading day immediately before the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions deemed appropriate by the Committee.

(b) At the discretion of the Committee, Participants may be entitled to receive any dividends declared with respect to Shares that have been earned in connection with grants of Performance Units and/or Performance Shares that have been earned, but not yet distributed to Participants; such dividends shall be subject to the same accrual, forfeiture, and payout restrictions as apply to dividends earned with respect to Shares of Restricted Stock set forth in Section 7.4 hereof. In addition, Participants may, at the discretion of the Committee, be entitled to exercise voting rights with respect to such Shares.

Article 9. Other Awards

9.1 In General.    Subject to the terms of the Plan, the Committee may grant any types of Awards other than those that are specifically set forth in Articles 6 through 8 hereof, including, but not limited to, SARs and the payment of Shares in lieu of cash under any Company incentive bonus plan or program. Subject to the terms of the Plan, including the remaining provisions of this Article 9, the Committee, in its sole discretion, shall determine the terms and conditions of such Other Awards.

9.2 Grant of SARs.    Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SAR. The Committee may not reprice a previously granted SAR or Tandem SAR.

The Committee shall have complete discretion in determining the number of SARs granted to each Participant (subject to Article 4 hereof) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.

The grant price of a Freestanding SAR shall be equal to no less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant of the SAR. The grant price of Tandem SARs shall equal the Option Price of the related Option.

9.3 Exercise of Tandem SARs.    Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

Notwithstanding any other provision of the Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (a) the Tandem SAR shall expire no later than the expiration of the ISO; (b) the value of the payout with respect to the Tandem SAR shall not exceed the excess of the Fair Market Value of the Shares subject to the ISO at the time the Tandem SAR is exercised over the Option Price under the ISO; and (c) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Option Price of the ISO.

9.4 Exercise of Freestanding SARs.    Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its discretion, imposes upon them, subject, however, to the terms of the Plan.

9.5 Term of SARs.    The term of an SAR shall be determined by the Committee, in its discretion; provided that such term shall not exceed ten (10) years.

9.6 Payment of SAR Amount.    Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)	The excess of the Fair Market Value of a Share on the date of exercise over the grant price, by
(b)	The number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent Fair Market Value, or in some combination thereof.

Article 10. Award Agreements

10.1 In General.    Each Award shall be evidenced by an Award Agreement that shall include such provisions as the Committee shall determine and that shall specify:

(a)	In the case of an Option, the number of the Shares to which the Option pertains, the Option Price, the term of the Option, the schedule on which the Option becomes exercisable, and whether the Option is intended to be an ISO or an NQSO;
(b)	In the case of Restricted Stock or Restricted Stock Units, the number of Shares of Restricted Stock or Restricted Stock Units granted, the applicable restrictions, and the Restriction Period(s);
(c)	In the case of Performance Units or Performance Shares, the number of Performance Units or Performance Shares granted, the initial value of a Performance Unit (if applicable), and the performance goals; and
(d)	In the case of an SAR, the number of Shares to which the SAR pertains, the grant price, the term of the SAR, the schedule on which the SAR becomes exercisable, and whether the SAR is a Freestanding SAR or a Tandem SAR.

10.2 Severance from Service.    Each Award Agreement shall set forth the extent to which the Participant shall have rights, if any, under the Award following the Participant’s severance from service with the Company and its Subsidiaries. The Award Agreement may make distinctions based on the reason for the Participant’s severance from service and may contain obligations that apply beyond the term of the Award Agreement.

10.3 Restrictions on Transferability.    Subject to the provisions of the Plan, in the case of an ISO (and in the case of any other Award), a Participant’s Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and shall be exercisable during the Participant’s lifetime only by the Participant.

10.4 Uniformity Not Required.    The provisions of the Award Agreements need not be uniform among all Awards, among all Awards of the same type, among all Awards granted to the same Participant, or among all Awards granted at the same time.

Article 11. Performance Measures

Unless and until the Company’s shareholders approve a change in the general performance measures set forth in this Article 11, the attainment of which may determine the degree of payout and/or vesting with respect to Awards that are designed to qualify for the Performance-Based Exception, the performance measure(s) to be used for purposes of such grants may be measured at the Company level, at a subsidiary level, or at an operating unit level, and shall be chosen from among:

(a)	Income measures (including, but not limited to, gross profit, operating income, earnings before or after taxes, or earnings per share);
(b)	Return measures (including, but not limited to, return on assets, investment, equity, or sales);
(c)	Cash flow return on investments, which equals net cash flows divided by owners’ equity;
(d)	Gross revenues;
(e)	Market value added;
(f)	Economic value added; and
(g)	Share price (including, but not limited to, growth measures and total shareholder return, or relative growth measures and relative total shareholder return).

The Committee shall have the discretion to adjust the determinations of the degree of attainment of the preestablished performance goals; provided that Awards that are designed to qualify for the Performance-Based Exception may not be adjusted upward (although the Committee shall retain the discretion to adjust such Awards downward).

In the case of any Award that is granted subject to the condition that a specified performance measure be achieved, no payment under such Award shall be made prior to the time that the Committee certifies in writing that the performance measure has been achieved. For this purpose, approved minutes of the Committee meeting at which the certification is made shall be treated as a written certification. No such certification is required, however, in the case of an Award that is based solely on an increase in the value of a Share from the date such Award was made.

Article 12. Beneficiary Designation

Each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of the Participant’s death before the Participant receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant with respect to such benefit, shall be in a form prescribed by the Company, and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, any benefits remaining unpaid under the Plan at the Participant’s death shall be paid to the Participant’s estate unless otherwise provided in the Award Agreement.

Article 13. Deferrals

Pursuant to the applicable requirements of Section 409A of the Code, the Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due pursuant to the lapse or waiver of restrictions with respect to Restricted Stock or Restricted Stock Units, the satisfaction of any requirements or goals with respect to Performance Units/Shares, or in connection with any Other Awards. If any such deferral is required or permitted, the Committee shall establish rules and procedures for such deferrals in compliance with the requirements of Section 409A of the Code.

Article 14. No Right to Employment or Participation

14.1 Employment.    The Plan shall not interfere with or limit in any way the right of the Company or of any Subsidiary to terminate any Employee’s employment at any time, and the Plan shall not confer upon any Employee the right to continue in the employ of the Company or of any Subsidiary.

14.2 Participation.    No Employee or Non-Employee Director shall have the right to be selected to receive an Award or, having been so selected, to be selected to receive a future Award.

Article 15. Change in Control

No outstanding Awards that have been granted after the Effective Date of this amended and restated Plan shall vest or become immediately payable or exercisable merely upon the occurrence of a Change in Control. However, if within twelve (12) months following the occurrence of a Change in Control, a Participant is involuntarily terminated without “Cause” or is deemed to have separated from service as the result of a “Good Reason”, then all outstanding Options and SARs shall become immediately exercisable, and any restriction periods and other restrictions imposed on then-outstanding Awards shall lapse and will be paid at their targeted award level. Notwithstanding the foregoing, such Awards shall not become payable until their regularly scheduled time as specified under the terms and conditions of the applicable Award Agreement, except that, to the extent an Award is exempt from Section 409A of the Code under the ‘short-term deferral rule,” payment shall not be later than 2-1/2 months after the year in which it is no longer subject to a substantial risk of forfeiture. Both “Cause” and “Good Reason” shall be as defined in the applicable Award Agreement.

Article 16. Amendment, Modification, and Termination

16.1 Amendment, Modification, and Termination.    Subject to the terms of the Plan, the Committee may at any time and from time to time, alter, amend, suspend, or terminate the Plan in whole or in part; provided that unless the Committee specifically provides otherwise, any revision or amendment that would cause the Plan to fail to comply with any requirement of applicable law, regulation, or rule if such amendment were not approved by the shareholders of the Company shall not be effective unless and until shareholder approval is obtained.

16.2 Awards Previously Granted.    After the termination of the Plan, any previously granted Award shall remain in effect and shall continue to be governed by the terms of the Plan, the Award, and any applicable Award Agreement. All Awards previously granted under the Plan prior to the Effective Date specified herein shall be governed by the terms and conditions of the Plan as in effect at such time, provided that all Plan provisions referencing Section 409A of the Code shall apply to all Awards subject to 409A of the Code.

Article 17. Withholding

17.1 Tax Withholding.    The Company and its Subsidiaries shall have the power and the right to deduct or withhold, or to require a Participant to remit to the Company or to a Subsidiary, an amount that the Company or a Subsidiary reasonably determines to be required to comply with federal, state, local, or foreign tax withholding requirements.

17.2 Share Withholding.    With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising as a result of Awards granted hereunder, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory withholding tax that could be imposed on the transaction. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its discretion, deems appropriate.

Article 18. Successors

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 19. Legal Construction

19.1 Gender and Number.    Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; any feminine term used herein also shall include the masculine; and the plural shall include the singular and the singular shall include the plural.

19.2 Severability.    If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

19.3 Requirements of Law.    The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. In addition, the Plan will be interpreted and construed in favor of meeting the applicable requirements of Code Section 409A. The Committee, in its reasonable discretion, may amend the Plan (including retroactively) in any manner to conform with Section 409A of the Code. Except for the Company’s obligations to withhold taxes, the Company will have no obligation relating to any tax or penalty applicable to any person as a result of participation in the Plan.

19.4 Governing Law.    The Plan shall be construed in accordance with and governed by the laws of the State of Delaware (without regard to the legislative or judicial conflict of laws rules of any state), except to the extent superseded by federal law.

Appendix C

Verizon Communications Inc. Short-Term Incentive Plan

VERIZON COMMUNICATIONS INC.

SHORT-TERM INCENTIVE PLAN

As Amended and Restated

Article 1. Restatement, Objectives, and Duration

1.1 Restatement of the Plan.    Verizon Communications Inc., a Delaware corporation (the “Company”), hereby amends and restates the Verizon Communications Inc. Short-Term Incentive Plan (the “Plan”), as in effect on January 1, 2009. This amended and restated Plan is set forth herein and may be amended from time to time.

The amended and restated Plan shall become effective as of the date the Company’s shareholders first approve the Plan (the “Effective Date”), and shall remain in effect as provided in Section 1.3 hereof.

1.2 Objectives of the Plan.    The primary objective of the Plan is to facilitate the Company’s ability to achieve its short-term financial and operating goals by offering key Employees annual incentives. Under the Plan, Awards are made based on Participants’ achievement of key goals at the corporate, business unit, and/or individual level.

1.3 Duration of the Plan.    The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Committee to amend or terminate the Plan at any time pursuant to Article 10 hereof, until the close of business on the date of the Company’s annual meeting of shareholders in the year 2019, at which time the right to grant Awards under the Plan shall terminate.

Article 2. Definitions

Whenever the following terms are used in the Plan, with their initial letter(s) capitalized, they shall have the meanings set forth below:

2.1	“Average Common Shareholders’ Equity” means the sum of month-end common shareholders’ equity, which is attributable to Verizon, determined in accordance with generally accepted accounting principles for the period from December 31 of the preceding Plan Year to December 31 of the current Plan Year, divided by thirteen (13). Common shareholders’ equity, which is attributable to Verizon, shall be adjusted to exclude the after-tax effect of (a) costs, gains and losses from business combinations, (b) gains and losses from discontinued operations (including gains and losses on disposal of a line of business or class of customer), (c) gains and losses from changes in accounting principles, (d) extraordinary gains and losses and impairments, (e) restructuring charges, and (f) gains and losses from changes in tax law.

2.2	“Award” means an award described in Article 5 hereof.

2.3	“Award Pool” means, with respect to a Plan Year, five percent (5%) of CNI for the Plan Year, disregarding any CNI in excess of $5 billion.

2.4	“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act, as amended from time to time, or any successor rule.

2.5	“Board” or “Board of Directors” means the Board of Directors of the Company.

2.6	“Change in Control” means a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred if:

(a)	Any Person becomes a Beneficial Owner of shares of one or more classes of stock of the Company representing twenty percent (20%) or more of the total voting power of the Company’s then outstanding voting stock; or
(b)	The Company and any Person consummate a merger, consolidation, reorganization, or other business combination; or
(c)	The Board adopts resolutions authorizing the liquidation or dissolution, or sale to any Person of all or substantially all of the assets, of the Company.

Notwithstanding the provisions of Section 2.6(a), (b), and (c) hereof, a Change in Control shall not occur if:

(i)	The Company’s voting stock outstanding immediately before the consummation of the transaction will represent no less than forty-five percent (45%) of the combined voting power entitled to vote for the election of directors of the surviving parent corporation immediately following the consummation of the transaction; and
(ii)	Members of the Incumbent Board will constitute at least one-half of the board of directors of the surviving parent corporation; and
(iii)	The Chief Executive Officer or co-Chief Executive Officer of the Company will be the chief executive officer or co-chief executive officer of the surviving parent corporation; and
(iv)	The headquarters of the surviving parent corporation will be located in New York, New York.

For the purposes of this Section 2.6, “Person” means any corporation, partnership, firm, joint venture, association, individual, trust, or other entity, but does not include the Company or any of its wholly-owned or majority-owned subsidiaries, employee benefit plans, or related trusts; and “Incumbent Board” means those persons who either (A) have been members of the Board of Directors of the Company since January 1, 2009, or (B) are new Directors whose election by the Board of Directors or nomination for election by the shareholders of the Company was approved by a vote of at least three-fourths of the members of the Incumbent Board then in office who either were Directors described in clause (A) hereof or whose election or nomination for election was previously so approved, but shall not include any Director elected as a result of an actual or threatened solicitation of proxies by any Person.

2.7	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.8	“Committee” means the Human Resources Committee of the Board or any other committee appointed by the Board to administer the Plan and Awards to Participants hereunder, as specified in Article 3 hereof.

2.9	“Company” means Verizon Communications Inc., a Delaware corporation, and any successor thereto as provided in Article 12 hereof.

2.10	“Consolidated Net Income” or “CNI” means the Company’s net income, which is attributable to Verizon, as reported in the Company’s annual consolidated financial statements for the Plan Year, adjusted to exclude the after-tax effect of (a) costs, gains and losses from business combinations, (b) gains and losses from discontinued operations (including gains and losses on disposal of a line of business or class of customer), (c) gains and losses from changes in accounting principles, (d) extraordinary gains and losses and impairments, (e) restructuring charges, and (f) gains and losses from changes in tax law.

2.11	“Director” means any individual who is a member of the Board.

2.12	“Effective Date” shall have the meaning ascribed to such term in Section 1.1 hereof.

2.13	“Employee” means any employee of the Company or of a Subsidiary. Directors who are employed by the Company or by a Subsidiary shall be considered Employees under the Plan.

2.14	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute.

2.15	“Insider” means an individual who is, on the relevant date, subject to the reporting requirements of Section 16(a) of the Exchange Act.

2.16	“Participant” means a key Employee at the senior management level who has been selected to receive an Award or who holds an outstanding Award.

2.17	“Performance-Based Exception” means the performance-based exception from the tax deductibility limitation imposed by Code Section 162(m)(4)(C) and the Treasury regulations thereunder.

2.18	“Plan” means the Verizon Communications Inc. Short-Term Incentive Plan, as set forth herein and as it may be amended from time to time.

2.19	“Plan Year” means the calendar year.

2.20	“Return on Equity” or “ROE” means CNI divided by Average Common Shareholders’ Equity for the Company.

2.21	“Subsidiary” means (a) a corporation, partnership, joint venture, or other entity in which the Company has an ownership interest of at least fifty percent (50%), and (b) a corporation, partnership, joint venture, or other entity in which the Company holds an ownership interest of less than fifty percent (50%) but which, in the discretion of the Committee, is treated as a Subsidiary for purposes of the Plan.

Article 3. Administration

3.1 General.    Except as otherwise determined by the Board in its discretion, the Plan shall be administered by the Committee, which shall consist exclusively of two (2) or more nonemployee directors within the meaning of the rules promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act who also qualify as outside directors within the meaning of Code Section 162(m) and the related regulations under the Code. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board. The Committee shall have the authority to delegate administrative duties to officers or Directors of the Company; provided that the Committee may not delegate its authority with respect to (a) non-ministerial actions with respect to Insiders; (b) non-ministerial actions with respect to Awards that are intended to qualify for the Performance-Based Exception; and (c) certifying that any performance goals and other material terms attributable to Awards intended to qualify for the Performance-Based Exception have been satisfied.

3.2 Authority of the Committee.    Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions hereof, the Committee in its discretion shall select the key Employees who participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any Award, document, or instrument issued under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and (subject to the provisions of Article 10 hereof) amend the terms and conditions of any outstanding Award as provided in the Plan. Further, the Committee shall make all other determinations that may be necessary or advisable for the administration of the Plan.

3.3 Decisions Binding.    All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Committee shall be final, conclusive and binding on all persons, including the Company, its shareholders, Directors, Employees, Participants, and their estates and beneficiaries.

3.4 Performance-Based Awards.    For purposes of the Plan, it shall be presumed, unless the Committee indicates to the contrary, that all Awards are intended to qualify for the Performance-Based Exception. If the Committee does not intend an Award to qualify for the Performance-Based Exception, the Committee shall reflect its intent in its records in such manner as the Committee determines to be appropriate.

Article 4. Eligibility and Participation

4.1 Eligibility.    All key Employees at the senior management level are eligible to participate in the Plan.

4.2 Actual Participation.    Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees those to whom Awards shall be granted and shall determine the nature and amount of each Award.

Article 5. Awards

5.1 Grant of Awards.    All Awards under the Plan shall be granted upon terms approved by the Committee. However, no Award shall be inconsistent with the terms of the Plan or fail to satisfy the requirements of applicable law. Each Award shall relate to a designated Plan Year.

5.2 Contingent on ROE.    A payment shall be made with respect to an Award for a Plan Year only if the ROE for the Plan Year exceeds eight percent (8%).

5.3 Award Pool Limitation.    The sum of the Awards for a single Plan Year shall not exceed the amount in the Award Pool for that Plan Year.

5.4 Maximum Awards.    A Participant’s maximum Award for a Plan Year shall depend on the Participant’s annual base salary on the last day of the Plan Year in relation to the annual base salary of the other employees of the Company and the Subsidiaries, as determined in accordance with the following table (so that in the case of a Participant described in the left-hand column of the table, the maximum Award for a Plan Year shall be equal to the percentage of the Award Pool prescribed by the right-hand column of the table for that Plan Year):

Salary Position	Percentage of Award
Highest & 2nd highest paid	3.50%
3rd & 4th highest paid	2.50%
5th & 6th highest paid	1.25%
7th through 25th highest paid	.85%

For purposes of this Section 5.4, if two Participants have the same annual base salary, the Participant with the greater seniority shall be deemed to have the higher annual base salary. If a Participant’s base salary does not fall within one of the categories described in the foregoing table, the Participant’s maximum Award for the Plan Year shall be less than one-half of one percent (.50%) of the Award Pool for that Plan Year, as determined by the Committee. The total amount of the maximum Awards for any Plan Year shall not exceed one hundred percent (100%) of the Award Pool for that Plan Year.

5.5 Limitations on Committee Discretion. The Committee may reduce, but may not increase, any of the following:

(i)	the maximum Award for any Participant,
(ii)	the size of the Award Pool, and
(iii)	the CNI for a Plan Year.

5.6 Payment.    (a) Unless otherwise determined by the Committee, in its discretion, a Participant shall have no right to receive a payment under an Award for a Plan Year unless the Participant is employed by the Company or a Subsidiary at all times during the Plan Year.

(b) The Committee may, in its discretion, authorize payment to a Participant of less than the Participant’s maximum Award and may provide that a Participant shall not receive any payment with respect to an Award. In exercising its discretion, the Committee shall take into account such factors as it considers appropriate. The Committee’s decision shall be final and binding upon any person claiming a right to a payment under the Plan.

(c) Payments of Awards shall be in cash and shall be made on a date prescribed by the Committee, unless the Participant has elected to defer, subject to Section 409A of the Code, payment in accordance with the rules and regulations of the deferral plan in which the Participant is eligible for. In no event shall payment of an Award be made later than March 15 following the Plan Year to which such Award relates.

Article 6. Beneficiary Designation

Each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of the Participant’s death before the Participant receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant with respect to such benefit, shall be in a form prescribed by the Company, and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, any benefits remaining unpaid under the Plan at the Participant’s death shall be paid to the Participant’s estate.

Article 7. Deferrals

The Committee may permit or require a Participant to defer such Participant’s receipt of the payment of cash that would otherwise be due to such Participant in connection with any Awards. If any such deferral is required or permitted, it shall be in accordance with the rules and regulations of the deferral plan for which the Participant is eligible or, if no such plan exists, in accordance with the rules and regulations established by the Committee. In addition, a deferral election shall be effective only if it complies with Section 409A of the Code.

Article 8. No Right to Employment or Participation

8.1 Employment.    The Plan shall not interfere with or limit in any way the right of the Company or of any Subsidiary to terminate any Participant’s employment at any time, and the Plan shall not confer upon any Participant the right to continue in the employ of the Company or of any Subsidiary.

8.2 Participation.    No Employee shall have the right to be selected to receive an Award or, having been so selected, to be selected to receive a future Award.

Article 9. Change in Control

(a) Notwithstanding any contrary terms, conditions, or provisions of the Plan or any Award, upon a Change in Control, all then-outstanding Awards (determined on the basis of the assumption that the relevant performance targets have been achieved) under the Plan shall become immediately nonforfeitable and payable at the normal payment date established by the Committee before the Change in Control, and any provision requiring a Participant to be employed on the last day of the Plan Year in order to receive an Award shall be waived. If the Participant’s Award is based on a performance percentage, his Award for the Plan Year in which a Change in Control occurs and for any earlier Plan Year for which the Participant’s Award has not been determined at the time the Change in Control occurs shall be determined by using a performance percentage that is not less than the Participant’s target Award under the Plan for the Plan Year immediately preceding the year in which the Change in Control occurs.

(b) Upon or after a Change in Control, the Committee may not under any circumstances change any determination of the basis on which any previously granted Awards shall be measured or paid or change any other terms, conditions or provisions affecting any previously granted Awards, if the change would reduce or adversely affect the Award or the Participant’s rights thereto.

Any such action by the Committee shall be conclusive and binding on the Company, Participants, beneficiaries, and all other parties.

Article 10. Amendment, Modification, and Termination

10.1 Amendment, Modification, and Termination.    Subject to the terms of the Plan, the Committee may at any time and from time to time, alter, amend, suspend, or terminate the Plan in whole or in part; provided that unless the Committee specifically provides otherwise, any revision or amendment that would cause the Plan to fail to comply with any requirement of applicable law, regulation, or rule if such amendment were not approved by the shareholders of the Company shall not be effective unless and until shareholder approval is obtained.

10.2 Certain Extraordinary or Nonrecurring Events.    The Committee will make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of certain extraordinary gains and losses, impairments and nonrecurring events affecting the Company or the financial statements of the Company, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided that the Committee shall not be authorized to adjust an Award that the Committee intends to qualify for the Performance-Based Exception if such adjustment (or the authority to make such adjustment) would prevent the Award from qualifying for the Performance-Based Exception.

10.3 Awards Previously Granted.    Notwithstanding any other provision of the Plan to the contrary (but subject to Section 1.1 hereof), no termination, amendment, or modification of the Plan shall cause any previously granted Awards to be forfeited or change the time of payment in a manner that is not consistent with Section 409A of the Code. After the termination of the Plan, any previously granted Award shall remain in effect and shall continue to be governed by the terms of the Plan and the Award.

Article 11. Withholding

The Company and its Subsidiaries shall have the power and the right to deduct or withhold, or to require a Participant to remit to the Company or to a Subsidiary, an amount that the Company or a Subsidiary reasonably determines to be required to comply with federal, state, local, or foreign tax withholding requirements.

Article 12. Successors

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 13. Legal Construction

13.1 Gender and Number.    Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; any feminine term used herein also shall include the masculine; and the plural shall include the singular and the singular shall include the plural.

13.2 Severability.    If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

13.3 Requirements of Law.    The granting of Awards and any deferral of Awards under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies as may be required. In addition, the Plan will be interpreted and construed in favor of it meeting the applicable requirements of Section 409A of the Code. The Committee, in its reasonable discretion, may amend the Plan (including retroactively) in any manner to conform with Section 409A. Except for the Company’s obligation to withhold taxes, the Company will have no obligation relating to any tax or penalty applicable to any person as a result of participation in the Plan.

13.4 Governing Law.    The Plan and all Awards shall be construed in accordance with and governed by the laws of the State of Delaware (without regard to the legislative or judicial conflict of laws rules of any state), except to the extent superseded by federal law.

DIRECTIONS TO VERIZON COMMUNICATIONS INC.

ANNUAL MEETING OF SHAREHOLDERS

Hyatt Regency Louisville

320 West Jefferson Street

Louisville, Kentucky 40202

From Louisville International Airport and the South:  Take I-65 North to Louisville to the Brook Street Exit (exit 136B). At the bottom of the ramp stay on Brook Street until you come to Jefferson Street. Turn left on Jefferson Street, cross Third Street. The hotel motor lobby entrance will be immediately on your left.

From the Northwest:  Take I-64 East to Louisville to the Ninth Street Exit (exit 4). Take the first left onto Market Street. Go six blocks to Third Street and turn right. Go one block to Jefferson Street and turn right. The hotel motor lobby entrance will be immediately on your left.

From the East:  Take I-71 South to I-64 West to Louisville to the River Road/Third Street Exit (exit 5B). Go straight on Third Street to Jefferson Street. Turn right onto Jefferson Street. The hotel motor lobby entrance will be immediately on your left.

From the Northeast:  Take I-65 South to Louisville to the Jefferson Street Exit (exit 136C). Stay to the right when the exit splits. Proceed straight on Jefferson Street, cross Third Street. The hotel motor lobby entrance will be immediately on your left.

Parking is available in the Commonwealth Garage, which connects to the Hyatt Regency Louisville. The garage entrance is on Jefferson Street, between Third Street and Fourth Street. We will validate your parking ticket so that there will be no charge for parking.

verizon

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DESIGNATION (IF ANY)

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Electronic Voting Instructions

You can vote online or by telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy,you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Vote online

Go online, log in and go to www.envisionreports.com/VZ

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Follow the instructions provided by the recorded message.

Using an ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.X

Annual Meeting Proxy Card

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IF YOU ARE VOTING BY MAIL, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A The Board of Directors recommends a vote FOR:

1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain

01 - Richard L. Carrión 02 - M. Frances Keeth 03 - Robert W. Lane

04 - Sandra O. Moose 05 - Joseph Neubauer 06 - Donald T. Nicolaisen

07 - Thomas H. O’Brien 08 - Clarence Otis, Jr. 09 - Hugh B. Price

10 - Ivan G. Seidenberg 11 - John W. Snow 12 - John R. Stafford

For Against Abstain For Against Abstain

2. Ratification of Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm 3. Advisory Vote Related to Executive Compensation

4. Approval of Long-Term Incentive Plan 5. Approval of Short-Term Incentive Plan

B The Board of Directors recommends a vote AGAINST:

For Against Abstain For Against Abstain For Against Abstain

6. Prohibit Granting Stock Options 7. Shareholder Ability to Call Special Meeting 8. Separate Offices of Chairman and CEO

9. Cumulative Voting 10. Shareholder Approval of Benefits Paid After Death

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

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1 U P X

0 2 0 7 0 6 1

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<STOCK#> 01013I

Verizon Communications Inc. 2009 Annual Meeting Admission Ticket

May 7, 2009, 10:30 A.M. Local Time Hyatt Regency Louisville 320 West Jefferson Street Louisville, KY 40202

Upon arrival, please present this admission ticket at the registration desk.

DIRECTIONS TO VERIZON COMMUNICATIONS INC. ANNUAL MEETING OF SHAREHOLDERS

Hyatt Regency Louisville, 320 West Jefferson Street, Louisville, Kentucky 40202

From Louisville International Airport and the South: Take I-65 North to Louisville to the Brook Street Exit (exit 136B). At the bottom of the ramp stay on Brook Street until you come to Jefferson Street. Turn left on Jefferson Street, cross Third Street. The hotel motor lobby entrance will be immediately on your left.

From the Northwest: Take I-64 East to Louisville to the Ninth Street Exit (exit 4). Take the first left onto Market Street. Go six blocks to Third Street and turn right. Go one block to Jefferson Street and turn right. The hotel motor lobby entrance will be immediately on your left.

From the East: Take I-71 South to I-64 West to Louisville to the River Road/Third Street Exit (exit 5B). Go straight on Third Street to Jefferson Street. Turn right onto Jefferson Street. The hotel motor lobby entrance will be immediately on your left.

From the Northeast: Take I-65 South to Louisville to the Jefferson Street Exit (exit 136C). Stay to the right when the exit splits. Proceed straight on Jefferson Street, cross Third Street. The hotel motor lobby entrance will be immediately on your left.

Parking is available in the Commonwealth Garage, which connects to the Hyatt Regency Louisville. The garage entrance is on Jefferson Street, between Third Street and Fourth Street. We will validate your parking ticket so that there will be no charge for parking.

Your email address can now help save the environment. Vote online and register for electronic communications with the eTree® program and we will plant a tree on your behalf.

IF YOU ARE VOTING BY MAIL, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Notice of 2009 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors of Verizon Communications Inc. for the Annual Meeting of Shareholders, Thursday, May 7, 2009, 10:30 a.m.

Your signature on the reverse side of this card appoints I.G. Seidenberg and M. Drost, as proxies, with the powers you would have if you were personally present at the meeting. This includes full power of substitution to vote all the shares of Verizon common stock that you hold of record upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement, subject to any directions indicated on the reverse side of this card. If you do not indicate how your shares are to be voted, the proxies will vote for the election of the nominees for Director: Richard L. Carrión, M. Frances Keeth, Robert W. Lane, Sandra O. Moose, Joseph Neubauer, Donald T. Nicolaisen, Thomas H. O’Brien, Clarence Otis, Jr., Hugh B. Price, Ivan G. Seidenberg, John W. Snow and John R. Stafford; and in accordance with the Directors’ recommendations on the other matters listed on the reverse side of this card; and at their discretion on any other matter that may properly come before the meeting or any adjournment of the meeting.

This card also provides your instructions for voting any shares that you may hold in the Verizon Communications Direct Invest Plan. Also, if you own shares in any Verizon savings plan in the same name as shown on this card, this card provides instructions to the savings plan trustee for voting those shares. To allow sufficient time for the savings plan trustees to tabulate the vote of the savings plan shares, you must vote by telephone or online or return this proxy in the enclosed envelope so that it is received by May 4, 2009.

If you do not properly sign and return a proxy, vote by telephone or online or attend the meeting and vote by ballot, your shares cannot be voted. Unless the Verizon savings plan trustees receive your voting instructions by May 4, 2009, your shares in any of the Verizon employee savings plans will be voted as described in the Proxy Statement.

If you are voting by mail, please sign the reverse side and return this proxy in the enclosed envelope. Please sign exactly as the name(s) appear on this proxy. If stock is held jointly, each holder should sign. If you are signing as an attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give your full title. If you vote by telephone or online, please do not mail your card.